As filed with the Securities and Exchange Commission on May 11, 1999
                                                     Registration No. 333-74259
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               (Amendment No. 2)


                               FPB Financial Corp.
        ----------------------------------------------------------------
        (Name of Small Business Issuer in Its Articles of Incorporation)

      Louisiana                         6711                     72-1438784
----------------------       -------------------------       -------------------
(State or Jurisdiction           (Primary Standard            (I.R.S. Employer
   of Incorporation          Industrial Classification       Identification No.)
   or Organization)                 Code Number)

                             300 West Morris Street
                            Hammond, Louisiana 70403
                                 (504) 345-1880
          ------------------------------------------------------------
                        (Address and Telephone Number of
          Principal Executive Offices and Principal Place of Business)

                              Fritz W. Anderson, II
                      President and Chief Executive Officer
                               FPB Financial Corp.
                             300 West Morris Street
                            Hammond, Louisiana 70403
                                 (504) 345-1880
          ------------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:
     Gerald F. Heupel, Jr., Esq.                          Alan Schick, Esq.
       Raymond A. Tiernan, Esq.                          Luse Lehman Gorman
Elias, Matz, Tiernan & Herrick L.L.P.                  Pomerenk & Schick, P.C.
  734 15th Street, N.W., 12th Floor                  5335 Wisconsin Avenue, N.W.
       Washington, D.C. 20005                                 Suite 400
           (202) 347-0300                              Washington, D.C. 20015
                                                           (202) 274-2000

                              ---------------------

     Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

------------------------------------------------------------------------------------------------
Title of Each Class of                       Proposed Maximum   Proposed Maximum      Amount of
   Securities to be        Dollar Amount      Offering Price        Aggregate       Registration
      Registered         to be Registered        Per Share      Offering Price(1)        Fee
----------------------   -----------------   ----------------   -----------------   ------------
Common Stock, par        449,650 shares(2)        $10.00            $4,496,500       $1,250.03(3)
value $.01 per share
------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Includes shares that may be issued in the event of a 15% increase in the maximum size of the offering.
(3)  Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

PROSPECTUS

                               FPB FINANCIAL CORP.
              (Proposed holding company for Florida Parishes Bank)

                      Up to 391,000 Shares of Common Stock

     Florida Parishes Bank is converting from the mutual to the stock form of organization. As part of this conversion, FPB Financial Corp. is offering its shares of common stock. The Bank will become a subsidiary of FPB Financial Corp., a corporation we recently formed.

================================================================================
                              TERMS OF THE OFFERING

     We are offering a minimum of 289,000 shares and a maximum of 391,000 shares. The maximum can be increased by up to 15% to 449,650 shares with regulatory approval.

                                          Per Share               Total
                                       --------------   ------------------------
o Purchase price: minimum to
  maximum, as adjusted ..............      $10.00       $2,890,000 to $4,496,500
o Offering expenses, including
  underwriting discounts and
  commissions: minimum to maximum,
  as adjusted .......................  $1.25 to $ .80           $360,000
o Net proceeds: minimum to maximum,
  as adjusted .......................  $8.75 to $9.20   $2,530,000 to $4,136,500
================================================================================


     Please refer to "Risk Factors" beginning on page 7 of this document. An investment in the common stock is subject to various risks, including possible loss of principal.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


     We have applied to list the common stock on the Over-the-Counter Electronic Bulletin Board under the symbol "FPBF." The underwriter, Trident Securities, must sell the minimum amount of securities ($2,890,000 of common stock) if any are sold. The underwriter is required to only attempt to sell the maximum amount of securities offered ($3,910,000 of common stock).


     We have granted depositors and borrowers of Florida Parishes Bank as of certain dates the right to purchase our stock before we sell any shares to the general public. If you wish to exercise this right, we must receive your order no later than 12:00 noon, central time, on June __, 1999. We will offer any remaining shares in a community offering to persons who do not have these priority rights. We may terminate the community offering at any time without notice. We will place funds we receive for stock purchases in a separate savings account at Florida Parishes Bank, and we will pay interest at our passbook rate on those funds for the period the funds are held until we complete or terminate the offering.

                               TRIDENT SECURITIES

                                  May __, 1999

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Map of Our Market Area..................................................... iii
Questions and Answers About the Stock Offering.............................   1
Summary....................................................................   3
Risk Factors...............................................................   7
Selected Financial Data....................................................  13
Developments Through March 31, 1999........................................  15
Proposed Management Purchases..............................................  18
How Our Net Proceeds Will be Used..........................................  18
We Intend to Pay Quarterly Cash Dividends..................................  20
There May Be an Illiquid Market for Our Common Stock.......................  21
The Bank Meets All of Its Regulatory Capital Requirements..................  21
Our Capitalization.........................................................  23
Pro Forma Data.............................................................  25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations................................................  29
Business of FPB Financial Corp.............................................  40
Business of Florida Parishes Bank..........................................  40
Regulation.................................................................  56
Taxation...................................................................  64
Management.................................................................  69
The Conversion.............................................................  72
Restrictions on Acquisition of FPB Financial and Florida Parishes Bank.....  92
Description of Capital Stock of FPB Financial..............................  98
Experts....................................................................  99
Legal and Tax Opinions.....................................................  99
Additional Information.....................................................  99
Index to Financial Statements.............................................. 100


     The shares of common stock offered hereby are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

         [Map to be inserted which shows the State of Louisiana, with a highlight of Tangipahoa Parish showing Hammond, and also showing the cities of New Orleans and Baton Rouge]

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING


     The following are frequently asked questions. You should read this entire prospectus, including the Risk Factors beginning on page 1 and The Conversion beginning on page 22 , for more information.


Q.   HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND AT WHAT PRICE?

A. We are offering for sale up to 391,000 shares of common stock at a subscription price of $10.00 per share. We must sell at least 289,000 shares. If the appraised market value of the common stock changes due to market or financial conditions, then, without notice to you, we may be required to sell up to 449,650 shares.

Q. WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER TO PURCHASE THE STOCK?

A. There are many important factors for you to consider before making an investment decision. Therefore, you should read this entire prospectus before making your investment decision.

Q.   WILL DIVIDENDS BE PAID ON THE STOCK?


A. We intend to pay quarterly cash dividends of $.05 per share on our common stock. We expect to begin paying dividends following the first full quarter after the conversion.


Q.   WILL I BE ABLE TO SELL MY STOCK AFTER I PURCHASE IT?


A. We anticipate having our stock quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "FPBF." However, we expect the market for our stock will be limited. There can be no assurance that someone will want to buy your shares or that you will be able to sell them for more money than you originally paid. You should consider the possibility that you may be unable to easily sell our stock. There may also be a wide spread between the bid and asked price for our stock.


Q. WILL MY STOCK BE COVERED BY DEPOSIT INSURANCE OR GUARANTEED BY ANY GOVERNMENT AGENCY?

A. No. Unlike insured deposit accounts at Florida Parishes Bank, our stock will not be insured or guaranteed by the Federal Deposit Insurance Corporation, or FDIC, or any other government agency.



Q.   WHEN IS THE DEADLINE TO SUBSCRIBE FOR STOCK?

A. We must receive a properly signed order form with the required payment on or before 12:00 noon, central time, on June __, 1999.


Q.   CAN THE OFFERING BE EXTENDED?

A. If we do not receive sufficient orders, we can extend the offering beyond June __, 1999. We must complete any offering to general members of the public within 45 days after the close of the subscription offering, unless we receive regulatory approval to further extend the offering. No single extension can exceed 90 days, and the extensions may not go beyond June __, 2001.

Q.   HOW DO I PURCHASE THE STOCK?

A. First, you should read this prospectus. Then, complete and return the enclosed stock order and certification form, together with your payment. Subscription orders may be delivered in person to our office during regular banking hours, or by mail in the enclosed envelope marked STOCK ORDER RETURN. Subscription orders received after the subscription offering expiration date may be held for participation in any community offering. If the stock offering is not completed by ________, 1999 and is not extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be cancelled.

Q.   CAN I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?


A. No. After we receive your order form and payment, you may not cancel or modify your order. However, if we extend the offering beyond ____________, 1999, you will be able to change or cancel your order. If you cancel your order, you will receive a prompt refund plus interest.



Q.   HOW CAN I PAY FOR THE STOCK?

A.   You have three options: (1) pay cash if it is delivered to us in person;
     (2) send us a check or money order; or (3) authorize a withdrawal from your deposit account at Florida Parishes (without any penalty for early withdrawal). Please do not send cash in the mail.

Q.   WILL I RECEIVE INTEREST ON MY SUBSCRIPTION PAYMENT?

A. Subscriptions payments will be placed in an interest-bearing escrow account at Florida Parishes, and will earn interest at our passbook rate. Depositors who elect to pay by withdrawal will continue to receive interest on their accounts until the funds are withdrawn.

Q. CAN I SUBSCRIBE FOR SHARES USING FUNDS IN MY INDIVIDUAL RETIREMENT ACCOUNT OR IRA AT FLORIDA PARISHES?

A. You cannot purchase stock with your existing IRA at Florida Parishes. You may, however, establish a self-directed IRA with an outside trustee to subscribe for stock using your IRA funds. Please call our Stock Information Center (504-345-4082) to get more information. Please understand that the transfer of IRA funds takes time, so please make arrangements as soon as possible.




Q.   WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES OF STOCK TO FILL ALL ORDERS?

A. If there is an oversubscription, then you may not receive any or all of the shares you want to purchase.

Q.   WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE STOCK
     OFFERING?

A. For answers to other questions we encourage you to read this prospectus. Questions may also be directed to our Stock Information Center at 504-345-4082 Monday through Friday, between the hours of 9:00 a.m. and 4:30 p.m.

     To ensure that each person receives a Prospectus at least 48 hours prior to the expiration date of June __, 1999 in accordance with federal law, no Prospectus will be mailed any later than five days prior to June __, 1999 or hand delivered any later than two days prior to June __, 1999.

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of Florida Parishes Bank.

FPB Financial Corp.

     We formed FPB Financial Corp. in February 1999 as a Louisiana corporation. FPB Financial will be the holding company for Florida Parishes Bank following the conversion. FPB Financial is not an operating company and has not engaged in any significant business to date. Our executive offices are located at 300 West Morris Street, Hammond, Louisiana 70403, and our telephone number is (504) 345-1880.

Florida Parishes Bank

     Founded in 1922, we are a community and customer oriented federally chartered savings bank located in Hammond, Louisiana. Until February 1999, we wer known as Florida Parishes Homestead Association. We changed our name to Florida Parishes Bank when we converted to a federal mutual savings bank in February 1999.

     Our business consists principally of attracting deposits from the general public and using those funds to originate loans secured by one- to four-family residential loans and, to a lesser extent, consumer loans, construction loans, commercial real estate loans and land loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loans and other assets and our cost of funds, which consists of the interest we pay on deposits and borrowings. At December 31, 1998, we had total assets of $41.1 million, deposits of $34.1 million and total equity of $3.6 million.

Our Conversion to Stock Form

     The conversion is a series of transactions by which we will convert from our current status as a mutual savings bank to a stock savings bank. Following the conversion, we will retain our current name "Florida Parishes Bank," but we will be a subsidiary of FPB Financial. As a stock savings bank, we intend to continue to follow our same business strategies, and we will be subject to the regulation and supervision of the Office of Thrift Supervision, the Federal Deposit Insurance Commission and the Securities and Exchange Commission.

     As part of the conversion, we are offering between $2,890,000 and $3,910,000 of FPB Financial common stock. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to $4,496,500 without any further notice to you if market or financial conditions change before we complete the conversion.

     With the holding company structure, we will be able to plan and develop long-term growth opportunities and to access the capital markets more easily in the future. The offering will increase our capital and the amount of funds available to us for lending and investment. This will give us greater flexibility to diversify operations and expand into other geographic markets, if we choose to do so. In addition, we will be able to compensate our directors, officers and employees in the form of stock.

How We Determined the Price Per Share and the Offering Range

     The offering range is based on an independent appraisal of our pro forma market value following the conversion by Ferguson & Company, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is our estimated market value assuming the sale of shares in this offering. Ferguson & Company has estimated that in its opinion as of March 8, 1999, the value was between $2,890,000 and $3,910,000, with a midpoint of $3,400,000. The appraisal was based in part upon our financial condition and operations and the effect of the additional capital we will raise from the sale of common stock in this offering.

     Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, we are offering 289,000 shares, and at the maximum, as adjusted, of the offering range we are offering 449,650 shares. The appraisal will be updated before we complete the completion of the conversion. If the pro forma market value of the common stock at that time is either below $2,890,000 or above $4,496,500, we will notify you, and you will have the opportunity to modify or cancel your order. See "The Conversion - How We Determined the Price Per Share and the Offering Range" for a description of the factors and assumptions used in determining the stock price and offering range.

     Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer's "book value" and the ratio of the offering price to the issuer's annual net income. Ferguson & Company considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The ratio of the offering price to FPB Financial's pro forma book value ranges from 50.2% to 62.7%, and the offering price represents between 8.7 and 11.9 times FPB Financial's pro forma earnings for the year ended December 31, 1998. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.


     The peer group selected by Ferguson & Company had a price to book ratio of 106.8% and traded at 20.0 times the last 12 months earnings, which are higher than our ratios on a pro forma basis. Our independent appraiser determined that our value should be lower than the ratios for the peer group would suggest. Ferguson reduced our value due to the anticipated absence of an active market for our stock and because several other recently converted institutions, including an institution in our local market area, are still trading below their initial offering prices.


Use of Proceeds from the Sale of Our Common Stock

     We will use the net proceeds from the offering as follows:

     o 8% will be loaned to our employee stock ownership plan to fund its purchase of common stock

     o    50% will be invested in Florida Parishes Bank

     o 42% will be retained by FPB Financial for general corporate purposes and may be used to pay dividends to stockholders or to repurchase stock

     The proceeds to be invested in Florida Parishes Bank will be available for general corporate purposes, including continued growth in the loan portfolio, the possible opening of new branches, possible deposit or bank acquisitions, and the purchase of investment securities. The Bank projects that it may spend approximately $1.0 million in the Year 2000 to build a new branch and make improvements to its existing office. However, there are no definite plans at this time to build a new branch, and no site has been selected yet.

The Amount of Stock You May Purchase

     The minimum purchase is 25 shares. You may purchase no more than $100,000 in any single priority category, and the priority categories are listed in the next section. In addition, ^your total purchases in all categories cannot exceed $100,000. If any of the following persons purchase stock, then their purchases when combined with your purchases cannot exceed $150,000:


     o    persons on joint accounts with you,


     o    relatives living in your house,

     o    other persons who have the same address as you on our records,

     o companies, trusts or other entities in which you have an interest or hold a position, or

     o    other persons who may be acting together with you.

We may decrease or increase the maximum purchase limitation without notifying you.


How We Will Prioritize Orders If We Receive Orders for More Shares Than Are Available for Sale


     You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock to the following persons or groups in order of priority:

     o ELIGIBLE ACCOUNT HOLDERS - Our depositors with a balance of at least $50 at the close of business on September 30, 1997. Any remaining shares will be offered to:

     o OUR EMPLOYEE STOCK OWNERSHIP PLAN. Any remaining shares will be offered to:

     o SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS - Our depositors with a balance of at least $50 at the close of business on March 31, 1999. Any remaining shares will be offered to:

     o OTHER MEMBERS - Our depositors at the close of business on April 30, 1999, together with our mortgage loan borrowers as of the close of business on both February 23, 1999 and April 30, 1999. Any remaining shares will be offered to:

     o Our directors, officers and employees - These individuals may also be entitled to purchase stock in the above categories.

     If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to persons who reside in Tangipahoa Parish, Louisiana.

Your Subscription Rights Are Not Transferable

     You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights.

Benefits to Management from the Offering

     Our full-time employees will benefit from the offering through our employee stock ownership plan. This plan will buy shares of stock with a portion of the net proceeds of the offering and then allocate the stock to employees over a period of time, at no cost to the employees. You can find more information about our employee stock ownership plan by reading the section of this document entitled "Management - New Stock Benefit Plans Employee Stock Ownership Plan." Following the conversion, we also intend to implement a restricted stock plan and a stock option plan, which will benefit our officers and directors. These two plans will not be implemented unless we receive stockholder approval of the plans at least six months after the conversion. If our restricted stock plan is approved by stockholders, our executive officers and directors will be awarded shares of common stock at no cost to them. If our stock option plan is approved by stockholders, stock options will be granted at no cost to directors and officers, but such persons will be required to pay the applicable exercise price at the time of exercise in order to receive the shares of common stock.

     The following table summarizes the benefits that directors, officers and employees may receive from the conversion at the midpoint of the offering range:

                                                                          Value of Shares
                                 Individuals Eligible        % of        Based on Midpoint
            Plan                   to Receive Awards     Shares Issued   of Offering Range
-----------------------------   ----------------------   -------------   -----------------
Employee stock ownership plan   All employees                  8%            $272,000

Restricted stock plan           Directors and officers         4%             136,000

Stock option plan               Directors and officers        10%               (1)

----------
(1) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the life of the stock option.

     When combined with the proposed stock purchases by our directors and officers, the above plans may give our directors and officers effective voting control following the conversion. See "Risk Factors - Our Directors and Officers May Have Effective Voting Control."

     We intend to enter into three-year employment agreements with our two executive officers, Fritz W. Anderson, II and G. Wayne Allen. The agreements provide that the officers would receive severance payments equal to three times their average compensation if FPB Financial is acquired and they lose their jobs in the acquisition. If severance was required to be paid in 1999 after completion of the conversion, then Messrs. Anderson and Allen would receive severance payments of approximately $151,000 and $188,000, respectively.

                                  RISK FACTORS

     In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to purchase our common stock.

Higher Interest Rates Would Hurt Our Profitability

     Our ability to earn a profit depends on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as mortgage loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Our profitability depends on our ability to manage our assets and liabilities during periods of changing interest rates.

     A sustained increase in market interest rates could adversely affect our earnings. Because many of our loans have fixed interest rates, our net interest income could be adversely affected when the rates we pay on deposits and borrowings are increasing. In addition, the market value of our fixed-rate assets would decline if interest rates increase. Under federal regulations which have not taken effect yet, we have greater than "normal" interest rate risk because most of our assets are long-term, fixed-rate mortgages. If these regulations applied at December 31, 1998, our capital requirement would increase by $224,000.

We Anticipate a Low Return on Our Equity

     Net income divided by equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to increase our balance sheet by adding loans, thereby increasing net interest income. Our return on equity will be reduced by increased equity from the conversion and increased expenses due to added expenses associated with our employee stock ownership plan, the costs of being a public company and, later on, our restricted stock plan.

     In addition, if we spend approximately $1.0 million next year to build a new branch and improve our existing office, these capital expenditures would reduce our interest-earning assets. These expenditures would adversely affect our return on assets and return on equity.

Our Future Growth May Be Limited

     While we have experienced significant growth in 1998 and the first quarter of 1999, our future growth may be limited. In order to continue growing and thereby improve our return on equity, we may seek to either open or purchase one or more new branches. We cannot assure you that we will be able to continue to grow or successfully integrate any acquired branches. Our ability to establish new branch offices depends on whether we can identify advantageous locations and generate new deposits and loans from those locations that will create an acceptable level of net income. New branches also typically entail start-up expenses, and we project spending approximately $1.0 million in the Year 2000 to build a new branch and to make improvements to our existing office. Our ability to build or acquire other branches depends on whether we can identify, acquire and integrate such branches. There appear to be few acquisition opportunities for us in Tangipahoa Parish.

Our Mortgage-Backed Securities Yield Less Than Our Loans

     We have $2.9 million of mortgage-backed securities at December 31, 1998, or 7.1% of total assets. Most of these securities have adjustable interest rates. Our mortgage-backed securities had an average yield of 6.68% in 1998, compared to 7.89% on our loans. The lower yield on our mortgage-backed securities results in less income on these aqssets, which reduces our net income.

Our Consumer Loans Are Riskier Than Our Mortgage Loans

     Consumer loans involve more risk than mortgage loans because consumer loans are often either unsecured or secured by assets that depreciate in value. We have $1.1 million of consumer loans at December 31, 1998 that are not secured by savings accounts or first mortgages on real estate. Our total consumer loans equalled 7.5% of our total loan portfolio at December 31, 1998, compared to 3.8% at December 31, 1997. Our total consumer loans amounted to 6.4% of total assets at December 31, 1998 and 8.1% of total assets at March 31, 1999. We expect to increase this percentage to approximately 10% of total assets by December 31, 2000.

Our Commercial Real Estate Loans Are Riskier Than Our Residential Loans

     We have $650,000 in commercial real estate loans at December 31, 1998. These loans generally involve a higher degree of credit risk than residential mortgages due primarily to the large amounts loaned to individual borrowers. Losses incurred on loans to a small number of borrowers could have a material adverse impact on our income and financial condition. In addition, unlike residential mortgage loans, commercial real estate loans depend on the cash flow from the property or the business to service the debt. Cash flow may be significantly affected by general economic conditions.


We Intend to Increase Our Loans to Borrowers With Low to Moderate Income

     In connection with our conversion application to the Office of Thrift Supervision, we have agreed to make a good faith effort, consistent with safe and sound banking practices, to increase our loans to borrowers with low to moderate income. We intend to increase our advertising and marketing efforts that target borrowers with low to moderate income, and we expect to participate in affordable housing programs. To help meet the credit needs in our community, we expect to lend $500,000 over the next three years on affordable housing programs or loans to persons with low to moderate income. These loans may involve a higher degree of credit risk than our loans to borrowers who have greater income.


Our Business Is Concentrated in Tangipahoa Parish

     We conduct most of our business in Tangipahoa Parish in Louisiana. Median household and per capita income levels in Tangipahoa Parish are lower than those for Louisiana and the United States, and the unemployment rate in the parish is higher. Our loans are primarily made to residents of Tangipahoa Parish. As a result, the asset quality of our loan portfolio depends upon the economy and unemployment rate in our market area.

There Is Strong Competition Within Tangipahoa Parish

     Competition in the banking and financial services industry is intense. Our profitability depends upon our continued ability to successfully compete. We compete in Tangipahoa Parish with commercial banks, savings institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide.

Our Stock Value May Suffer from Our Ability to Impede Potential Takeovers

     Provisions in our corporate documents and in Louisiana corporate law, as well as certain federal regulations, may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include:

     o restrictions on acquiring more than 10% of our common stock and limitations on voting rights

     o    the election of members of the board of directors to three-year terms

     o the absence of cumulative voting by stockholders in the election of directors

     o    provisions governing nominations of directors by stockholders

     o    provisions governing the submission of stockholder proposals

     o    provisions restricting special meetings of stockholders

     o our ability to issue preferred stock and additional shares of common stock without stockholder approval

     o super-majority voting provisions for the approval of certain business combinations

     o super-majority voting provisions to remove directors without cause or to amend our corporate documents

These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisition of FPB Financial and Florida Parishes Bank" for a description of anti-takeover provisions in our corporate documents and under Louisiana law and federal regulations.


     Our directors, executive officers and employees are expected to control a large amount of stock, which will also impede potential takeovers. Our directors and executive officers and our employee stock ownership plan intend to purchase 19.8% of the outstanding shares at the minimum of the offering range and 16.7% at the maximum of the range. In addition, if we implement a restricted stock plan with stockholder approval, an additional 4% of the common stock will be controlled by our directors, officers and employees. These purchases, along with potential exercises of future stock options, could make it difficult to obtain majority support for stockholder proposals we oppose. In addition, by voting these shares we could most likely block the approval of transactions requiring the approval of 75% or more of the stockholders. Examples of transactions we could block are certain business combinations or amendments to our corporate documents. For a description of our employee stock ownership plan, restricted stock plan and stock option plan, see "Management - New Stock Benefit Plans."


We Intend to Remain Independent

     We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

Our Directors and Officers May Have Effective Voting Control

     Our employee stock ownership plan and restricted stock plan will give control of 12% of our stock to our directors, officers and employees at no cost to them, assuming the restricted stock plan is subsequently approved by stockholders. In addition, our directors and officers intend to purchase 34,000 shares in the conversion, or 11.8% at the minimum and 8.7% at the maximum of the offering.

     The above benefit plans and purchases will give our directors and officers control of approximately 20.7% to 23.8% of our stock. Holders of 20% of our stock can block the removal of directors without cause or the approval of certain business combinations, and holders of 25% of our stock can block amendments to our articles of incorporation.

     If stockholders subsequently approve our proposed stock option plan, our directors, officers and employees may be granted options to purchase up to 10% of our stock. These options will generally be for 10 years, with a per share exercise price equal to the market price of our stock on the date of grant. Directors, officers and employees will benefit if the stock price increases after the date of grant, and they may be able to exercise their options at prices that are less than the market price on the date of exercise.

Our Employee Stock Benefit Plans Will Increase Our Costs

     We anticipate that our employee stock ownership plan will purchase 8% of the common stock issued in the conversion, with funds borrowed from FPB Financial. The cost of acquiring the employee stock ownership plan shares will be between $231,200 at the minimum of the offering range and $359,720 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan may increase. We also intend to submit a restricted stock plan to our stockholders for approval at least six months after completion of the conversion. Our officers and directors could be awarded (at no cost to them) under the restricted stock plan up to an aggregate of 4% of the shares issued in the conversion. Assuming the shares of common stock to be awarded under the plan cost the same as the purchase price in the conversion, the reduction to stockholders' equity from the plan would be between $115,600 and $179,860. See "Pro Forma Data " for a discussion of the increased benefit costs we will incur after the conversion and how these costs could decrease our return on equity.

Our Employee Stock Benefit Plans May Be Dilutive

     If the conversion is completed and stockholders subsequently approve a restricted stock plan and a stock option plan, we will issue stock to our officers and directors through these plans. If the shares for the restricted stock plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by approximately 3.8% and the trading price of our stock may be reduced. Your ownership percentage would also decrease by approximately 9.1% if all potential stock options are exercised. See "Pro Forma Data" for data on the dilutive effect of the restricted stock plan and "Management - New Stock Benefit Plans" for a description of the plans. These plans will also involve additional expense.

Possible Increase in the Offering Range Would Be Dilutive

     We can increase the maximum of the offering range by up to 15% to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan. An increase in the offering will decrease our net income per share and our stockholders' equity per share. This would also increase the purchase price per share as a percentage of pro forma stockholders' equity per share and net income per share.

Our Valuation Is Not Indicative of the Future Price of Our Common Stock

     We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Conversion - How We Determined the Price Per Share and the Offering Range" for the factors considered by Ferguson & Company in determining the appraisal.

Our Stock Price May Decline

     The shares of common stock offered by this document are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation (the "FDIC"), the Savings Association Insurance Fund or any other governmental agency, and involve investment risk, including the possible loss of principal

     Due to possible continued market volatility and to other factors, including certain risk factors discussed in this document, we cannot assure you that, following the conversion, the trading price of our common stock will be at or above the initial per share offering price. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. In several cases, common stock issued by recently converted financial institutions has traded at a price that is below the price at which such shares were sold in the initial offerings of those companies. The purchase price of our common stock in the offering is based on the independent appraisal by Ferguson & Company. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions and general industry and economic conditions.

There May Be a Limited Market for Our Common Stock

     We expect our stock to be quoted on the Over-the-Counter Electronic Bulletin Board. However, it is unlikely that an active and liquid trading market for our stock will develop, due to the small size of the offering and the small number of stockholders we expect to have. There may be a wide spread between the bid and asked price for our common stock after the conversion. You should consider the potentially long-term nature of an investment in our common stock.

There Is No Opinion or Recommendation by Our Sales Agent

     Trident Securities will consult with and advise us with respect to the conversion and will assist us in connection with the solicitation of subscriptions and purchase orders for shares of common stock in the offering. Trident Securities has not prepared or delivered any opinion or recommendation with respect to the suitability of the common stock as an investment or the appropriateness of the amount of common stock to be issued in the conversion. Our engagement of Trident Securities and the work they performed, including their due diligence investigation, should not be construed by purchasers of the common stock as constituting an opinion or recommendation relating to investment in the common stock offered by this document.

Exercise of Subscription Rights May Be Taxable

     If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed as a result of your exercise of those rights in an amount equal to their value. Ferguson & Company has given us their opinion that the subscription rights granted to eligible members in the conversion have no value. However, this opinion is not binding on the Internal Revenue Service.

We Rely on Two Key Officers

     Our executive officers are Fritz W. Anderson, II, President and Chief Executive Officer, and G. Wayne Allen, Senior Vice President and Secretary. The loss of one or both of the executive officers could have an adverse effect on us, especially since we only have 11 employees at December 31, 1998. We intend to enter into three-year employment agreements with Messrs. Anderson and Allen, but we do not intend to obtain key-man life insurance policies on them.

We May Be Unable to Make Technological Advances; Consequences of Year 2000 Computer Failure

     Our industry is experiencing rapid changes in technology. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will thus depend in part on our ability to address our customers' needs by using technology. We cannot assure you that we will be able to effectively develop new technology-driven products and services or be successful in marketing these products to our customers. Many of our competitors have far greater resources than we have to invest in technology.

     Our operations are also dependent on computers and computer systems, whether we maintain them internally or they are maintained by a third party. Systems that do not properly recognize the correct year could produce faulty data or cause a system to fail. We cannot assure you that we, our customers and our third party providers will be successful in making all necessary changes to avoid computer system failures related to the year 2000. Such failures may include, among other things, the inability to process and underwrite loan applications, to credit deposits and withdrawals from customer accounts, to credit loan payments or track delinquencies, to properly reconcile and record daily activity or to engage in similar normal banking activities. For a further discussion of our efforts to prepare for Year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Year 2000."

Our Operations Are Subject to Regulatory and Legislative Changes

     We are subject to extensive government regulation, supervision and examination. The regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities. Any change in regulation, whether by the Office of Thrift Supervision, the FDIC or the U.S. Congress, could have a significant impact on us and our operations.

     Pending legislation in the U.S. Congress provides for the modernization of the banking system and would significantly affect the operations and regulatory structure of the financial services industry. The legislation is intended to permit the banking, securities and insurance industries to compete more efficiently and more effectively. The legislation restricts the activities of unitary holding companies that were not in existence as of March 4, 1999 and that had not filed an application to become a unitary holding company by that date. New unitary holding companies, such as FPB Financial, would (1) have their activities limited to those that are financial in nature or incidental thereto, and (2) no longer be able to be acquired by commercial companies. At this time, we do not know what form the final legislation might take, but if enacted into law, the legislation could increase our competition and affect our business and operations. In addition, the legislation could reduce our value compared to those unitary holding companies that are not subject to the new limitations.

                             SELECTED FINANCIAL DATA

     The following selected financial and other data of the Bank does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein. You should read the Financial Statements and related notes contained at the end of this document.

                                                               December 31,
                                                         -----------------------
                                                           1998            1997
                                                         -------         -------
                                                         (Dollars in Thousands)
Selected Financial
Condition and Other Data:
Total assets .....................................       $41,058         $33,260
Cash and cash equivalents(1) .....................         2,351           4,236
Securities available for sale ....................           993           1,000
Mortgage-backed securities .......................         2,924           4,184
Loans receivable, net ............................        34,152          23,292
Deposits .........................................        34,065          29,295
FHLB advances ....................................         3,200             400
Total equity .....................................         3,570           3,339
Full service offices .............................             1               1

                                                         Year Ended December 31,
                                                         -----------------------
                                                           1998            1997
                                                         -------         -------
                                                              (In Thousands)
Selected Operating Data:
Total interest income ............................       $ 2,754         $ 2,283
Total interest expense ...........................         1,671           1,420
                                                         -------         -------
    Net interest income ..........................         1,083             863
Provision for loan losses ........................            81               6
                                                         -------         -------
Net interest income after provision
  for losses .....................................         1,002             857
Noninterest income ...............................            20               4
Noninterest expenses .............................           663             524
                                                         -------         -------
Income before income taxes .......................           359             337
Income  tax expense ..............................           123             123
                                                         -------         -------
Net income .......................................           236             214
Other comprehensive income (loss),
  net of tax effects .............................            (4)             --
                                                         -------         -------
Comprehensive income .............................       $   232         $   214
                                                         =======         =======

                                                        (Footnotes on next page)

                                                          At or For the Year
                                                          Ended December 31,
                                                         --------------------
                                                          1998          1997
                                                         ------        ------
Selected Ratios (2):
Return on average assets .........................          .64%          .70%
Return on average equity .........................         6.77          6.62
Average equity to average assets .................         9.51         10.52
Equity to assets at end of period ................         8.70         10.04
Interest rate spread(3) ..........................         2.46          2.30
Net interest margin(3) ...........................         2.97          2.84
Non-performing loans to total
  loans at end of period(4) ......................          .59           .75
Non-performing assets to total
  assets at end of period(4) .....................          .49           .53
Allowance for loan losses to total
  non-accruing loans .............................        84.23         50.61
Average interest-earning assets to
  average interest-bearing liabilities ...........       111.03        111.38
Net interest income after provision
  for loan losses to total
  noninterest expenses ...........................       151.12        163.48
Noninterest expenses to average
  total assets ...................................         1.81          1.70
----------
(1) Includes cash and due from banks as well as interest-earning deposits in other institutions.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances.

(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) Non-performing loans consist of non-accrual loans, and non-performing assets consist of non-performing loans and, where applicable, real estate acquired by foreclosure.

                       DEVELOPMENTS THROUGH MARCH 31, 1999

     The selected financial and other data of the Bank set forth below does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein.

                                                       At              At
                                                    March 31,     December 31,
                                                     1999(1)          1998
                                                    ---------     ------------
                                                      (Dollars in Thousands)
Selected Financial Condition and Other Data:
Total assets ....................................     $44,230       $ 41,058
Cash and cash equivalents(2) ....................       3,193          2,351
Securities available for sale ...................         993            993
Mortgage-backed securities ......................       2,694          2,924
Loans receivable, net ...........................      36,569         34,152
Deposits ........................................      36,565         34,065
FHLB advances ...................................       3,800          3,200
Total equity ....................................       3,647          3,570
Full service offices ............................           1              1

                                                        Three Months Ended
                                                             March 31,
                                                    --------------------------
                                                    1999(1)            1998(1)
                                                    -------            -------
                                                          (In Thousands)
Selected Operating Data:
Total interest income ...........................   $ 764              $   631
Total interest expense ..........................     458                  372
                                                    -------            -------
  Net interest income ...........................     306                  259
Provision for loan losses .......................      --                    6
                                                    -------            -------
Net interest income after provision
  for loan losses ...............................     306                  253
Noninterest income ..............................       5                    1
Noninterest expenses ............................     194                  132
                                                    -------            -------
Income before income taxes ......................     117                  122
Income tax expense ..............................      40                   43
                                                    -------            -------
Net income ......................................      77                   79
Other comprehensive income (loss),
  net of tax effects ............................      --                   --
                                                    -------            -------
Comprehensive income ............................   $  77              $    79
                                                    =======            =======

                                                        (Footnotes on next page)

                                                           At or For the
                                                        Three Months Ended
                                                             March 31,
                                                    --------------------------
                                                    1999(1)            1998(1)
                                                    -------            -------
Selected Ratios (3):
Return on average assets ........................      .72%               .95%
Return on average equity ........................     8.53               9.42
Average equity to average assets ................     8.50              10.10
Equity to assets at end of period ...............     8.24              10.04
Interest rate spread(4) .........................     2.43               2.62
Net interest margin(4) ..........................     2.91               3.12
Non-performing loans to total
  loans at end of period(5) .....................      .28                .81
Non-performing assets to total
  assets at end of period(5) ....................      .23                .62
Allowance for loan losses to total
  non-accruing loans ............................   164.85              45.18
Average interest-earning assets to
  average interest-bearing liabilities ..........   111.07             111.20
Net interest income after provision for
  loan losses to total noninterest expenses .....   157.49             192.11
Noninterest expenses to average total assets ....     1.83               1.58

----------
(1) In the opinion of management, the unaudited financial information at March 31, 1999 and for the three months ended March 31, 1999 and 1998 reflect all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the information as of such date and for such periods. The operating and other data for the three months ended March 31, 1999 may not be indicative of the operations of the Bank on an annualized basis.

(2) Includes cash and due from banks as well as interest-earning deposits in other institutions.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

(5) Non-performing loans consist of non-accruing loans, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure where applicable.

     Total assets increased by $3.1 million or 7.7% from December 31, 1998 to March 31, 1999. The increase was primarily due to a $2.4 million or 7.1% increase in net loans receivable, primarily reflecting increases in residential and consumer loans. In addition, interest-earning deposits in other institutions increased by $1.0 million or 54.9% in the first quarter of 1999, as the Bank increased its liquidity. Because the Bank is not purchasing new mortgage-backed securities at this time, mortgage-backed securities continued to decline in the first quarter of 1999.

     Deposits increased by $2.5 million or 7.3% in the first quarter of 1999, and borrowings increased by $600,000 or 18.8% in the same period. The additional borrowings were needed to help fund the increase in total assets. Total equity increased by $77,000 from December 31, 1998 to March 31, 1999 due to net income for the first quarter of 1999.


     Total interest income increased by $132,000 or 21.0% in the first quarter of 1999 from the comparable 1998 quarter, due to a $177,000 increase in interest on loans. The increased income on loans was due to significant increases in one- to four-family residential loans and consumer loans. Interest on mortgage-backed securities, investment securities and interest-earning deposits declined, primarily due to lower yields and, in the case of mortgaged-backed securities, a lower average balance.


     Total interest expense increased by $86,000 or 23.0% in the first quarter of 1999 from the comparable 1998 quarter. Interest on deposits increased by $46,000 or 12.6% and interest on borrowings increased by $40,000 or over 400% in the first quarter of 1999. These increases were due to substantial increases in average deposits and borrowings, partially offset by declines in the average rates paid.


     Net interest income increased by $47,000 or 18.0% in the first quarter of 1999 from the comparable 1998 quarter, primarily due to an increase in net average interest-earning assets. The increase in net interest-earning assets was partially offset by a decrease in the average interest rate spread from 2.62% for the quarter ended March 31, 1998 to 2.43% for the quarter ended March 31, 1999.


     The Bank had $0 and $6,000 of provisions for loan losses for the quarters ended March 31, 1999 and 1998, respectively. The absence of a provision in the 1999 quarter was primarily due to a decrease in total non-accruing loans from $202,000 at December 31, 1998 to $103,000 at March 31, 1999. The $170,000
allowance for loan losses amounted to .46% of total loans and 165% of total non-accruing loans at March 31, 1999.

     Total noninterest income increased by $4,100 in the first quarter of 1999 from the comparable 1998 quarter, primarily due to increases of $2,300 in miscellaneous income and $1,300 in service charges. The increase in miscellaneous income was primarily due to fees for bounced checks, stop payment charges and ATM fees. The higher service charges on deposits was primarily due to an increase in transaction accounts.


     Total noninterest expense increased by $62,000 or 47.2% in the first quarter of 1999 from the comparable 1998 quarter, as each category of noninterest expense increased. The largest increases were in compensation ($32,000 or 39.2%), miscellaneous expenses ($15,000 or 57.4%) and advertising ($6,600 or 256.2%). The increase in compensation was primarily due to an increase in employees from eight at March 31, 1998 to 12 at March 31, 1999, which reflected the hiring of a compliance officer and a loan officer. The largest increases in miscellaneous expenses were legal and accounting fees, telephone and postage costs, and stationery, printing and office supplies. The significant increase in advertising expense was due to advertising of the Bank's name change, ATM and checkcard services, and other new products.


     Pre-tax income decreased by $5,800 or 4.7% in the March 31, 1999 quarter from the comparable 1998 quarter, as the higher noninterest expense offset increases in net interest income and noninterest income. The decrease in tax expense primarily reflected the decrease in pre-tax income.

     Net income decreased by $2,600 or 3.3% in the March 31, 1999 quarter from the comparable 1998 quarter.

     At March 31, 1999, the Bank's tangible and core capital both amounted to $3.6 million or 8.26% of adjusted total assets of $44.2 million, and the Bank's risk-based capital amounted to $3.8 million or 18.62% of adjusted risk-weighted assets of $22.3 million.

                          PROPOSED MANAGEMENT PURCHASES

     The following table sets forth, for each of FPB Financial's directors and executive officers (and their associates) and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts.

                                               Number of
               Name and Title                    Shares     Amount    Percent(1)
--------------------------------------------   ---------   --------   ----------
G. Wayne Allen, Senior Vice
  President and Secretary ..................      2,000    $ 20,000       .6%
Fritz W. Anderson, II, President
  and Chief Executive Officer ..............     10,000     100,000      2.9
Bill W. Bowden, Chairman of the Board ......      2,000      20,000       .6
Dan R. Durham, Director ....................      3,000      30,000       .9
Wilbert H. Hutchinson, Director ............      5,000      50,000      1.5
Richard S. Inge, Director ..................     10,000     100,000      2.9
John L. McGee, Director ....................      2,000      20,000       .6
                                                 ------    --------      ---
All directors and executive officers
  as a group (seven persons) ...............     34,000    $340,000     10.0%
                                                 ======    ========     ====
----------
(1)  Based upon the midpoint of the offering range.

     In addition, the ESOP currently intends to purchase 8% of the common stock issued in the conversion for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of FPB Financial's proposed stock benefit plans. See "Management - New Stock Benefit Plans" for a description of these plans.

                        HOW OUR NET PROCEEDS WILL BE USED

     Although the actual net proceeds from the sale of our common stock cannot be determined until the conversion is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $2.5 million and $3.6 million ($4.1 million assuming an increase in the offering range by 15%). See "Pro Forma Data" and "The Conversion - How We Determined the Price Per Share and the Offering Range" as to the assumptions used to arrive at such amounts.

     We will use the net proceeds from the offering as follows:

     o 8% will be loaned to our employee stock ownership plan to fund its purchase of common stock

     o 50% will be used to purchase all of the common stock of Florida Parishes Bank

     o    42% will be retained by FPB Financial for general corporate purposes

     The loan to the ESOP will be $231,200 and $312,800 at the minimum and maximum of the offering range. The ESOP will distribute the shares it purchases to our employees as the loan is repaid over 13 years. See "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."


     The net proceeds we use to purchase the capital stock of the Bank will be used by the Bank for general corporate purposes, including increased lending activities. On a short-term basis, the Bank may purchase investment and mortgage-backed securities. The net proceeds received by the Bank will further strengthen the Bank's capital position, which already exceeds all regulatory requirements. After the conversion, the Bank's tangible capital ratio will be 9.6%, based upon the midpoint of the offering range. As a result, the Bank will continue to be a well-capitalized institution.

     The Bank projects that it may spend approximately $1.0 million in the Year 2000 to build a new branch and make improvements to its existing office. The new branch is expected to be in the Hammond, Louisiana area and to have several drive-in banking lanes and a drive-in ATM lane. The projected improvements to the existing office include adding an ATM and an additional drive-in lane. The Bank believes that the improvements and the new office will assist in attracting new customers. However, no site for the new office has been selected yet, and there can be no assurance that any new branch office will generate sufficient business to be profitable.

     We may initially use the remaining net proceeds retained by us to invest in mortgage-backed securities issued by U.S. Government agencies and government-sponsored enterprises, U.S. Government and federal agency securities of various maturities, deposits in either the Bank or other financial institutions, or a combination thereof. The net proceeds retained by us may ultimately be used to:

     o    support the Bank's lending activities,

     o support the future expansion of operations through establishment of branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time, or

     o pay regular or special cash dividends, repurchase the common stock or pay returns of capital.

     Applicable conversion regulations require us to sell common stock in the conversion in an amount equal to our estimated pro forma market value, as determined by an independent appraisal. See "The Conversion - How We Determined the Price Per Share and the Offering Range." As a result, we may be required to sell more shares in the conversion than we may otherwise desire. To the extent we have excess capital upon completion of the conversion, we intend to consider stock repurchases, dividends and tax-free returns of capital to the extent permitted by the Office of Thrift Supervision (the "OTS") and deemed appropriate by the Board of Directors. A return of capital is similar to a cash dividend, except for tax purposes it is an adjustment to your tax basis rather than income to you. We have committed to the OTS that we will not take any action toward paying a tax-free return of capital during the first year after we complete the conversion.

     Stock repurchases will be considered by our Board of Directors after we complete the conversion based upon then existing facts and circumstances, as well as applicable statutory and regulatory requirements. Such facts and circumstances may include but not be limited to the following:

     o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in our return on equity;

     o the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

     o any other circumstances in which repurchases would be in the best interests of FPB Financial and our stockholders.

     No stock will be repurchased by us unless the Bank will continue to exceed all applicable regulatory requirements after the repurchases. The payment of dividends or repurchase of stock will be prohibited if the Bank's net worth would be reduced below the amount required for the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $3.6 million. See "We Intend to Pay Quarterly Cash Dividends," "The Conversion - Liquidation Rights of Certain Depositors" and "- Certain Restrictions on Purchase or Transfer of Shares After the Conversion."

     We will be a unitary savings and loan holding company which, under existing laws, would generally not be restricted as to the types of business activities in which we may engage, provided that the Bank continues to be a qualified thrift lender ("QTL"). See "Regulation - FPB Financial" for a description of certain regulations applicable to us. However, the types of businesses in which we may engage may be restricted if pending legislation is adopted. See "Risk Factors - Our Operations Are Subject to Regulatory and Legislative Changes."

     Our net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of the Bank. Payments for shares made through withdrawals from existing deposit accounts at the Bank will not result in the receipt of new funds for investment by the Bank but will result in a reduction of the Bank's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                    WE INTEND TO PAY QUARTERLY CASH DIVIDENDS

     After we complete the conversion, our Board of Directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to pay quarterly cash dividends on the common stock at an initial rate of $.20 per share per annum (representing 2% of the Purchase Price), commencing with the first full calendar quarter after we complete the conversion. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends. However, we have committed to the OTS that we will not take any action toward paying a tax-free return of capital during the first year after we complete the conversion.

     Dividends from us may eventually depend, in part, upon receipt of dividends from the Bank, because FPB Financial initially will have no source of income other than dividends from the Bank, earnings from the investment of proceeds from the sale of Common Stock retained by us, and interest payments with respect to our loan to the ESOP. An OTS regulation imposes limitations on "capital distributions" by savings institutions, including cash dividends to a parent holding company. Under new regulations effective April 1, 1999, the Bank would have been permitted to make a capital distribution to FPB Financial of up to approximately $523,000 as of April 1, 1999.

     Any payment of dividends by the Bank to FPB Financial which would be deemed to be drawn out of the Bank's bad debt reserves would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. The Bank does not intend to make any distribution to FPB Financial that would create such a federal tax liability. See "Taxation."

     Unlike the Bank, we are not subject to the above regulatory restrictions on the payment of dividends to our stockholders, although the source of such dividends may eventually depend, in part, upon dividends from the Bank in addition to the net proceeds retained by us and earnings thereon. We are, however, subject to the requirements of Louisiana law, which generally permits the payment of dividends out of surplus, except when (1) the corporation is insolvent or would thereby be made insolvent, or (2) the declaration or payment thereof would be contrary to any restrictions contained in the articles of incorporation. If there is no surplus available for dividends, a Louisiana corporation may pay dividends out of its net profits for the then current or the preceding fiscal year or both, except that no dividend may be paid if the corporation's assets are exceeded by its liabilities or if its net assets are less than the amount which would be needed, under certain circumstances, to satisfy any preferential rights of stockholders.

               THERE MAY BE A LIMITED MARKET FOR OUR COMMON STOCK

     Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be traded on the over-the-counter market with quotations available through the Over-the-Counter Electronic Bulletin Board. Trident has indicated its intention to make a market in our common stock. If the common stock cannot be quoted and traded on the Over-the-Counter Electronic Bulletin Board, we expect transactions in the common stock will be reported in the pink sheets published by the National Quotation Bureau, Inc.

     Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident will not be subject to any obligation with respect to such efforts. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or of any market maker. It is unlikely that an active and liquid trading market for the common stock will develop due to the relatively small size of the offering and the small number of stockholders expected following the conversion. In addition, there may be a wide spread between the bid and ask price for our common stock after the conversion. Under such circumstances, you could have difficulty disposing of your shares on short notice and should not view the common stock as a short-term investment. Accordingly, you should consider the possibility that you may be unable to easily sell our stock. Furthermore, there can be no assurance that you will be able to sell your shares at or above the Purchase Price.

            THE BANK MEETS ALL OF ITS REGULATORY CAPITAL REQUIREMENTS

     At December 31, 1998, the Bank exceeded all of its regulatory capital requirements. The table on the following page sets forth the Bank's historical capital under generally accepted accounting principles ("GAAP") and regulatory capital at December 31, 1998 and the pro forma capital of the Bank after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by the Bank of 50% of the net conversion proceeds, minus the amounts to be loaned to our employee stock ownership plan ("ESOP") and to be contributed to our proposed restricted stock plan ("Recognition Plan"). The pro forma risk-based capital amounts assume the investment of the net proceeds received by the Bank in assets which have a risk-weight of 50% under applicable regulations, as if such net proceeds had been received and so applied at December 31, 1998.

                                                                     Pro Forma at December 31, 1998 Based on
                                              --------------------------------------------------------------------------------------
                                                     289,000               340,000               391,000               449,650
                                                   Shares Sold           Shares Sold           Shares Sold           Shares Sold
                             Historical at          at $10.00             at $10.00             at $10.00             at $10.00
                           December 31, 1998        Per Share             Per Share             Per Share             Per Share
                          ------------------  --------------------  --------------------  --------------------  --------------------
                                  Percent of             Percent               Percent               Percent               Percent
                          Amount   Assets(1)  Amount  of Assets(1)  Amount  of Assets(1)  Amount  of Assets(1)  Amount  of Assets(1)
                          ------  ----------  ------  ------------  ------  ------------  ------  ------------  ------  ------------
                                                                    (Dollars in Thousands)
GAAP capital ...........  $3,570     8.70%    $4,488     10.63%     $4,682     11.03%     $4,876     11.43%     $5,099     11.87%
                          ======    =====     ======     =====      ======     =====      ======     =====      ======     =====
Tangible capital:
  Actual ...............  $3,575     8.71%    $4,493     10.66%     $4,687     11.06%     $4,881     11.45%     $5,104     11.90%
  Requirement ..........     615     1.50        632      1.50         636      1.50         639      1.50         643      1.50
                          ------    -----     ------     -----      ------     -----      ------     -----      ------     -----
  Excess ...............  $2,960     7.21%    $3,861      9.16%     $4,051      9.56%     $4,242      9.95%     $4,461     10.40%
                          ======    =====     ======     =====      ======     =====      ======     ======     ======     =====
Core capital(2):
  Actual ...............  $3,575     8.71%    $4,493     10.66%     $4,687     11.06%     $4,881     11.45%     $5,104     11.90%
  Requirement ..........   1,230     3.00      1,265      3.00       1,272      3.00       1,279      3.00       1,287      3.00
                          ------    -----     ------     -----      ------     -----      ------     -----      ------     -----
  Excess ...............  $2,345     5.71%    $3,228      7.66%     $3,415      8.06%     $3,602      8.45%     $3,817      8.90%
                          ======    =====     ======     =====      ======     =====      ======     =====      ======     =====
Risk-based capital(2):
  Actual ...............  $3,730    19.50%    $4,648     23.60%     $4,842     24.43%     $5,036     25.26%     $5,259     26.21%
  Requirement ..........   1,530     8.00      1,576      8.00       1,585      8.00       1,595      8.00       1,605      8.00
                          ------    -----     ------     -----      ------     -----      ------     -----      ------     -----
  Excess ...............  $2,200    11.50%    $3,072     15.60%     $3,257     16.43%     $3,441     17.26%     $3,654     18.21%
                          ======    =====     ======     =====      ======     =====      ======     =====      ======     =====

----------
(1)  Adjusted total or adjusted risk-weighted assets, as appropriate.

(2) Does not reflect the interest rate risk component to be added to the risk-based capital requirements or, in the case of the core capital requirement, the 4.0% requirement to be met in order for an institution to be "adequately capitalized" under applicable laws and regulations. See "Regulation - The Bank - Prompt Corrective Action."

                               OUR CAPITALIZATION

     The following table presents the historical capitalization of the Bank at December 31, 1998, and our pro forma consolidated capitalization after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                      FPB Financial - Pro Forma
                                                                 Based Upon Sale at $10.00 Per Share
                                                     ----------------------------------------------------------
                                                       289,000        340,000       391,000         449,650
                                                        Shares        Shares         Shares        Shares(1)
                                       The Bank      (Minimum of   (Midpoint of   (Maximum of      (15% above
                                     - Historical      Offering      Offering       Offering       Maximum of
                                    Capitalization      Range)        Range)         Range)     Offering Range)
                                    --------------   -----------   ------------   -----------   ---------------
                                                                  (In Thousands)
Deposits(2) ......................      $34,065        $34,065        $34,065       $34,065         $34,065
Borrowings .......................        3,200          3,200          3,200         3,200           3,200
                                        -------         ------        -------       -------          ------
Total deposits and
  borrowings .....................      $37,265        $37,265        $37,265       $37,265         $37,265
                                        =======         ======         ======        ======          ======
Stockholders' equity:
Preferred stock, $.01 par
  value, 2,000,000 shares
  authorized; none to be
  issued .........................      $    --        $    --        $    --       $    --         $    --
Common stock, $.01
  par value, 5,000,000
  shares authorized;
  shares to be issued as
  reflected(3) ...................           --              3              3             4               4
Additional paid-in
  capital(3) .....................           --          2,527          3,037         3,546           4,133
Retained earnings(4)                      3,575          3,575          3,575         3,575           3,575
Net unrealized loss on
  securities available for sale ..           (5)            (5)            (5)           (5)             (5)
Less:
  Common stock acquired
    by our ESOP(5) ...............           --           (231)          (272)         (313)           (360)
  Common stock to be
    acquired by our
    Recognition Plan(6) ..........           --           (116)          (136)         (156)           (180)
                                        -------        -------        -------       -------         -------
Total equity .....................      $ 3,570        $ 5,753        $ 6,202       $ 6,651         $ 7,167
                                        =======        =======        =======       =======         =======

                                                                               (Footnotes on following page)

----------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the conversion or to fill the order of the ESOP.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) The sum of the par value and additional paid-in capital accounts equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of common stock sold in the conversion will be reserved for issuance under such plan. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Stock Option Plan."

(4) The retained earnings of the Bank will be substantially restricted after the conversion. See "The Conversion - Liquidation Rights."

(5) Assumes that 8% of the common stock will be purchased by our employee stock ownership plan. The common stock acquired by the ESOP is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire the ESOP shares will be borrowed from FPB Financial. See Note 1 to the table set forth under "Pro Forma Data" and "Management - New Stock Benefit Plans
     - Employee Stock Ownership Plan."

(6) Gives effect to the Recognition Plan which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. No shares will be purchased by the Recognition Plan in the conversion, and such plan cannot purchase any shares until stockholder approval has been obtained. If the Recognition Plan is approved by our stockholders, the plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, or 11,560, 13,600, 15,640 and 17,986 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the Recognition Plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the Recognition Plan purchases authorized but unissued shares from FPB Financial, such issuance would dilute the voting interests of existing stockholders by approximately 3.8%. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Recognition Plan."

                                 PRO FORMA DATA

     We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed. However, net proceeds are currently estimated to be between $2.5 million and $3.6 million (or $4.1 million in the event the offering range is increased by 15%) based upon the following assumptions: (1) all shares of common stock will be sold in the subscription offering; and (2) total expenses, including the marketing fees to be paid to Trident, will be $360,000. Actual expenses may vary from those estimated.

     We calculated pro forma net income and stockholders' equity for the year ended December 31, 1998 as if the common stock to be issued in the offering had been sold at the beginning of the period. The table assumes that the net proceeds had been invested at 6.30% for the year ended December 31, 1998, which represent the arithmetic average of the average yield on total interest-earning assets and the average rate paid on deposits in 1998. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. We assumed a combined effective federal and state income tax rate of 38%, resulting in an after-tax yield of 3.91% for the year ended December 31, 1998. We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the ESOP with respect to the net income per share calculations. See Notes 2 and 4 to the Pro Forma Data tables. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "How Our Net Proceeds Will Be Used," FPB Financial intends to retain 50% of the net conversion proceeds.

     The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. We did not reflect in the table the possible issuance of additional shares equal to 10% of the common stock to be reserved for future issuance pursuant to our proposed stock option plan, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or to the Bank's bad debt reserve. See "Management - New Stock Benefit Plans" and "The Conversion - Liquidation Rights of Certain Depositors." The table does give effect to the Recognition Plan, which we expect to adopt following the conversion and present (together with the stock option plan) to stockholders for approval no earlier than the first meeting of stockholders, which is expected to be held in April 2000. If the Recognition Plan is approved by stockholders, the Recognition Plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that stockholder approval has been obtained and that the shares acquired by the Recognition Plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the Recognition Plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

     The table on the following page summarizes historical consolidated data of the Bank and pro forma data of FPB Financial at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the conversion.

                                                        At or For the Year Ended December 31, 1998
                                                 --------------------------------------------------------
                                                   289,000       340,000       391,000         449,650
                                                 Shares Sold   Shares Sold   Shares Sold     Shares Sold
                                                  at $10.00     at $10.00     at $10.00       at $10.00
                                                  Per Share     Per Share     Per Share    Per Share (15%
                                                  (Minimum      (Midpoint      (Maximum     above Maximum
                                                  of Range)     of Range)     of Range)     of Range)(8)
                                                 -----------   -----------   -----------   --------------
                                                     (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds ................................    $ 2,890       $ 3,400       $ 3,910         $ 4,497
Less offering expenses ........................        360           360           360             360
                                                   -------       -------       -------         -------
Estimated net conversion proceeds .............      2,530         3,040         3,550           4,137
Less our ESOP .................................       (231)         (272)         (313)           (360)
Less our Recognition Plan .....................       (116)         (136)         (156)           (180)
                                                   -------       -------       -------         -------
Estimated adjusted net proceeds(1) ............    $ 2,183       $ 2,632       $ 3,081         $ 3,597
                                                   =======       =======       =======         =======
Net income:
  Historical ..................................    $   236       $   236       $   236         $   236
  Pro forma adjustments:
    Income on adjusted net proceeds(1) ........         85           103           120             140
    ESOP(2) ...................................        (11)          (13)          (15)            (17)
    Recognition Plan(3) .......................        (14)          (17)          (19)            (22)
                                                   -------       -------       -------         -------
    Pro forma .................................    $   296       $   309       $   322         $   337
                                                   =======       =======       =======         =======
Net income per share(4):
  Historical ..................................    $   .92       $   .78       $   .68         $   .59
  Pro forma adjustments:
    Income on adjusted net proceeds(1) ........        .33           .34           .34             .35
    ESOP(2) ...................................       (.04)         (.04)         (.04)           (.04)
    Recognition Plan (3) ......................       (.06)         (.06)         (.06)           (.06)
                                                   -------       -------       -------         -------
    Pro forma basic and diluted per share .....    $  1.15       $  1.02       $   .92         $   .84
                                                   =======       =======       =======         =======
Pro forma basic P/E ratio(4) ..................        8.7x          9.8x         10.9x           11.9x
                                                   =======       =======       =======         =======
Number of shares used in calculating net
  income per share(4):
    Basic and diluted EPS .....................    258,410       304,012       349,614         402,056
                                                   =======       =======       =======         =======
Stockholders' equity:
  Historical ..................................    $ 3,570       $ 3,570       $ 3,570         $ 3,570
  Estimated net conversion proceeds ...........      2,530         3,040         3,550           4,137
  Less our ESOP(2) ............................       (231)         (272)         (313)           (360)
  Less our Recognition Plan(3) ................       (116)         (136)         (156)           (180)
                                                   -------       -------       -------         -------
  Pro forma stockholders' equity(5)(6) ........    $ 5,753       $ 6,202       $ 6,651         $ 7,167
                                                   =======       =======       =======         =======
Stockholders' equity per share(7):
  Historical ..................................    $ 12.36       $ 10.50       $  9.13         $  7.94
  Estimated net conversion proceeds ...........       8.75          8.94          9.08            9.20
  Less our ESOP(2) ............................       (.80)         (.80)         (.80)           (.80)
  Less our Recognition Plan(3) ................       (.40)         (.40)         (.40)           (.40)
                                                   -------       -------       -------         -------
    Pro forma stockholders' equity
      per share(3)(5)(6) ......................    $ 19.91       $ 18.24       $ 17.01         $ 15.94
                                                   =======       =======       =======         =======
    Pro forma price to book ratio(7) ..........       50.2%         54.8%         58.8%           62.7%
                                                   =======       =======       =======         =======
Number of shares used in equity
  per share calculations(7) ...................    289,000       340,000       391,000         449,650
                                                   =======       =======       =======         =======

                                                   (Footnotes on following page)

----------
(1) Estimated adjusted net proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by our ESOP and (ii) the value of the shares to be purchased by our Recognition Plan after the conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.

(2) We assumed that 8% of the shares of common stock issued in the conversion will be purchased by our ESOP. We also assumed that the funds used to acquire such shares will be borrowed by the ESOP from FPB Financial. We intend to make quarterly contributions to our ESOP over a 13-year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (a) that the loan to the ESOP is payable over 13 years, with the ESOP shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, (b) that the loan to the ESOP bears a fixed interest rate of 7.75%, (c) that the ESOP expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (d) that 1,778, 2,092, 2,406 and 2,767 shares were committed to be released with respect to the year ended December 31, 1998, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively; (e) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only the ESOP shares committed to be released during the period were considered outstanding for purposes of the net income per share calculations; and (f) the effective tax rate was 38% for the period. See "Risk Factors - Our Employee Stock Benefit Plans Will Increase Our Costs" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(3) We assumed that the Recognition Plan purchases 11,560, 13,600, 15,640 and 17,986 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, assuming that: (a) stockholder approval of the Recognition Plan is received; (b) the shares were acquired by the Recognition Plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the year ended December 31, 1998 was 20% of the amount contributed; and (d) the effective tax rate applicable to such employee compensation expense was 38%. Statement of Financial Accounting Standards ("SFAS") No. 128 requires that unvested shares under the Recognition Plan be excluded from the basic net income per share calculation and included in the diluted net income per share calculation only if they are dilutive under the treasury stock method. We assumed that 20% of the Recognition Plan shares vested at the beginning of the period. If the Recognition Plan purchases authorized but unissued shares instead of making open market purchases, then (a) the voting interests of existing stockholders would be diluted by approximately 3.8%, and (b) the pro forma net income per share for the year ended December 31, 1998 would be $1.11, $.99, $.90 and $.82, and pro forma stockholders' equity per share at December 31, 1998 would be $19.53, $17.92, $16.74 and $15.71, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. See "Management - New Stock Benefit Plans - Recognition Plan."

(4) Basic net income per share calculations are determined by (a) starting with the number of shares assumed to be sold in the conversion, (b) in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release, and (c) in accordance with SFAS No. 128, subtracting the Recognition Plan shares which have not vested. The unvested Recognition Plan shares were deemed to be for future services and not dilutive under the treasury stock method.

          Set forth below is a reconciliation of the number of shares used in making the net income per share calculations:

                                                      Minimum   Midpoint   Maximum   Maximum, as Adjusted
                                                      -------   --------   -------   --------------------
     Total shares issued ...........................  289,000    340,000   391,000          449,650
     Less shares sold to ESOP ......................   23,120     27,200    31,280           35,972
     Less Recognition Plan shares ..................   11,560     13,600    15,640           17,986
                                                      -------    -------   -------          -------
       Subtotal ....................................  254,320    299,200   344,080          395,692
     Plus ESOP shares assumed committed to be
       released ....................................    1,778      2,092     2,406            2,767
     Plus Recognition Plan shares assumed vested ...    2,312      2,720     3,128            3,597
                                                      -------    -------   -------          -------
     Number of shares used in calculating
       basic and diluted net income per share ......  258,410    304,012   349,614          402,056
                                                      =======    =======   =======          =======

(5) We did not give any effect to the issuance of additional shares of common stock pursuant to our proposed stock option plan, which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 28,900, 34,000, 39,100 and 44,965 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the Recognition Plan are acquired through open market purchases at $10.00 per share, (a) pro forma^ net income per share for the year ended December 31, 1998 would be $1.07, $.95, $.87 and $.79, and (b) pro forma stockholders' equity per share at December 31, 1998 would be $19.01, $17.49, $16.37 and $15.40, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

(6) The retained earnings of the Bank will be substantially restricted after the conversion. See "We Intend to Pay Quarterly Cash Dividends" and "The Conversion - Liquidation Rights of Certain Depositors."

(7)  Based on the number of shares sold in the conversion.

(8) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before we complete the conversion or to fill the order of the ESOP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General


     Our profitability depends primarily on the Bank's net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank ("FHLB") of Dallas. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Our profitability also depends, to a lesser extent, on our noninterest income, provision for loan losses, noninterest expense and income taxes. Net interest income after provision for loan losses exceeded total noninterest expense by $339,000 in 1998 and $332,000 in 1997. Total noninterest expense consists of general, administrative and other expenses, such as compensation and benefits, occupancy and equipment expenses, deposit insurance premiums, and miscellaneous other expenses. The Bank had net income of $236,000 in1998 and $214,000 in 1997.


     The Bank's operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond the Bank's control.


Our Forward-Looking Statements Are Subject to Change

     We make certain statements in this document as to what we expect may happen in the future. These statements usually contain the words "believe," "estimate," "project," "expect," "anticipate," "intend" or similar expressions. Because these statements look to the future, they are based on our current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements. You should be aware that our current expectations and beliefs as to future events are subject to change at any time, and we can give you no assurances that the future events will actually occur.


Our Exposure to Changes in Interest Rates

     Our ability to maintain net interest income depends upon having a higher yield on our assets than the rates we pay on our deposits and borrowings. Since many of our mortgage loans have fixed interest rates, our ability to maintain a positive interest rate spread can be adversely affected when the rates we pay on deposits and borrowings are increasing.

     Quantitative Analysis. We monitor and evaluate the potential impact of interest rate changes upon the market value of the Bank 's portfolio equity on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. We use the quarterly reports from the OTS which show the impact of changing interest rates on our net portfolio value ("NPV"). NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution has greater than "normal" interest rate risk if it would suffer a loss of NPV exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change, if and when a rule adopted by the OTS takes effect. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. However, the OTS has indicated that no institution will be required to deduct capital for interest rate risk until further notice. Because a 200 basis point increase in interest rates would have resulted in the Bank's NPV declining by more than 2% of the estimated market value of the Bank's assets as of December 31, 1998, the Bank would have been subject to a capital deduction of $224,000 as of December 31, 1998 if the regulation had been effective as of such date.

     The following table presents the Bank's NPV as of December 31, 1998, as calculated by the OTS, based on information provided to the OTS by the Bank.

   Change in                                                        Change in
 Interest Rates       Net Portfolio Value         NPV as % of      NPV as % of
in Basis Points   ----------------------------  Portfolio Value  Portfolio Value
  (Rate Shock)    Amount   $ Change   % Change     of Assets       of Assets(1)
---------------   ------   --------   --------  ---------------  ---------------
                     (Dollars in Thousands)

      400         $1,053   $(2,892)    (73.3)%        2.8%            (6.9)%
      300          1,867    (2,078)    (52.7)         4.9             (5.0)
      200          2,665    (1,280)    (32.4)         6.7             (3.1)
      100          3,401      (544)    (13.8)         8.4             (1.3)
    Static         3,945        --        --          9.5               --
     (100)         4,157       212       5.4          9.8               .5
     (200)         4,161       216       5.5          9.7               .5
     (300)         4,230       285       7.2          9.8               .7
     (400)         4,243       298       7.6          9.7               .9

------------
(1) Based on the portfolio value of the Bank's assets assuming no change in interest rates.

     As shown by the table above, increases in interest rates will result in declines in the Bank's net portfolio value based on OTS calculations as of December 31, 1998, primarily due to the Bank's significant holdings of long-term fixed-rate loans. See "Risk Factors - Higher Interest Rates Would Hurt Our Profitability."

     Qualitative Analysis. Of the Bank's total loan portfolio at December 31, 1998, $31.4 million or 89.7% have fixed interest rates. Our fixed-rate loans help our profitability if interest rates are stable or declining, since these loans have yields that exceed our cost of funds. However, if interest rates increase, we would have to pay more on our deposits and new borrowings, which would adversely affect our interest rate spread. We attempt to minimize our risk to increasing interest rates as follows:

     o Originating primarily fixed-rate mortgages with terms of 10 to 20 years;

     o    Originating three- to five-year balloon mortgages;

     o    Increasing our originations of consumer loans;

     o Using fixed-rate, long-term borrowings to fund a portion of our fixed-rate assets;

     o    Increasing the amount of deposits in transaction accounts; and

     o    Purchasing short-term adjustable-rate securities.

     At December 31, 1998, our total loan portfolio includes (a) fixed-rate mortgages with terms of 10 to 20 years amounting to $23.1 million or 66.0% of the portfolio, (b) three- to five-year balloon mortgages amounting to $1.6 million or 4.6% of the portfolio, and (c) consumer loans amounting to $2.6 million or 7.5% of the portfolio. These loans totalled $27.3 million or 78.0% of the total loan portfolio at December 31, 1998. Our consumer loans typically have higher interest rates than our real estate loans.

     FHLB advances with original maturities in excess of five years were $3.2 million or 7.8% of total assets at December 31, 1998. We expect to increase our long-term FHLB advances in the current interest rate environment. Deposits in transaction accounts were $6.5 million or 15.8% of total deposits at December 31, 1998. Our transaction accounts generally have lower rates than our certificates of deposit and are considered a more stable source of funds than certificates of deposit.

     The Bank's adjustable-rate securities at December 31, 1998 consisted of $2.8 million of mortgage-backed securities and a $1.0 million investment in a mutual fund which invests in adjustable-rate mortgages. The Bank's adjustable-rate securities at December 31, 1998 consisted of $2.8 million of mortgage-backed securities and a $1.0 million investment in a mutual fund which invests in adjustable-rate mortgages. A portion of the mutual fund's investments are in mortgage-backed securities that were privately issued and that are not insured or guaranteed by a federal agency. As a result, these investments by the mutual fund involve higher risk than the mortgage-backed securities owned directly by the Bank.

     In addition, the Bank had $3.6 million of adjustable-rate mortgages at December 31, 1998, representing 10.3% of the total loan portfolio and 8.8% of total assets. However, the Bank has not originated any new adjustable-rate mortgages in the last several years, as the borrowers in our market area prefer fixed-rate mortgages in the current interest rate environment.

Changes in Financial Condition

     Assets. The Bank's total assets increased by $7.8 million or 23.4% to $41.1 million at December 31, 1998 from $33.3 million at December 31, 1997. The increase was primarily due to a $10.9 million or 46.6% increase in the net loan portfolio, as one- to four-family residential loans increased by $8.5 million or 39.0% and consumer loans increased by $1.7 million or 194.5% in 1998. Residential and consumer loans are the main lending products being emphasized by the Bank, and these loans accounted for over 90% of total loan originations in each of 1998 and 1997. Total loan originations substantially increased in both 1998 and 1997 due to the Bank's emphasis on growth and the favorable interest rate and economic environment for the Bank's lending products.

     Construction, commercial real estate and land loans also each increased in 1998. These loan categories aggregated $2.2 million or 6.3% of the total loan portfolio at December 31, 1998, compared to $947,000 or 4.0% of the total loan portfolio at December 31, 1997. The net loan portfolio amounted to $34.2 million or 83.2% of total assets at December 31, 1998, and the Bank expects continued growth in its loan portfolio in 1999.

     Mortgage-backed securities amounted to $2.9 million or 7.1% of total assets at December 31, 1998, compared to $4.2 million at December 31, 1997. All of the Bank's mortgage-backed securities are guaranteed by the Government National Mortgage Association ("GNMA"). Mortgage-backed securities increase the quality of the Bank's assets by virtue of the guarantees that support them. In addition, mortgage-backed securities require fewer personnel and overhead costs than individual residential mortgage loans, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Bank. However, mortgage-backed securities typically yield less than individual residential mortgage loans.

     Non-accruing loans totalled $202,000 and $176,000 at December 31, 1998 and 1997, respectively, or .58% and .75% of the total loan portfolio at such dates. All of the non-accruing loans at December 31, 1998 and 1997 consisted of one- to four-family residential loans. The Bank had no real estate owned or troubled debt restructurings at such dates. At December 31, 1998, the Bank's allowance for loan losses amounted to $170,000 or .49% of the total loan portfolio and 84.2% of total non-accruing loans. See "Business of Florida Parishes Bank--Asset Quality."

     Cash and cash equivalents, which include interest-earning deposits in other institutions, amounted to $2.4 million or 5.7% of total assets at December 31, 1998, compared to $4.2 million at December 31, 1997. The decline as of December 31, 1998 was due to the Bank using cash and cash equivalents to fund increased loan originations in 1998. The Bank's regulatory liquidity ratio amounted to 7.0% at December 31, 1998. The Bank expects that the net conversion proceeds to be received by the Bank will initially increase the Bank's regulatory liquidity ratio.

     Deposits. The Bank's deposits increased by $4.8 million or 16.3% in 1998 over 1997. The increase was due to increases in each type of deposit account, with the largest dollar increase occurring in certificates of deposit, which increased $2.4 million or 9.4%. Total transaction accounts were $6.5 million or 19.0% of total deposits at December 31, 1998, compared to $4.1 million or 13.9% of total deposits at December 31, 1997. At December 31, 1998, $19.7 million or 71.5% of the total certificates of deposit mature in one year or less, and $4.7 million or

17.2% of the total certificates of deposit had balances of $100,000 or more. The Bank believes that it can adjust the interest rates offered on certificates of deposit to retain such funds to the extent desired and that it has adequate resources to fund withdrawals.

     Borrowings. FHLB advances increased from $400,000 at December 31, 1997 to $3.2 million at December 31, 1998. This significant increase resulted from total assets increasing faster than total deposits. The Bank anticipates that borrowings will continue to increase as deposit growth may not be sufficient to fund increases in total assets.

     Total Equity. The Bank's total equity increased by $232,000 or 6.9% in 1998 and amounted to $3.6 million or 8.7% of total assets at December 31, 1998. The increase was due to $236,000 of net income, which was partially offset by a small unrealized loss on securities available for sale, net of applicable deferred income tax. The unrealized loss is deducted from total equity in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." FPB Financial's total consolidated stockholders' equity will be significantly higher when we complete the conversion than the Bank's current equity.

Results of Operations

     Net Income. The Bank's net income increased by $22,000 or 10.2% in 1998 over 1997. The increase in 1998 was primarily due to a $220,000 or 25.5% increase in net interest income, which was partially offset by increases of $139,000 or 26.5% in total noninterest expense and $75,000 in the provision for loan losses.

     The Bank's net interest income is determined by its average interest rate spread (i.e., the difference between the average yields earned on its interest-earning assets and the average rates paid on its deposits and borrowings), the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

     The higher net interest income in 1998 was primarily due to a favorable interest rate environment, which enabled the Bank to significantly increase its loan portfolio and its average interest rate spread. As market interest rates declined, the average yields on most categories of interest-earning assets declined, as did the average rates paid on deposits and borrowings. The decline in interest rates increased the demand for fixed-rate mortgages in 1998, which resulted in a $7.5 million increase in the average loan portfolio. The increase in the loan portfolio exceeded the combined increase of $3.8 million in average deposits and $1.7 million in average borrowings.

     Because we anticipate that it will take time to prudently deploy the new capital raised in the conversion, we expect our return on equity will initially be below the industry average after the conversion. See "Risk Factors-- We Anticipate a Low Return on Our Equity." The increase in net income shown under "Pro Forma Data" as a result of the investment of the net conversion proceeds is not necessarily indicative of future results of operations.

     Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table presents for the periods indicated the total dollar amount of interest income from the Bank's average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on monthly balances. The Bank does not believe that the monthly averages differ significantly from what the daily averages would be.

                                                    1998                          1997
                                        ---------------------------   ---------------------------
                                        Average              Yield/   Average              Yield/
                                        Balance   Interest    Rate    Balance   Interest    Rate
                                        -------   --------   ------   -------   --------   ------
                                                          (Dollars In Thousands)
Interest-earning assets:
  Loans receivable(2) ................  $28,771    $2,270     7.89%   $21,260    $1,710     8.04%
  Mortgage-backed securities .........    3,555       238     6.68      4,666       316     6.77
  Investment securities(3) ...........    1,302        74     5.70        442        26     5.88
  Interest-earning deposits ..........    2,848       172     6.05      4,052       231     5.70
                                        -------    ------     ----    -------    ------     ----
    Total interest-earning assets ....   36,476     2,754     7.55     30,420     2,283     7.50
                                                   ------     ----               ------     ----
Noninterest-earning assets ...........      510                           413
                                        -------                       -------
    Total assets .....................  $36,986                       $30,833
                                        =======                       =======
Interest-bearing liabilities:
  Deposits(4) ........................  $31,032     1,564     5.04    $27,235     1,416     5.20
  FHLB advances ......................    1,819       107     5.88         77         4     5.19
                                        -------    ------     ----    -------    ------     ----
    Total interest-bearing
      liabilities ....................   32,851     1,671     5.09     27,312     1,420     5.20
                                                   ------     ----               ------     ----
Noninterest-bearing liabilities ......      318                           215
                                        -------                       -------
    Total liabilities ................   33,169                        27,527
Retained earnings ....................    3,487                         3,234
                                        -------                       -------
    Total liabilities and
      retained earnings ..............  $36,656                       $30,761
                                        =======                       =======
Net interest income; average
  interest rate spread ...............             $1,083     2.46%              $   863    2.30%
                                                   ======     ====               =======    ====
Net interest margin(5) ...............                        2.97%                         2.84%
                                                              ====                          ====
Average interest-earning assets
  to average interest-bearing
  liabilities ........................   111.03%                       111.38%
                                         ======                        ======

----------
(1) At December 31, 1998, the weighted average yields earned and rates paid were as follows: loans receivable, 7.27%; mortgage-backed securities, 6.97%; investment securities, 5.52%; other interest-earning assets, 5.07%, total interest-earning assets, 7.09%; deposits, 4.87%; FHLB advances, 5.38%; total interest-bearing liabilities, 4.91%; and average interest rate spread, 2.18%.

(2)  Includes non-accruing loans.

(3)  Includes FHLB stock.

(4)  Includes noninterest-bearing checking accounts.

(5)  Equals net interest income divided by average interest-earning assets.

     Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities affected the Bank's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                           Year Ended December 31,
                                                               1998 vs. 1997
                                                     -----------------------------
                                                     Increase(Decrease)
                                                         Due to            Total
                                                     -----------------   Increase
                                                     Rate      Volume   (Decrease)
                                                     ----      ------   ----------
                                                           (In Thousands)
Interest-earning assets:
   Loans receivable ............................     $(32)     $ 592      $ 560
   Mortgage-backed securities ..................       (4)       (74)       (78)
   Investment securities(1) ....................      --          48         48
   Interest-earning deposits ...................       15        (74)       (59)
                                                     ----      -----      -----
     Total interest-earning assets .............      (21)       492        471
                                                     ----      -----      -----

Interest-bearing liabilities:
   Deposits ....................................      (42)       190        148
   FHLB advances ...............................        1        102        103
                                                     ----      -----      -----
     Total interest-bearing liabilities ........      (41)       292        251
                                                     ----      -----      -----

Increase in net interest income ................     $ 20      $ 200      $ 220
                                                     ====      =====      =====

----------
(1)  Includes FHLB stock.

     Interest Income. Interest and fees on loans increased by $560,000 or 32.7% in 1998 over 1997. The increase was due to an increase in the average loan portfolio of $7.5 million or 35.3% in 1998. The increase in the average balance was primarily due to increases in one- to four-family residential loans. The increase in the average loan portfolio resulted from an increase in loan personnel, increased advertising and favorable market conditions for the fixed-rate loans offered by the Bank. The decline in interest rates in 1998 increased the demand for fixed-rate mortgages. The lower interest rates, however, also resulted in a decline in the average loan yield to 7.89% in 1998 from 8.04% in 1997. The lower yield was more than offset by the increase in the average balance.

     Interest on mortgage-backed securities decreased by $78,000 or 24.7% in 1998 from 1997. The decrease was due to a decline of $1.1 million or 23.8% in the average balance and, to a lesser extent, a decline in the average yield to 6.68% in 1998 from 6.77% in 1997. Mortgage-backed securities have declined in recent years due to normal repayments and prepayments. The Bank did not purchase any mortgage-backed securities in 1998 or 1997. The Bank expects its mortgage-backed securities portfolio to continue to decline, as the Bank is emphasizing the origination of loans.

     Interest and dividends on investment securities, which consist of FHLB stock and a mutual fund at December 31, 1998, increased by $48,000 or 184.6% in 1998 over 1997. The mutual fund invests in adjustable-rate mortgages. The increase was due to an increase of $860,000 or 194.6% in the average balance, as the Bank invested

$1.0 million in the mutual fund in late 1997. The higher average balance in 1998 was partially offset by a decline in the average yield to 5.70% in 1998 from 5.88% in 1997.

     Interest on interest-earning deposits in other institutions decreased by $59,000 or 25.5% in 1998 from 1997. The decrease was due to a decline of $1.2 million or 29.7% in the average balance in 1998, as the Bank used a portion of its excess liquidity to fund increased loan originations. The lower average balance was partially offset by an increase in the average yield to 6.05% in 1998 from 5.70% in 1997.

     Total interest income increased by $471,000 or 20.6% in 1998 over 1997. The increase was primarily due to an increase in the average loan portfolio. In addition, while the average yields on loans, mortgage-backed securities and interest-earning deposits each decreased in 1998, the average yield on total interest-earning assets actually increased slightly in 1998 to 7.55% from 7.50% in 1997. The higher overall yield was due to the significant increase in the average loan portfolio, as the average yield on loans continues to be significantly higher than the yields on other interest-earning assets.

     Interest Expense. Interest on deposits increased by $148,000 or 10.5% in 1998 over 1997. The increase was due to a $3.8 million or 13.9% increase in average deposits in 1998, which was partially offset by a decline in the average rate paid to 5.04% in 1998 from 5.20% in 1997. The average balance of each type of deposit, including transaction accounts and certificates of deposit, increased in 1998, and the average rate paid on each type of deposit decreased in 1998 from 1997. While transaction accounts increased in 1998, certificates of deposit continued to represent over 80% of total deposits at December 31, 1998. At December 31, 1998, $19.7 million or 71.5% of the Bank's total certificates of deposit are due in one year or less. Based upon historical experience, the Bank expects to retain a significant portion of these deposits. The Bank began offering noninterest-bearing checking accounts in 1998, which amounted to $710,000 or 2.1% of total deposits at December 31, 1998.

     The Bank began more actively using FHLB advances in 1998. These borrowings totalled $3.2 million at December 31, 1998 compared to $400,000 at December 31, 1997. The Bank increased its FHLB advances in 1998 both to fund increased loan demand and to help minimize its interest rate risk. All of the FHLB advances are fixed-rate, long-term borrowings with original maturities in excess of seven years on a weighted average basis. The Bank believes that the term of its FHLB advances approximates the average life of many of its fixed-rate loans, and the Bank expects to further increase its long-term FHLB advances in the prevailing interest rate environment. Interest on FHLB advances was $107,000 in 1998 compared to $4,000 in 1997.

     Total interest expenses increased by $251,000 or 17.7% in 1998 over 1997, as the average balance of total interest-bearing liabilities increased by $5.5 million or 20.3% in 1998. The higher average balance was partially offset by a decline in the average rate paid to 5.09% in 1998 from 5.20% in 1997.

     Net Interest Income. Net interest income increased by $220,000 or 25.5% in 1998 over 1997, primarily due to an increase in net average interest-earning assets of $517,000 or 16.6% in 1998 over 1997. In addition, the average interest rate spread increased to 2.46% in 1998 from 2.30% in 1997. The increased spread was due to an increase in the average yield on interest-earning assets and a decrease in the average rate paid on interest-bearing liabilities.

     Provision for Loan Losses. The Bank's provisions for loan losses were $81,000 in 1998 and $6,000 in 1997. The allowance for loan losses amounted to $170,000 at December 31, 1998, representing .49% of the total loan portfolio and 84.2% of total non-accruing loans on that date. At December 31, 1997, the allowance for loan losses was $89,000, or .38% of the total loan portfolio and 50.6% of total non-accruing loans. The significant increase in the provision for loan losses in 1998 was due to an $11.5 million or 48.7% increase in the total loan portfolio in 1998, including increases in each of the loan categories. During 1998, construction, commercial real estate, land and consumer loans increased by an aggregate of $3.0 million or 162.7%. Because these loans involve more risk than one- to four-family residential loans, $60,000 or 74.1% of the increase in the allowance was allocated to these four types of loans in 1998.

     Construction, commercial real estate and land loans were relatively insignificant at December 31, 1997, and none of the allowance for loan losses was allocated to these loans at that date. When these loan categories significantly increased in 1998, management believed it was appropriate to begin allocating a portion of the allowance to each of these loan categories. The new allowances allocated to construction, commercial real estate and land loans accounted for $45,000 or 55.6% of the increase in the allowance for 1998.

     Total consumer loans nearly tripled in 1998. Because of this significant increase, management increased the loan loss allowance for consumer loans by $15,000 or 150% in 1998.

     One- to four-family residential loans increased by $8.5 million or 39.0% in 1998, and total non-accruing one- to four-family residential loans increased by $26,000 or 14.8% from December 31, 1997 to December 31, 1998. Because of these increases, management believed it was appropriate to increase the allowance allocated to these loans by $21,000. The Bank did not experience any loan charge-offs or recoveries in 1998 or 1997, which management believes is primarily due to its conservative underwriting standards and the favorable economy in its local market area. For additional information, see "Business of Florida Parishes Bank - Asset Quality."

     Noninterest Income. The Bank foreclosed on a one- to four-family residential loan in 1998 and sold the property for an $11,000 gain. There were no sales of real estate owned in 1997, and the Bank had no real estate owned at December 31, 1998 or 1997.

     The Bank earns insurance commissions on the sale of credit life and mortgage life insurance. The Bank acts as an agent for two different insurance companies. Insurance commissions were $5,100 in 1998 and $2,500 in 1997.

     Service charges on deposits increased to $2,200 in 1998 from $500 in 1997, primarily due to an increase in transaction accounts.

     Other miscellaneous income, which primarily consists of fees for certified checks, bounced checks and travelers' checks and stop payment fees, increased by $500 or 36.3% in 1998 over 1997.

     Total noninterest income increased by $15,800 in 1998 over 1997, primarily due to the gain on sale of real estate owned and the increase in insurance commissions.

     Noninterest Expense. Compensation and benefits increased by $55,000 or 17.9% in 1998 over 1997. The primary reason for the increase was the hiring of additional staff, including a compliance officer and a loan officer. We anticipate hiring additional staff in 1999, which will further increase our costs. To a lesser extent, the increase in 1998 was also due to normal salary increases and to several staff members reaching their one-year anniversary and becoming eligible to participate in the Bank's incentive bonus plan. These factors were partially offset by a $15,000 decline in group insurance premiums. After the conversion, the shares of common stock to be purchased by the ESOP and the Recognition Plan will result in additional compensation expense being recognized over periods of 13 and five years, respectively. Based on the assumptions set forth under "Pro Forma Data," the increased compensation expense after taxes is estimated to be $15,000 per year for the ESOP and $19,000 per year for the Recognition Plan at the maximum of the offering range. However, the amount for the ESOP may vary significantly depending upon the impact of SOP 93-6. See "Risk Factors - Our Employee Stock Benefit Plans Will Increase Our Costs." In addition, the exercise of compensatory or non-qualified stock options in the future would result in additional compensation expense for federal income tax purposes (but not for financial statement purposes) equal to the difference between the aggregate market value of our common stock received and the aggregate exercise price.

     Occupancy and equipment expense increased by $20,000 or 54.1% in 1998 over 1997, primarily due to the renovation of the second floor of the Bank's office building for additional office space and to the purchase of additional equipment. If the Bank spends $1.0 million in the year 2000 to build a new branch and to make improvements to its existing office as currently projected, occupancy expense will significantly increase.

     Data processing expense increased by $17,400 or 46.5% in 1998 over 1997, primarily due to the costs of introducing a new checkcard, which allows checking account customers to access their funds when making a purchase without having to write a check. To a lesser extent, some new software was purchased and expensed in 1998.

     Advertising expense increased by $11,300 or 65.2% in 1998 over 1997, as the Bank advertised various lending and deposit products and its new checkcards.

     Deposit insurance premiums increased by $4,300 or 32.0% in 1998 over 1997. The increase in 1998 was due to higher deposits and to a credit received in the first quarter of 1997.

     Other noninterest expense, which includes examination fees, professional fees, office supplies, postage and other miscellaneous expenses, increased by $31,000 or 27.7% in 1998 over 1997. This expense is likely to increase following the conversion due to (1) increased legal and accounting fees as a result of being a public company and preparing and filing various public reports, (2) fees to be paid to FPB Financial's transfer agent and registrar, and (3) other miscellaneous costs associated with being a public company.

     Total noninterest expense increased by $139,000 or 26.5% in 1998 over 1997, due to increases in each category of noninterest expense.

     Federal Income Tax Expense. The federal income tax expense was essentially unchanged in 1998 from 1997. Pre-tax income increased by $22,000 or 6.6% in 1998 from 1997, which was offset by a decline in the effective tax rate to 34.2% in 1998 from 36.4% in 1997. For additional information, see Note 9 of Notes to Financial Statements.

Liquidity and Capital Resources

     The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current regulations require that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At December 31, 1998, the Bank's liquidity was 7.0% or $1.0 million in excess of the minimum requirement.

     Cash was generated by the Bank's operating activities in 1998 and 1997 primarily as a result of net income in each period. The adjustments to reconcile net income to net cash provided by operations during the periods presented consisted primarily of the provisions for loan losses, the provisions for depreciation, the FHLB stock dividends, and increases or decreases in various receivable and payable accounts. The primary investing activities of the Bank are the origination of loans, which are primarily funded with the proceeds from repayments and prepayments on existing loans and mortgage-backed securities. Investing activities used net cash in 1998 and 1997, primarily due to increases in the net loan portfolio and, in 1997, the purchase of a $1.0 million investment security. The primary financing activities consist of deposits and FHLB advances. Financing activities provided net cash in 1998 and 1997 due to increases in both deposits and FHLB advances. Total cash and cash equivalents decreased by $1.9 million in 1998 and increased by $1.6 million in 1997. Total cash and cash equivalents amounted to $2.4 million at December 31, 1998.

     At December 31, 1998, the Bank had outstanding commitments to originate $300,000 of one- to four-family residential loans, $250,000 of commercial real estate loans and $737,000 of undisbursed construction loans. In addition, as of December 31, 1998, the total amount of certificates of deposit which were scheduled to mature in the following 12 months was $19.7 million. The Bank believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits in changed interest rate environments. If the Bank requires funds beyond its internal funding capabilities, advances from the FHLB of Dallas are available as an additional source of funds.

     The Bank is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At December 31, 1998, the Bank exceeded each of its capital requirements, with tangible, core and risk-based capital ratios of 8.71%, 8.71% and 19.50%, respectively. See "The Bank Meets All of Its Regulatory Capital Requirements," "Regulation - The Bank - Regulatory Capital Requirements" and
Note 13 of Notes to Financial Statements.

     Assuming the sale of common stock at the midpoint of the offering range, FPB Financial's ratio of equity to assets would be 14.2% on a pro forma basis at December 31, 1998. See "The Bank Meets All of Its Regulatory Capital Requirements." Both FPB Financial and the Bank will be well-capitalized upon consummation of the conversion. We anticipate that the net conversion proceeds contributed to the Bank will initially increase the Bank's liquidity.

Impact of Inflation and Changing Prices

     The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on the Bank's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

The Year 2000

     General. The Year 2000 issue confronting us, as well as our suppliers, customers, customers' suppliers and competitors, centers on the inability of many computer systems to recognize the Year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000 unless they are corrected or replaced.

     Like most financial service providers, we may be significantly affected by the Year 2000 issue due to our dependence on technology and date-sensitive data. Computer software, hardware and other equipment, both within and outside the Bank's direct control and third parties with whom the Bank electronically or operationally interfaces are likely to be affected. If computer systems are not modified in order to be able to identify the Year 2000, many computer applications could fail or create erroneous results. In this event, calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated.

     In accordance with federal regulatory pronouncements, the Bank's Year 2000 plan addressed issues involving awareness, assessment, renovation, validation, implementation and contingency planning. These phases are discussed below.

     Awareness and Assessment. The Bank has a Year 2000 team, consisting of the President, an Assistant Vice President and the Compliance Officer, which is responsible for addressing Year 2000 issues. The Year 2000 team periodically reports to the Board of Directors its actions and findings.

     Management has conducted an assessment of all software, hardware, environmental systems and other computer-controlled systems. In addition, management has identified and developed an inventory of all technological components and vendors. Three service providers were identified as "mission critical," where the failure to become Year 2000 compliant in a timely manner could cause major operational risks or disruptions.

     Renovation Phase Has Been Completed. The Bank has upgraded its in-house hardware and software that was mission critical or had applications with date sensitive areas. The Bank's data processing and items processing are handled by two independent third party data centers, and both centers have indicated that they completed their renovation process. In addition, the software used with the FHLB of Dallas was replaced.

     The Bank's Validation or Testing Phase Has Been Completed. During 1998, the Bank tested its loan origination, loan servicing, savings deposits, savings withdrawal and general ledger activities for Year 2000 compliance. All teller terminals and general ledger posting terminals were tested, and different tests were conducted with the Bank's service providers and software vendors. The Bank's service providers and software vendors were examined by the Federal Financial Institutions Examination Council, which consists of federal banking agencies, for Year 2000 compliance. However, neither the council nor its member agencies certify the Year 2000 readiness of any service provider or vendor. The Bank explored during 1998 the steps involved in switching its data processing and items processing to different service providers in the event its current providers were unable to become Year 2000 compliant in a timely manner. Based on the results of the testing, the Bank does not believe that a switch to new service providers will be necessary.

     Implementation Phase Has Been Completed. Additional testing was conducted in the first quarter of 1999, and the implementation phase has now been completed. All in-house hardware and software that is critical and date sensitive is Year 2000 compliant. In-house software that is not compliant will be used only for word processing and not for date sensitive applications.

     Contingency Planning. The Bank has adopted contingency plans in the event that one or more of its internal or external computer systems fail to operate on or after January 1, 2000. In a worst case scenario, the Bank would need to post accounts and general ledger entries manually, which was last done in the 1970s. Management has discussed a manual posting system with its independent auditors. This system still needs to be set up and tested. Testing of the Bank's business resumption plan is scheduled to be completed by June 30, 1999.

     The Bank has obtained a $500,000 Year 2000 line of credit from the FHLB of Dallas that can be used for liquidity purposes if other sources of funds are not available when needed. This line of credit was obtained in anticipation of higher than normal savings withdrawals in late 1999. The Bank can also obtain short-term FHLB advances if necessary.

     Risks. If one or more internal or external computer systems fail to operate properly on or after January 1, 2000, the Bank may be unable to process transactions, prepare statements or engage in similar normal business activities. If all transactions were required to be handled manually due to computer or other failures, we would need to hire additional personnel which could significantly increase our expenses.

     In the event any of our local utility companies were unable to provide electricity or other needed services, our operations would be disrupted. We are unable to provide any assurances as to the Year 2000 readiness of the utility companies. In addition, while we believe the testing described below was done in accordance with applicable regulatory guidelines, we are unable to provide any assurances that the testing took into account all problems that may develop on or after January 1, 2000.

     We believe we have taken appropriate steps with respect to matters that are within our control in order to become ready for the Year 2000 in a timely manner. Based on the steps taken to date, including testing and other documentation, management believes that its three mission critical service providers are Year 2000 compliant and that issues related to the Year 2000 will not have a material adverse effect on FPB Financial's liquidity, capital resources or consolidated results of operations. However, we are unable to provide any assurances that we have foreseen all problems that may develop on or after January 1, 2000 or that we have taken all actions that may be considered necessary in hindsight. In addition, the readiness of all third parties, including customers and suppliers, is inherently uncertain and cannot be guaranteed by us. While our outside service providers have shared with us their testing results, the findings of examinations of them by regulatory authorities and their responses to such examinations, none of the service providers have provided us with enforceable assurances. One of the mission critical service providers has indicated in writing that they are not making any express or implied representation or warranty as to their Year 2000 readiness.

     Costs. The Bank currently estimates the total cost of becoming Year 2000 compliant to be less than $15,000, of which approximately $5,000 has been incurred as of December 31, 1998.

     Status of Borrowers and Other Customers. The Bank's customer base consists primarily of individuals who use the Bank's services for personal, household or consumer uses. Management believes these customers are not likely to individually pose material Year 2000 risks directly. It is not possible at this time to gauge the indirect risks which could be faced if the employers of these customers encounter unresolved Year 2000 issues. Most of the Bank's loans are residential or consumer in nature. The Bank had 11 commercial real estate loans at December 31, 1998 with an average balance of $59,000 at that date. Management determined that the risk of these borrowers adversely impacting the Bank was not material. As a result, the Bank has not contacted its customers or borrowers to determine the status of their readiness for the Year 2000.

     For new commercial real estate loans, the Bank is requiring the borrower to represent that it expects to become Year 2000 compliant in a timely manner and that it will promptly notify the Bank if the borrower or any of its material vendors or suppliers will not achieve compliance timely, in each case excluding any noncompliance that would not have a material adverse effect on the borrower's financial condition. The Bank believes these representations will assist management in monitoring the status of new commercial borrowers.

Recent Accounting Standards

     For a discussion of recently published accounting standards, none of which are expected to have a material effect on FPB Financial, see Note 15 of Notes to Financial Statements.

                         BUSINESS OF FPB FINANCIAL CORP.

     FPB Financial Corp. is a Louisiana corporation organized in February 1999 by the Bank for the purpose of becoming a unitary savings and loan holding company of the Bank. We will purchase all of the capital stock of the Bank to be issued in the conversion in exchange for 50% of the net conversion proceeds and will retain the remaining 50% of the net proceeds as our initial capitalization. Immediately following the conversion, our only significant assets will be the capital stock of the Bank, our loan to the ESOP, and the remainder of the net conversion proceeds retained by us. The business and management of FPB Financial will initially primarily consist of the business and management of the Bank.

                        BUSINESS OF FLORIDA PARISHES BANK

Lending Activities

     General. At December 31, 1998, the Bank's net loan portfolio totalled $34.2 million, representing approximately 83.2% of the Bank's $41.1 million of total assets at that date. The principal lending activity of the Bank is the origination of one- to four-family residential loans and consumer loans. At December 31, 1998, conventional first mortgage, one- to four-family residential loans (excluding construction loans) amounted to $30.2 million or 86.2% of the total loan portfolio and consumer loans amounted to $2.6 million or 7.5% of the total loan portfolio, in each case before net items. To a lesser extent, the Bank originates construction loans, commercial real estate loans and land loans. At December 31, 1998, construction loans amounted to $1.1 million or 3.2% of the total loan portfolio, commercial real estate loans totalled $650,000 or 1.9% of the total loan portfolio, and land loans amounted to $421,000 or 1.2% of the total loan portfolio, in each case before net items.

     The types of loans that the Bank may originate are subject to federal and state laws and regulations. Interest rates charged by the Bank on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

     A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds the greater of (i) 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities, and (ii) $500,000. At December 31, 1998, the Bank's limit on loans-to-one borrower was $535,000 and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $510,000, $289,000, $264,000, $247,000 and $233,000. All of
the Bank's five largest loans or groups of loans were performing in accordance with their terms at December 31, 1998.

     Loan Portfolio Composition. The following table shows the composition of the Bank's loan portfolio by type of loan at the dates indicated.

                                                                              December 31,
                                                     -----------------------------------------------------------
                                                                1998                              1997
                                                     --------------------------       --------------------------
                                                       Amount             %             Amount              %
                                                     ----------      ----------       ----------        --------
                                                                    (Dollars in Thousands)
Real estate loans:
  One- to four-family residential ..............       $30,199          86.2%           $21,720           92.2%
  Construction(1) ..............................         1,132            3.2               250             1.1
  Commercial real estate .......................           650            1.9               540             2.3
  Land .........................................           421            1.2               157              .6
                                                      --------            ---        ----------          ------
    Total real estate loans ....................        32,402           92.5            22,667            96.2
                                                       -------           ----          --------            ----
Consumer loans:
  Loans secured by one- to four-family
     residential properties ....................         1,109            3.2               237             1.0
  Loans secured by savings accounts ............           467            1.3               422             1.8
  Second mortgages .............................           473            1.4               162              .7
  Automobile ...................................           378            1.1                35              .2
  Unsecured ....................................           150             .4                30              .1
  Other ........................................            53             .1                 7              .0
                                                     ---------            ---        ----------        --------
    Total consumer loans .......................         2,630            7.5               893             3.8
                                                       -------            ---          --------         -------
      Total loans ..............................        35,032          100.0%           23,560           100.0%
                                                                        =====                             =====
Less:
  Loans in process .............................           737                              162
  Deferred (cost) fees and discounts ...........          (27)                               17
  Allowance for loan losses ....................           170                               89
                                                      --------                       ----------
    Total loans receivable, net ................       $34,152                         $ 23,292
                                                        ======                          =======

----------
(1)  Consists solely of one- to four-family residential construction loans.

     Origination of Loans. The lending activities of the Bank are subject to the written underwriting standards and loan origination procedures established by the Bank's Board of Directors and management. Loan originations are obtained through a variety of sources, including referrals from real estate brokers, builders and existing customers. Written loan applications are taken by lending personnel, and the loan department supervises the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by the Bank's Board of Directors.

     Under the Bank's real estate lending policy, a title insurance policy must be obtained for each real estate loan for $25,000 or more. The Bank also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development. The Bank does not require borrowers to advance funds to an escrow account for the payment of real estate taxes or hazard insurance premiums. The Bank generally obtains the financial statements of the borrower if the requested loan exceeds $25,000 and an assignment of life insurance if the requested loan exceeds $150,000.

     The Bank's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. The Bank's Loan Officer, its Senior Vice President and its President may individually approve secured loans up to $25,000, $80,000 and $100,000, respectively, and unsecured loans up to $10,000, $40,000 and $50,00, respectively. All loans exceeding $100,000 and those secured by real estate outside the Bank's market area must be approved by the Board of Directors' loan committee.

     The following table shows total loans originated and repaid during the periods indicated. No loans were purchased or sold during the periods shown.

                                                     Year Ended December 31,
                                                 ------------------------------
                                                    1998       1997       1996
                                                 --------    -------    -------
                                                          (In Thousands)
Loan originations(1):
  One- to four-family residential ............   $ 14,258    $ 5,863    $ 4,655
  Construction(2) ............................        948        330         --
  Commercial real estate .....................        193        196         --
  Land .......................................        285         41         --
  Consumer ...................................      3,068        941        149
                                                 --------    -------    -------
     Total loans originated ..................     18,752      7,371      4,804
Loan principal reductions ....................     (7,280)    (4,060)    (3,568)
Increase (decrease) due to
  other items, net(3) ........................       (613)       (23)       (13)
                                                 --------    -------    -------
Net increase in loan portfolio ...............   $ 10,859    $ 3,288    $ 1,223
                                                 ========    =======    =======
----------
(1)  Includes loans refinanced by existing borrowers of the Bank.

(2)  Consists solely of one- to four-family residential construction loans.

(3) Other items, net include the effects relating to loans in process, deferred loan origination fees or costs, and the allowance for loan losses.

     Although federal laws and regulations permit federally chartered savings institutions, such as the Bank, to originate and purchase loans secured by real estate located throughout the United States, the Bank's present lending is done primarily within its primary market area, which consists of Tangipahoa Parish in Louisiana. Subject to the Bank's loans-to-one borrower limitation, the Bank is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. The Bank may also invest in secured and unsecured consumer loans in an amount not exceeding 35% of the Bank's total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, the Bank may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At December 31, 1998, the Bank was well within each of the above lending limits.

     One- to Four-Family Residential Real Estate Loans. The primary real estate lending activity of the Bank is the origination of loans secured by first mortgage liens on one- to four-family residences. At December 31, 1998, $30.2 million or 86.2% of the Bank's total loan portfolio, before net items, consisted of conventional first mortgage, one- to four-family residential loans (excluding construction loans).

     The loan-to-value ratio, maturity and other provisions of the loans made by the Bank generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by the Bank. The Bank's lending policies on one- to four-family residential mortgage loans generally limit the maximum loan-to-value ratio to 80% of the lesser of the appraised value or purchase price of the property. The one- to four-family residential loans which have a loan-to-value ratio in excess of 80% bear a higher interest rate but do not require private mortgage insurance. Residential mortgage loans are amortized on a monthly basis with principal and interest due each month. The loans generally include "due-on-sale" clauses.

     The residential mortgages originated by the Bank primarily consist of fixed-rate loans maturing in 10, 15 or 20 years. The Bank also offers balloon mortgages that mature in three to five years, with principal amortized over 10 to 15 years. In addition, the Bank began offering fixed-rate, 30-year mortgages in 1998. Of the $14.3 million of one- to four-family residential loans originated in 1998, $11.6 million or 81.2% consisted of fixed-rate loans maturing within 10 to 20 years. Of the total residential loan portfolio of $30.2 million at December 31, 1998, $24.9 million or 82.3% consisted of fixed-rate loans with an original maturity of 10 to 20 years.

     The Bank has the authority to originate and purchase mortgage loans which provide for periodic interest rate adjustments subject to certain limitations. The Bank offers adjustable-rate mortgages ("ARMs") on which the interest rate adjusts every one, three or seven years based upon the one-year T-bill index plus a specified margin. However, because the Bank does not offer teaser rates, the Bank is generally not competitive in its market area in the origination of ARMs. In addition, with the decline in mortgage rates in recent years, borrowers generally prefer fixed-rate mortgages in the Bank's market area. The Bank has not originated any ARMs in the last two years. At December 31, 1998, one- to four-family residential ARMs represented $3.6 million or 10.3% of the total loan portfolio, before net items.

     Construction Loans. At December 31, 1998, $1.1 million or 3.2% of the Bank's total loan portfolio, before net items, consisted of loans for the construction of single-family residences. Construction loans are being actively marketed, and the origination of construction loans increased to $948,000 in 1998 from $330,000 in 1997. If a borrower uses an independent contractor to construct the residence, the Bank will generally originate both the construction loan and the permanent loan at one closing. In this event, the loan is treated as a one- to four-family residential loan from the date of origination. Otherwise, the Bank will originate only an interim construction loan for a period of six to nine months. All of the construction loans bear a fixed interest rate. The funds are disbursed as various phases of the construction are completed. At December 31, 1998, the Bank had one spec construction loan for $87,000.

     Construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied. The Bank generally attempts to mitigate the risks associated with construction lending by, among other things, lending primarily in its market area, using conservative underwriting guidelines, and closely monitoring the construction process.

     Commercial Real Estate Loans. The Bank's commercial real estate loan portfolio primarily consists of loans secured by professional offices, churches and multi-family residences located within the Bank's primary market area. Commercial real estate loans amounted to $650,000 or 1.9% of the total loan portfolio at December 31, 1998. The largest commercial real estate loan at December 31, 1998 was a $135,000 loan secured by an apartment building. This loan has a three-year term and is amortized over three years. The average balance of the 11 commercial real estate loans at December 31, 1998 was approximately $59,000.

     Of the 11 commercial real estate loans, seven had fixed interest rates, were fully amortizing over an original term to maturity of three to 15 years, and had an aggregate principal balance of $516,000 at December 31, 1998. Three loans had adjustable interest rates and an aggregate principal balance of $78,000 at December 31, 1998. The remaining loan was a fixed-rate balloon mortgage with a balance of $56,000 at that date. As part of its commitment to loan quality, the Bank's senior management reviews each nonresidential loan prior to approval by the Board of Directors. All loans are based on the appraised value of the secured property, and commercial real estate loans are generally not made in amounts in excess of 80% of the appraised value of the secured property. All appraisals are performed by an independent appraiser designated by the Bank and are reviewed by management. In originating nonresidential loans, the Bank considers the quality of the property, the credit of the borrower, the historical and projected cash flow of the project, the location of the real estate and the quality of the property management.

     Commercial real estate lending is generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. The Bank generally attempts to mitigate the risks associated with commercial real estate lending by, among other things, lending primarily in its market area and using low loan-to-value ratios in the underwriting process.

     Land Loans. As of December 31, 1998, the Bank's land loans are secured by vacant lots which are generally expected to be used for residential purposes. These loans are generally three- to five-year balloon mortgages, with principal amortized over 10 to 15 years. These loans bear a fixed interest rate. At December 31, 1998, the Bank's land loans amounted to $421,000 or 1.2% of the total loan portfolio. The average balance of the 19 land loans at December 1998 was approximately $22,000.

     Land development and acquisition loans involve significant additional risks when compared with loans on existing residential properties. These loans may involve larger loan balances to single borrowers, and the payment experience may be dependent on the successful development of the land and the sale of the lots. These risks can be significantly impacted by supply and demand conditions.

     Consumer Loans. Subject to restrictions contained in applicable federal laws and regulations, the Bank is authorized to make loans for a wide variety of personal or consumer purposes. At December 31, 1998, $2.6 million or 7.5% of the Bank's total loan portfolio consisted of consumer loans.

     The Bank originates consumer loans in order to provide a full range of financial services to its customers and because such loans generally have shorter terms and higher interest rates than residential mortgage loans. The consumer loans offered by the Bank include short-term loans secured by one- to four-family residences and loans secured by deposit accounts in the Bank, second mortgages, automobile loans, unsecured loans and other miscellaneous loans.

     The consumer loans secured by one- to four-family residential properties are generally three- to five-year balloon, first lien mortgages, with principal amortized over 10 to 15 years. These loans are not for the purpose of purchasing the house, and the loan proceeds can be used for any purpose. These loans are more likely to have a loan-to-value ratio of up to 90%. These consumer loans secured by residential property amounted to $1.1 million or 3.2% of the total loan portfolio at December 31, 1998, compared to $237,000 at December 31, 1997.

     The Bank offers loans secured by deposit accounts in the Bank, which loans amounted to $467,000 or 1.3% of the Bank's total loan portfolio at December 31, 1998. Such loans are originated for up to 95% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance. The interest rate on the loan is equal to the interest rate paid on the account plus 2%. These loans mature on or before the maturity date of the underlying certificate of deposit.

     The Bank offers second mortgages secured by one-to four-family residences, even on properties where the first mortgage is held by another lender. The amount of the second mortgage, when combined with the amount of the first mortgage, is limited to 90% of the appraised value of the property. Second mortgages amounted to $473,000 or 1.4% of the total loan portfolio at December 31, 1998, compared to $162,000 at December 31, 1997.

     The Bank offers automobile loans on both new and used vehicles, with most of the loans secured by new vehicles. The automobile loans have fixed interest rates and terms of up to five years for new vehicles and 42 months for used vehicles. Automobile loans amounted to $378,000 or 1.1% of the total loan portfolio at December 31, 1998, compared to $35,000 at December 31, 1997.

     The unsecured loans originated by the Bank are generally for $10,000 or less and have a maximum term of 36 months. These loans bear a fixed interest rate and require monthly payments of principal and interest. Unsecured loans amounted to $150,000 or .4% of the total loan portfolio at December 31, 1998.

     Other consumer loans primarily consist of small boats and overdrafts. These loans amounted to $53,000 or .1% of the total loan portfolio at December 31, 1998. The Bank originates these loans only to a limited extent.

     Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. In many cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. The Bank believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to increase rate sensitivity, shorten the average maturity of its loan portfolio and provide a full range of services to its customers.

     Loan Origination and Other Fees. In addition to interest earned on loans, the Bank receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

     In accordance with Statement of Financial Accounting Standards No. 91, which deals with the accounting for non-refundable fees and costs associated with originating or acquiring loans, the Bank's loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as interest income over the contractual life of the related loans as an adjustment to the yield of such loans. At December 31, 1998, the Bank had $27,000 of deferred costs which will be expensed over the contractual maturities of the related loans.

     Contractual Maturities. The following table shows the scheduled contractual maturities of the Bank's loans as of December 31, 1998, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below reflect normal principal amortization but do not take into account loan prepayments.

                                            One- to                       Commercial
                                          four-family     Construction    Real Estate    Land     Consumer
                                          residential         Loans        Mortgages     Loans      Loans      Total
                                         ------------    --------------   -----------    -----   ---------    -------
                                                                             (In Thousands)
Amounts due in:
  One year or less ......................   $ 1,415            $1,132         $ 62       $163      $  915     $ 3,687
  After one year through two years ......     1,521                --           68        179         986       2,754
  After two years through three years ...     1,635                --           73         79         681       2,468
  After three years through five years ..     3,579                --          155         --          48       3,782
  After five years through ten years ....     9,312                --          233         --          --       9,545
  After ten years through fifteen years .    11,551                --           18         --          --      11,569
  After fifteen years ...................     1,186                --           41         --          --       1,227
                                             ------             -----          ---        ---       -----      ------
    Total(1) ............................   $30,199            $1,132         $650       $421      $2,630     $35,032
                                             ======             =====          ===        ===       =====      ======

------
(1) Gross of loans in process, deferred loan origination (costs) fees and discounts, and the allowance for loan losses.

     The following table shows the dollar amount of all loans, before net items, due after one year from December 31, 1998 as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

                                                         Floating or
                                          Fixed-Rate   Adjustable-Rate   Total
                                          ----------   ---------------  -------
                                                      (In Thousands)
One- to four-family residential .........   $25,375          $3,409     $28,784
Commercial real estate mortgages ........       511              77         588
Land ....................................       258              --         258
Consumer ................................     1,715               -       1,715
                                            -------        --------    --------
  Total .................................   $27,859          $3,486     $31,345
                                             ======           =====      ======

     Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the Bank's portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loans rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are lower than current mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

Asset Quality

     General. The Bank mails delinquent notices to borrowers when a borrower fails to make a required payment within 10 days of the date due. Additional notices begin when a loan becomes 20 days past due. Late charges are generally imposed following the 10th day after a payment is due on mortgage loans and after 10 days on consumer loans. In most cases, deficiencies are cured promptly. If a delinquency extends beyond 30 days, the loan and payment history is reviewed and efforts are made to collect the loan. While the Bank generally prefers to work with borrowers to resolve such problems, the Bank institutes foreclosure or other collection proceedings when necessary to minimize any potential loss. Before foreclosure proceedings start, the Bank determines whether an environmental study needs to be conducted first.

     Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, the Bank discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest. Specific reserves are established when a consumer loan becomes 120 days past due.

     Real estate acquired by the Bank as a result of foreclosure or by deed-in-lieu of foreclosure and loans deemed to be in-substance foreclosed under generally accepted accounting principles are classified as real estate owned until sold. The Bank had no real estate owned at December 31, 1998 or 1997.

     Delinquent Loans. The following table sets forth information concerning delinquent loans at December 31, 1998, in dollar amount and as a percentage of the Bank's total loan portfolio. The dollar amounts shown equal the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due. At December 31, 1998, the Bank had no consumer loans, construction loans or land loans which were delinquent 30 or more days.

                                   One- to Four-Family       Commercial
                                       Residential           Real Estate           Total
                                   -------------------    ----------------    --------------
                                   Amount         %       Amount      %       Amount      %
                                   ------        ---      ------       ---    ------     ---
                                                     (Dollars in Thousands)
Loans delinquent for:
  30 - 59 days .................  $  112          .32%    $    7       .02%   $  119      .34%
  60 - 89 days .................      31          .09         --        --        31      .09
  90 days and over .............     202          .58         --        --       202      .58
                                   -----          ---      -----      ----     -----     ----
    Total delinquent loans .....  $  345          .99%    $    7       .02%   $  352     1.01%
                                   =====         ====      =====      ====     =====     ====

     Non-Performing Assets. The following table shows the Bank's non-performing assets at the dates indicated. The Bank did not have any accruing loans 90 days or more delinquent or troubled debt restructurings at the dates shown.

                                                                December 31,
                                                                ------------
                                                                1998    1997
                                                                ----    ----
                                                          (Dollars in Thousands)
Non-accruing loans:
  One- to four-family residential ...........................   $202    $176
  Consumer ..................................................     --      --
                                                                ----    ----
     Total non-accruing loans ...............................    202     176
Real estate owned ...........................................     --      --
                                                                ----    ----
     Total non-performing assets ............................   $202    $176
                                                                ====    ====
Total non-performing loans as a percentage of
   total loans .............................................    .58%    .75%
                                                                ====    ====
Total non-performing assets as a percentage of
   total assets ............................................    .49%    .53%
                                                                ====    ====

     The $202,000 of non-accruing loans at December 31, 1998 consisted of seven one- to four-family residential loans, of which the largest loan was for $64,000. All of the residential properties securing these loans are located in either Tangipahoa or Livingston Parish.

     If the $202,000 of non-accruing loans at December 31, 1998 had been current in accordance with their terms during 1998, the gross interest income on such loans would have been approximately $16,000. A total of $14,000 of interest income on these non-accruing loans was actually recorded in 1998.

     Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

     All loans for $200,000 or more are reviewed annually under the Bank's asset classification policy, and other loans are reviewed based on delinquency reports. The Bank's total classified assets at December 31, 1998 (excluding loss assets specifically reserved for) amounted to $443,000, all of which was classified as substandard. The largest classified asset at December 31, 1998 consisted of a $78,000 adjustable-rate residential loan. The remaining $365,000 of substandard assets at December 31, 1998 consisted of 17 residential mortgage loans totaling $358,000 and a $7,000 multi-family residential loan.

     Allowance for Loan Losses. At December 31, 1998, the Bank's allowance for loan losses amounted to $170,000 or .49% of the total loan portfolio. The Bank's loan portfolio consists primarily of residential mortgage loans and, to a lesser extent, commercial real estate loans, land loans and consumer loans. The loan loss allowance is maintained by management at a level considered adequate to cover estimated losses inherent in the existing portfolio based on prior loan loss experience, known and probable risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, general economic conditions, and other factors and estimates which are subject to change over time. The Bank significantly increased its allowance for loan losses in 1998 by incurring an $81,000 provision for loan losses, compared to a $6,000 provision for 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Provision for Loan Losses" for a discussion of the increase in 1998. While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net income.

     The following table shows changes in the Bank's allowance for loan losses during the periods indicated.

                                                        Year Ended December 31,
                                                        -----------------------
                                                            1998       1997
                                                          -------    -------
                                                        (Dollars in Thousands)
Total loans outstanding at end of period ..............   $35,032    $23,560
                                                          =======    =======
Average loans outstanding .............................   $28,771    $21,260
                                                          =======    =======

Balance at beginning of period ........................   $    89    $    83
Charge-offs ...........................................      --         --
Recoveries ............................................      --         --
                                                          -------    -------
Net charge-offs (recoveries) ..........................      --         --
Provision for loan losses .............................        81          6
                                                          -------    -------
Balance at end of period ..............................   $   170    $    89
                                                          =======    =======
Allowance for loan losses as a percent of
  total loans outstanding .............................       .49%       .38%
                                                          =======    =======
Ratio of net charge-offs (recoveries) to
  average loans outstanding ...........................      -- %        --%
                                                          =======    =======

     The following table shows how the Bank's allowance for loan losses is allocated by type of loan at each of the dates indicated.

                                                     December 31,
                                     -------------------------------------------
                                            1998                    1997
                                     --------------------   --------------------
                                                   Loan                  Loan
                                                 Category              Category
                                        Amount    as a %     Amount      as a %
                                          of     of Total      of       of Total
                                      Allowance   Loans     Allowance    Loans
                                      ---------   -----     ---------    -----
                                               (Dollars in Thousands)
One- to four-family residential ....  $    100     86.2%     $   79       92.2%
Construction .......................        20      3.2          --        1.1
Commercial real estate .............        15      1.9          --        2.3
Land ...............................        10      1.2          --         .6
Consumer ...........................        25      7.5          10        3.8
                                       -------    -----      ------      -----
Total ..............................  $    170    100.0%     $   89      100.0%
                                       =======    =====      ======      =====


Mortgage-Backed Securities

     Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors such as the Bank receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises, which guarantee the payment of principal and interest to investors.

     Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.

     The Bank's mortgage-backed securities consist entirely of Government National Mortgage Association ("GNMA") securities. The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. GNMA securities are backed by loans insured by the Federal Housing Administration ("FHA") or guaranteed by the Veterans Administration ("VA"), and the timely payment of principal and interest on GNMA securities are guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government.

     At December 31, 1998, the Bank's mortgage-backed securities amounted to $2.9 million, which represented 7.1% of the Bank's $41.1 million of total assets at that date. All of the Bank's $2.9 million of mortgage-backed securities at December 31, 1998 are accounted for as held to maturity, and $2.8 million had adjustable interest rates. The Bank's mortgage-backed securities at December 31, 1997 amounted to $4.2 million. The Bank did not purchase any mortgage-backed securities in either 1998 or 1997. For information regarding the maturities of the Bank's mortgage-backed securities, see Note 3 of Notes to Financial Statements.

     Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Bank.

     The following table shows the activity in the Bank's mortgage-backed securities portfolio during the periods indicated.

                                                            At or For the Year
                                                                   Ended
                                                               December 31,
                                                            -------------------
                                                              1998        1997
                                                            -------     -------
                                                          (Dollars in Thousands)
Mortgage-backed securities at
  beginning of period (cost) ..........................     $ 4,184     $ 5,096
Purchases .............................................        --          --
Repayments ............................................      (1,251)       (905)
Premium amortization ..................................          (9)         (7)
                                                            -------     -------
Mortgage-backed securities at end
  of period (cost) ....................................     $ 2,924     $ 4,184
                                                            =======     =======
Mortgaged-backed securities at end
  of period (fair value) ..............................     $ 2,941     $ 4,271
                                                            =======     =======
Weighted average yield at end of period ...............        6.61%       6.98%
                                                            =======     =======

Investment Securities

     The Bank has authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Each purchase of an investment security is approved by the Board of Directors.

     At December 31, 1998 and 1997, the Bank's investment securities consisted solely of a $1.0 million investment in a mutual fund which invests in adjustable-rate mortgages. This investment security is accounted for as available for sale at December 31, 1998. The fair market value of the investment security was $993,000 at December 31, 1998 and $1,000,000 at December 31, 1997.

     The investment security has a weighted average yield of 5.55% and a maturity of one year or less at December 31, 1998.

Sources of Funds

     General. Deposits are the primary source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds primarily from principal and interest payments on loans and mortgage-backed securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings are also used on a short-term basis to compensate for reductions in the availability of funds from other sources and may be used on a longer-term basis for general business purposes.

     Deposits. The Bank's deposits are attracted principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

     The Bank's deposits are obtained primarily from residents of Tangipahoa Parish and, to a lesser extent, Livingston and St. Tammany Parishes. Management of the Bank estimates that less than 1% of the Bank's deposits are obtained from customers residing outside of Louisiana. The Bank does not pay fees to brokers to solicit funds for deposit with the Bank or actively solicit negotiable-rate certificates of deposit with balances of $100,000 or more.

     Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the Bank's needs for funds or liquidity, growth goals and federal and state regulations.

     The following table shows the amount of deposits at the Bank by types of deposit at the dates indicated.

                                                       December 31,
                                           ------------------------------------
                                                 1998                 1997
                                           ----------------    ----------------
                                            Amount      %       Amount      %
                                           -------   ------    -------   ------
                                                  (Dollars in Thousands)
Certificate accounts:
  3.01% - 4.00% ........................   $   502      1.5%   $    --       --%
  4.01% -5.00% .........................     7,104     20.8      3,137     10.7
  5.01% - 6.00% ........................    18,190     53.3     20,285     69.2
  6.01% - 7.00% ........................     1,800      5.2      1,793      6.1
                                           -------   ------    -------   ------
    Total certificate accounts .........    27,596     80.8     25,215     86.0
                                           -------   ------    -------   ------
Transaction accounts:
  Passbook accounts ....................     1,090      3.2        965      3.3
  Money market accounts ................     3,453     10.1      2,560      8.7
  NOW accounts(1) ......................     1,926      5.7        555      1.9
                                           -------   ------    -------   ------
     Total transaction accounts ........     6,469     19.0      4,080     13.9
                                           -------   ------    -------   ------
Accrued interest payable ...............        75       .2         41       .1
                                           -------   ------    -------   ------
Total deposits .........................   $34,140    100.0%   $29,336    100.0%
                                           =======   ======    =======   ======

--------
(1) Includes noninterest-bearing checking accounts, which amounted to $710,000 at December 31, 1998, compared to $0 at December 31, 1997.

     The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

                                                       Year Ended December 31,
                                                --------------------------------
                                                       1998              1997
                                                --------------    --------------
                                                       Average           Average
                                              Average   Rate    Average   Rate
                                              Balance   Paid    Balance   Paid
                                              -------   ----    -------   ----
                                                   (Dollars in Thousands)
Passbook savings accounts .................   $   998   2.22%   $   896   2.39%
Demand and NOW accounts(1) ................       941   2.06        259   3.02
Money market deposit accounts .............     2,849   3.74      2,581   3.91
Certificates of deposit ...................    26,244   5.40     23,499   5.47
                                              -------   ----    -------   ----
     Total interest-bearing
        deposits(2) .......................   $31,032   5.04%   $27,235   5.20%
                                              =======   ====    =======   ====
----------
(1)  Includes noninterest-bearing checking accounts.

(2)  Excludes accrued interest payable.

     The following table shows the activity in the Bank's deposits during the periods indicated.

                                                           Year Ended
                                                          December 31,
                                                     -------------------------
                                                     1998                1997
                                                     ----                ----
                                                          (In Thousands)
Net increase before interest credited(1) ......      $3,623             $ 3,134
Interest credited .............................       1,146               1,038
                                                      -----              ------
Net increase in deposits(2) ...................      $4,769             $ 4,172
                                                      =====              ======
----------
(1) The information provided is net of deposits and withdrawals because the gross amount of deposits and withdrawals is not readily available.

(2)  Excludes accrued interest payable on deposits.

     The Bank attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area. The Bank actively competes with other institutions on a rate basis, and the Bank has frequently taken a position of price leadership in its market area.

     The following table shows the interest rate and maturity information for the Bank's certificates of deposit at December 31, 1998.

                                                     Maturity Date
                           ---------------------------------------------------------------
                           One Year      Over 1         Over 2         Over
                            or Less    to 2 Years     to 3 Years     3 Years     Total
                           --------   ------------   ------------   ---------   --------
                                                    (In Thousands)
 3.01% - 4.00% ..........   $   502      $   --         $ --         $   --     $   502
 4.01% - 5.00% ..........     6,259         845           --             --       7,104
 5.01% - 6.00% ..........    11,939       4,479          778            994      18,190
 6.01% - 7.00% ..........     1,034         531           --            235       1,800
                             ------       -----          ---          -----      ------
  Total .................   $19,734      $5,855         $778         $1,229     $27,596
                             ======       =====          ===          =====      ======

     The following table shows the maturities of the Bank's certificates of deposit having principal amounts of $100,000 or more at December 31, 1998.

Certificates of deposit maturing
      in quarter ending:                                             Amount
--------------------------------                                 --------------
                                                                 (In Thousands)
March 31, 1999 ......................................               $1,326
June 30, 1999 .......................................                1,144
September 30, 1999 ..................................                1,471
December 31, 1999 ...................................                  105
After December  31, 1999 ............................                  693
                                                                    ------
Total certificates of deposit with
  balances of $100,000 or more ......................               $4,739
                                                                    ======

     Borrowings. The Bank may obtain advances from the FHLB of Dallas upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. FHLB advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. See "Regulation
- The Bank - Federal Home Loan Bank System."

     As of December 31, 1998, the Bank was permitted to borrow up to an aggregate total of $14.4 million from the FHLB of Dallas. The Bank had $3.2 million of FHLB advances outstanding at December 31, 1998, compared to $400,000 at December 31, 1997.

     The following table shows certain information regarding the borrowings of the Bank at or for the dates indicated:

                                                      At or for the Year Ended
                                                            December 31,
                                                     -------------------------
                                                       1998              1997
                                                       ----              ----
                                                       (Dollars in Thousands)
FHLB advances:
  Average balance outstanding ......................  $1,819            $  66
  Maximum amount outstanding at any
     month-end during the period ...................  $3,200            $ 400
  Balance outstanding at end of period .............  $3,200            $ 400
  Average interest rate during the period ..........    5.88%            6.11%
  Weighted average interest rate at end of period ..    5.69%            6.16%

No Subsidiaries

     At December 31, 1998, the Bank had no subsidiaries.

Total Employees

     The Bank had nine full-time employees and two part-time employees at December 31, 1998. None of these employees are represented by a collective bargaining agent, and the Bank believes that it enjoys good relations with its personnel.

Our Market Area

     The Bank's primary market area for lending and deposits is Tangipahoa Parish, which is located in southeast Louisiana. To a lesser extent, the Bank serves customers in the adjacent parishes of Livingston and St. Tammany. The Bank's market area can be characterized as a combination of rural and suburban areas. Tangipahoa Parish maintains a large commuter population with residents commuting to jobs in the New Orleans and Baton Rouge metropolitan areas. The parish's population increased from approximately 86,000 in 1990 to 95,000 in 1997, representing an annual growth rate of 1.6%. The increased demand for housing resulting from the population growth has had a positive impact on real estate values in Tangipahoa Parish in recent years.

     Educational facilities are three of the four largest employers in Tangipahoa Parish, including Southeastern Louisiana University. The second largest employer is North Oaks Medical Center. Median household and per capita income levels in Tangipahoa Parish ($20,276 and $10,108, respectively, in 1997) are lower than the comparative medians for Louisiana and the United States, which is indicative of the market area's more rural nature that provides for a lower cost of living than the more heavily populated markets within the state. The unemployment rate in Tangipahoa Parish was 9.2% in June 1998. This rate is higher than the comparative measures for Louisiana and the United States, which tends to be a characteristic of rural markets in general as the result of seasonal agricultural employment fluctuations.

Competition

     The Bank faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, the Bank faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. The Bank does not rely upon any individual group or entity for a material portion of its deposits. The Bank's ability to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

     The Bank's competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. The Bank competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions and the anticipated slowing of refinancing activity.

Properties

     At December 31, 1998, Florida Parishes conducted its business from its headquarters and sole office at 300 West Morris Street, Hammond, Louisiana 70403. The Bank owns the building and land at this site. The estimated net book value of the electronic data processing and other office equipment owned by Florida Parishes was $43,000 at December 31, 1998.

No Material Legal Proceedings

     The Bank is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of the Bank.

                                   REGULATION

     The following discussion of certain laws and regulations which are applicable to FPB Financial and Florida Parishes Bank, as well as descriptions of laws and regulations contained elsewhere herein, summarizes the aspects of such laws and regulations which are deemed to be material to FPB Financial and the Bank. However, the summary does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

FPB Financial

     Holding Company Acquisitions. When we complete the conversion, FPB Financial will become a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended ("HOLA"), and will be required to register with the OTS. Federal law generally prohibits a savings and loan holding company, without prior OTS approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

     Holding Company Activities. FPB Financial will operate as a unitary savings and loan holding company. Generally, there are limited restrictions on the activities of a unitary savings and loan holding company and its non-savings institution subsidiaries. However, if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the OTS may impose such restrictions as deemed necessary to address such risk. These restrictions include limiting the following:

          o    the payment of dividends by the savings institution;

          o    transactions between the savings institution and its affiliates;
               and

          o any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.

     If the savings institution subsidiary of a unitary savings and loan holding company fails to meet the qualified thrift lender test, as discussed under "- The Bank - Qualified Thrift Lender Test," then such holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings institution requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company. See "- The Bank - Qualified Thrift Lender Test."

     Every savings institution subsidiary of a savings and loan holding company is required to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock, or else such dividend will be invalid. See "- The Bank - Capital Distributions."

     Restrictions on Transactions With Affiliates. Transactions between a savings institution and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and OTS regulations. Affiliates of a savings institution include, among other entities, the savings institution's holding company and companies that are controlled by or under common control with the savings institution.

     In general, the extent to which a savings institution or its subsidiaries may engage in certain "covered transactions" with affiliates is limited to an amount equal to 10% of the institution's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings institution and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings institution or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, a savings institution may not

          o make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies;

          o purchase or invest in securities of an affiliate other than shares of a subsidiary;

          o    purchase a low-quality asset from an affiliate; or

          o engage in covered transactions and certain other transactions between a savings institution or its subsidiaries and an affiliate except on terms and conditions that are consistent with safe and sound banking practices.

With certain exceptions, each loan or extension of credit by a savings institution to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

     OTS regulations generally exclude all non-bank and non-savings institution subsidiaries of savings institutions from treatment as affiliates, except to the extent that the OTS or the Federal Reserve Board decides to treat such subsidiaries as affiliates. OTS regulations also provide that certain classes of savings institutions may be required to give the OTS prior notice of affiliate transactions.

     Federal Securities Laws. FPB Financial has filed with the SEC a registration statement under the Securities Act of 1933 for the registration of the Common Stock to be issued pursuant to the conversion. Upon consummation of the conversion, FPB Financial intends to register its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. FPB Financial will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act. Pursuant to OTS regulations and the Plan of Conversion, FPB Financial has agreed to maintain such registration for a minimum of three years following the conversion.

     The registration under the Securities Act of the shares of common stock to be issued in the conversion does not cover the resale of such shares. Shares of common stock purchased by persons who are not affiliates of FPB Financial may be sold without registration. Shares purchased by an affiliate of FPB Financial will be subject to the resale restrictions of Rule 144 under the Securities Act. If FPB Financial meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of FPB Financial who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of FPB Financial or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks.

The Bank

     General. As part of the conversion, the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank. The OTS will be the Bank's chartering authority and primary federal regulator. The OTS has extensive authority over the operations of federally chartered savings institutions. As part of this authority, federally chartered savings institutions are required to file periodic reports with the OTS and are subject to periodic examinations by the OTS and the FDIC. The Bank also is subject to regulation and examination by the FDIC and to requirements established by the Federal Reserve Board. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Savings Association Insurance Fund.

     The OTS' enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS.

     Insurance of Accounts. The deposits of the Bank are insured to the maximum extent permitted by the SAIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action.

     SAIF-insured institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital--"well capitalized," "adequately capitalized," and "undercapitalized." These capital levels are defined in the same manner as under the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging prior to September 30, 1996 from .23% for well capitalized, healthy institutions to .31% for undercapitalized institutions with substantial supervisory concerns. The insurance premiums for the Bank for 1995 and the first nine months of 1996 were .23% (per annum) of insured deposits.

     Both the SAIF and the Bank Insurance Fund ("BIF") are required by law to maintain a reserve ratio of 1.25% of insured deposits. The BIF achieved a fully funded status first, and effective January 1, 1996 the FDIC substantially reduced the average deposit insurance premium paid by BIF-insured banks. The deposit insurance premiums for BIF member institutions were reduced to zero basis points (subject to a $2,000 minimum) for institutions in the lowest risk category, as compared to 23 basis points for SAIF members in the lowest risk category.

     On September 30, 1996, new legislation required all SAIF member institutions to pay a one-time special assessment to recapitalize the SAIF, with the aggregate amount to be sufficient to bring the reserve ratio to 1.25% of insured deposits. The legislation also provided for the elimination of the premium differential between SAIF-insured and BIF-insured institutions and for the merger of the BIF and the SAIF, with the merger being conditioned upon the prior elimination of the thrift charter.

     Beginning January 1, 1997, effective SAIF rates generally range from zero basis points to 27 basis points. From 1997 through 1999, SAIF members will pay
6.4 basis points to fund the Financing Corporation, while BIF member institutions will pay approximately 1.3 basis points. The Bank's insurance premiums, which had amounted to 23 basis points, were thus reduced to 6.4 basis points effective January 1, 1997. Based on the Bank's assessable deposits in 1997 and 1998, the premium reduction resulted in a pre-tax cost savings of approximately $43,000 in 1997 and $50,000 in 1998 for the Bank.

     The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the Bank's deposit insurance.

     Regulatory Capital Requirements. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The OTS has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

     Current OTS capital standards require savings institutions to satisfy three different capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3.0% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. Core capital generally consists of common stockholders' equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights. The Bank had no intangible assets at December 31, 1998. Both core and tangible capital are further reduced by an amount equal to a savings institution's debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not affect the Bank's regulatory capital.

     In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 80%) and repossessed assets.

     In August 1993, the OTS adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital requirement. An institution has greater than "normal" interest rate risk if it would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0% multiplied by the market value of its assets. The rule also authorizes the OTS to waive or defer an institution's interest rate risk component on a case-by-case basis. The final rule was originally effective as of January 1, 1994, subject however to a two quarter "lag" time between the reporting date of the data used to calculate an institution's interest rate risk and the effective date of each quarter's interest rate risk component. However, in October 1994 the OTS indicated that it would waive the capital deductions for institutions with greater than "normal" risk until the OTS published an appeals process. On August 21, 1995, the OTS established (1) an appeals process to handle "requests for adjustments" to the interest rate risk component and (2) a process by which "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to determine their interest rate risk component. The OTS also indicated that it would continue to delay the implementation of the capital deduction for interest rate risk pending the testing of the appeals process.

     Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of GAAP capital.

     At December 31, 1998, the Bank exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 8.71%, 8.71% and 19.50%, respectively. The following table sets forth the Bank's compliance with each of the above-described capital requirements as of December 31, 1998.

                                                 Tangible   Core     Risk-Based
                                                 Capital  Capital(1) Capital (2)
                                                 -------- ---------- -----------
                                                      (Dollars in Thousands)

Capital under GAAP ............................   $3,570    $3,570    $ 3,570
Additional capital items:
   Unrealized loss on securities available
      for sale, net of taxes ..................        5         5          5
   General valuation allowances(3) ............       --        --        170
Less equity investment ........................       --        --        (15)
                                                   -----     -----      -----
Regulatory capital ............................    3,575     3,575      3,730
Minimum required regulatory capital(4) ........      615     1,230      1,530
                                                  ------     -----      -----
Excess regulatory capital .....................   $2,960    $2,345    $ 2,200
                                                  ======    ======    =======

Regulatory capital as a percentage ............     8.71%     8.71%     19.50%
Minimum capital required as a
   percentage(4) ..............................     1.50%     3.00%      8.00%
                                                  ------    ------    -------
Regulatory capital as a percentage
 in excess of requirements ....................     7.21%     5.71%     11.50%
                                                   =====     =====      =====

---------------

(1) Does not reflect the 4.0% requirement to be met in order for an institution to be "adequately capitalized." See "- Prompt Corrective Action."

(2) Does not reflect the interest-rate risk component in the risk-based capital requirement, the effective date of which has been postponed as discussed above.

(3) General valuation allowances are only used in the calculation of risk-based capital. Such allowances are limited to 1.25% of risk-weighted assets.

(4) Tangible and core capital are computed as a percentage of adjusted total assets of $41.1 million. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $19.1 million.

     Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the OTS or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The OTS' capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

     Prompt Corrective Action. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

                                           Total               Tier 1             Tier 1
     Capital Category              Risk-Based Capital   Risk-Based Capital  Leverage Capital
     ----------------              ------------------   ------------------  -----------------
Well capitalized ..................    10% or more           6% or more         5% or more
Adequately capitalized ............     8% or more           4% or more         4% or more
Undercapitalized ..................    Less than 8%         Less than 4%       Less than 4%
Significantly undercapitalized ....    Less than 6%         Less than 3%       Less than 3%


     In addition, an institution is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

     An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

     At December 31, 1998, the Bank was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

     Safety and Soundness Guidelines. The OTS and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The OTS and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. The Bank believes that it is in compliance with these guidelines and standards.

     Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At the present time, the required minimum liquid asset ratio is 4%. At December 31, 1998, the Bank's liquidity ratio was 7.0%.

     Capital Distributions. OTS regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. Under new regulations effective April 1, 1999, a savings institution must file an application for OTS approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or OTS-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the OTS at least 30 days before the board of directors declares a dividend or approves a capital distribution.

     Community Reinvestment Act and the Fair Lending Laws. Savings institutions have a responsibility under the Community Reinvestment Act of 1977 ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities. Failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice.

     Qualified Thrift Lender Test. All savings institutions are required to meet a qualified thrift lender or QTL test to avoid certain restrictions on their operations. A savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in the Code or meeting the second prong of the QTL test set forth in the HOLA. A savings institution that does not meet the QTL test must either convert to a bank charter or comply with the following restrictions on its operations:

          o the institution may not engage in any new activity or make any new investment, unless such activity or investment is permissible for a national bank;

          o the branching powers of the institution shall be restricted to those of a national bank;

          o the institution shall not be eligible to obtain any new advances from its FHLB, other than special liquidity advances with the approval of the OTS; and

          o payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank.

Upon the expiration of three years from the date the savings institution ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

     Currently, the prong of the QTL test that is not based on the Code requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement include:

          o loans made to purchase, refinance, construct, improve or repair domestic residential housing;

          o    home equity loans;

          o    most mortgage-backed securities;

          o    stock issued by the FHLB of Dallas; and

          o    direct or indirect obligations of the FDIC.

In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans (limited to 10% of total portfolio assets); and stock issued by the FHLMC or the FNMA. Portfolio assets consist of total assets minus the sum of (1) goodwill and other intangible assets, (2) property used by the savings institution to conduct its business, and (3) liquid assets up to 20% of the institution's total assets. At December 31, 1998, the qualified thrift investments of the Bank were approximately 94.3% of its portfolio assets.

     Federal Home Loan Bank System. The Bank is a member of the FHLB of Dallas, which is one of 12 regional FHLBs that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. At December 31, 1998, the Bank had $3.2 million of FHLB advances. See Note 8 of Notes to Financial Statements.

     As a member, the Bank is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At December 31, 1998, the Bank had $316,000 in FHLB stock, which was in compliance with this requirement.

     The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future. The dividend yield on the Bank's FHLB stock was 5.94% in both 1998 and 1997.

     Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. As of December 31, 1998, no reserves were required to be maintained on the first $4.7 million of transaction accounts, reserves of 3% were required to be maintained against the next $47.8 million of net transaction accounts, and a reserve of 10% against all remaining net transaction accounts. The above dollar amounts and percentages are subject to periodic adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

     Thrift Charter. Congress has been considering legislation in various forms that would require savings institutions, such as the Bank, to convert their charters to national or state bank charters. Recent legislation required the Treasury Department to prepare for Congress a comprehensive study on the development of a common charter for savings institutions and commercial banks. The Bank cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would not adversely affect the Bank and its parent holding company. See also "Risk Factors - Our Operations Are Subject to Regulatory and Legislative Changes" for a discussion of pending legislation.

                                    TAXATION

Federal Taxation

     General. FPB Financial and the Bank are subject to the corporate tax provisions of the Internal Revenue Code, and the Bank is subject to certain additional provisions which apply to thrift and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters relevant to the taxation of FPB Financial and the Bank and is not a comprehensive discussion of the tax rules applicable to FPB Financial and the Bank.

     Fiscal Year. FPB Financial and the Bank will file federal income tax returns on the basis of a calendar year ending on December 31, and it is expected that separate returns will be filed for 1999 and 2000.

     Bad Debt Reserves. In August 1997, legislation was enacted that repealed the reserve method of accounting (including the percentage of taxable income method) previously used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. Savings institutions with $500 million or less in assets may, however, continue to use the experience method. The Bank must recapture that portion of its reserve which exceeds the amount that could have been taken under the experience method for post-1987 tax years. At December 31, 1995, the Bank's post-1987 excess reserves amounted to approximately $154,000. The recapture will occur over a six-year period, commencing January 1, 1998. The legislation also requires savings institutions to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. This change in accounting method and recapture of excess bad debt reserves is adequately provided for in the Bank's deferred tax liability.

     At December 31, 1998, the federal income tax reserves of the Bank included $503,000 for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of the Bank in connection with the Conversion, the retained earnings of the Bank are substantially restricted.

     Distributions. If the Bank were to distribute cash or property to its stockholders, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause the Bank to have additional taxable income. A distribution is from accumulated bad debt reserves if (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to stock is a non-qualified distribution to the extent that, for federal income tax purposes,

          o    it is in redemption of shares,

          o    it is pursuant to a liquidation of the institution, or

          o in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits.

The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

     Minimum Tax. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI is in excess of an exemption amount. Tax preference items include the following:

          o    depreciation, and

          o    75% of the excess (if any) of

               (1)  adjusted current earnings as defined in the Code, over

               (2) AMTI determined without regard to this preference and prior to reduction by net operating losses).

     Capital Gains and Corporate Dividends-Received Deduction. Corporate net capital gains are taxed at a maximum rate of 35%. Corporations which own 20% or more of the stock of a corporation distributing a dividend may deduct 80% of the dividends received. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of the dividends received. However, a corporation that receives dividends from a member of the same affiliated group of corporations may deduct 100% of the dividends received.

     Other Matters. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect the Bank.

     The Bank's federal income tax returns for the tax years ended 1998, 1997 and 1996 are open under the statute of limitations and are subject to review by the IRS. The Bank has not been audited by the IRS during the last five years.

State Taxation

     FPB Financial is subject to the Louisiana Corporation Income Tax based on its Louisiana taxable income. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, "Louisiana taxable income" means net income which is earned by FPB Financial within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law, including a federal income tax deduction. In addition, the Bank will be subject to the Louisiana Shares Tax which is imposed on the assessed value of a company's stock. The formula for deriving the assessed value is to calculate 15% of the sum of

          (a)  20% of a company's capitalized earnings, plus

          (b)  80% of FPB Financial's taxable stockholders' equity,

and to subtract from that figure 50% of FPB Financial's real and personal property assessment. Various items may also be subtracted in calculating a company's capitalized earnings. The Bank believes that the Louisiana Shares Tax, which applies at rates up to 16% on the assessed value of its stock, will not result in a material tax liability following the conversion.

                                   MANAGEMENT

Management of FPB Financial

     Our Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. Our directors will be elected by stockholders for staggered three-year terms, or until their successors are elected and qualified. No director is related to any other director or executive officer of FPB Financial or the Bank by first cousin or closer. The following table sets forth certain information regarding our directors, all of whom are also directors of the Bank.

                                         Position with the Bank and                    Director of          Year
                                      Principal Occupation During the                  the Bank            Term
       Name              Age(1)                Past Five Years                            Since           Expires
-----------------       ------      ----------------------------------------------     -----------       ---------
G. Wayne Allen             47       Director; Senior Vice President and                  1997              2000
                                    Secretary of the Bank since April 1997;
                                    from November 1996 to April 1997, Branch
                                    Manager and Loan Officer of Hancock
                                    Bank in Hammond, La.; prior thereto, Main
                                    Office Manager and Loan Officer of
                                    Community State Bank in Hammond, La.

Fritz W. Anderson, II      36       Director; President and Chief Executive              1987              2002
                                    Officer of the Bank since April 1997; prior
                                    thereto, Vice President of Lending and
                                    Investments at the Bank

Bill W. Bowden             71       Chairman of the Board; retired since May             1975              2001
                                    1997; prior thereto, a real estate broker with
                                    Re/Max Realty Group in Hammond, La.

Dan R. Durham              68       Director; retired since 1996; formerly               1977              2002
                                    President of Dixie Motors, an automobile
                                    and recreational vehicle dealer in
                                    Hammond, and Baton Rouge, La.

Wilbert H. Hutchinson      72       Director; retired since 1990; formerly a             1977              2001
                                    grocery store owner

Richard S. Inge            71       Director; retired since 1987                         1977              2002

John L. McGee              79       Director; retired since March 1997; prior            1961              2000
                                    thereto, President and Chief Executive
                                    Officer of the Bank

----------
(1)  Age as of December 31, 1998.

     Directors of FPB Financial initially will not be compensated by us but will serve with and be compensated by the Bank. It is not anticipated that separate compensation will be paid to our directors until such time as such persons devote significant time to the separate management of our affairs, which is not expected to occur until we become actively engaged in additional businesses other than holding the stock of the Bank. We may determine that such compensation is appropriate in the future.

     Our executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

Management of the Bank

     The directors and executive officers of the Bank are the same as our directors and executive officers. Information concerning the names, ages, principal occupations during the past five years and term of office of the directors and executive officers of the Bank is set forth under "- Management of FPB Financial." The Bank's mutual charter requires the Board of Directors to be elected each year. After the conversion, the Bank's stock charter will require the Board of Directors to be divided into three classes as nearly equal in number as possible. The members of each class will be elected for a term of three years or until their successors are elected and qualified, with one class of directors elected annually.

Board Meetings and Committees

     Regular meetings of the Board of Directors of the Bank are held once a month and special meetings of the Board of Directors of the Bank are held from time-to-time as needed. There were 21 meetings of the Board of Directors of the Bank held during 1998. No director attended fewer than 75% of the total number of meetings of the Board of Directors of the Bank held during 1998 and the total number of meetings held by all committees of the Board on which the director served during such year.

     The Board of Directors does not have any separate executive, audit, compensation or nominating committees.

Directors' Compensation

     Each director of the Bank receives $600 for each regular meeting of the Board of Directors. Directors are paid for excused absences from meetings.

Executive Compensation

     The following table shows the compensation paid by the Bank to its President and Chief Executive Officer during the periods indicated. No executive officer of the Bank received total compensation in excess of $100,000 during 1998.

                                                                 Annual Compensation
                                                   ---------------------------------------------
         Name and Principal                                                                                All Other
              Position                    Year        Salary(1)         Bonus          Other(2)          Compensation
----------------------------------    ---------    --------------   -----------    -------------     -------------------
   Fritz W. Anderson, II,                1998          $53,460        $17,285          $    --              $   -
     President and Chief                 1997           49,710         13,125               --                  -
     Executive Officer                   1996           34,207          3,480               --                  -

                                                        (Footnotes on next page)

----------
(1)  Includes directors' fees of $7,200 in each of 1998, 1997 and 1996.

(2) Annual compensation does not include amounts attributable to other miscellaneous benefits received by Mr. Anderson. The costs to the Bank of providing such benefits during 1998 did not exceed 10% of the total salary and bonus paid to or accrued for the benefit of such individual executive officer.

Employment Agreements

     FPB Financial and the Bank (the "Employers") intend to enter into employment agreements with each of Messrs. Anderson and Allen when the conversion is completed. The Employers have agreed to employ the executives for a term of three years, in each case in their current respective positions. The agreements provide that Messrs. Anderson and Allen will initially be paid their current salary levels of $47,500 and $52,800, respectively. The executives' compensation and expenses shall be paid by FPB Financial and the Bank in the same proportion as the time and services actually expended by the executives on behalf of each respective Employer. The employment agreements will be reviewed annually. The term of the executives' employment agreements shall be extended each year for a successive additional one-year period upon the approval of the Employers' Boards of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

     Each of the employment agreements shall be terminable with or without cause by the Employers. The executives shall have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause, disability or retirement. The agreements provide for certain benefits in the event of the executive's death. In the event that

          (1) either executive terminates his employment because the Employers either fail to comply with any material provision of the employment agreement or change the executive's title or duties or

          (2) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the executive as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control of FPB Financial, as defined, then the executive will be entitled to a cash severance amount equal to three times his average annual compensation for the last five calendar years (or such shorter period that he has worked with the Bank), plus the continuation of certain miscellaneous fringe benefits, subject to reduction pursuant to Section 280G of the Code as set forth below in the event of a change in control.

     A change in control is generally defined in the employment agreements to include any change in control of FPB Financial required to be reported under the federal securities laws, as well as (1) the acquisition by any person of 20% or more of FPB Financial's outstanding voting securities and (2) a change in a majority of the directors of FPB Financial during any three-year period without the approval of at least two-thirds of the persons who were directors of FPB Financial at the beginning of such period.

     Each employment agreement provides that, in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "parachute payments" within the meaning of Section 280G of the Code, then such payments and benefits shall be reduced by the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the Employers which was includable in the recipient's gross income during the most recent five taxable years (the "Section 280G Limit"). As a result, none of the severance payments will be subject to a 20% excise tax, and the Employers will be able to deduct such payments as compensation expense for federal income tax purposes. If a change in control was to occur in 1999 after we complete the conversion, the
Section 280G Limit would be approximately $151,000 for Mr. Anderson and $188,000 for Mr. Allen.

     Although the above-described employment agreements could increase the cost of any acquisition of control of us, we do not believe that the terms thereof would have a significant anti-takeover effect. We may determine to enter into similar employment agreements with other officers in the future.

New Stock Benefit Plans

     Employee Stock Ownership Plan. We have established the ESOP for our employees to become effective upon the conversion. Our full-time employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the ESOP.

     As part of the conversion, in order to fund the purchase of up to 8% of the common stock sold in the offering, we anticipate that the ESOP will borrow funds from us. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by the ESOP. The loan to the ESOP will be repaid principally from our contributions to the ESOP over a period of 13 years, and the collateral for the loan will be the common stock purchased by the ESOP. The interest rate for the ESOP loan is expected to be a fixed rate of 7.75%. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by FPB Financial or upon the sale of treasury shares by us. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from us. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

     Shares purchased by the ESOP with the loan proceeds will be held in a suspense account and released to participants on a pro rata basis as debt service payments are made. Shares released from the ESOP will be allocated to each eligible participant's ESOP account based on the ratio of each such participant's base compensation to the total base compensation of all eligible ESOP participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount we might otherwise have contributed to the ESOP. Upon the completion of three years of service, the account balances of participants within the ESOP will become 20% vested and will continue to vest at the rate of 20% for each additional year of service completed by the participant, such that a participant will become 100% vested upon the completion of seven years of service. Credit is given for years of service with the Bank prior to adoption of the ESOP. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. Our contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     Messrs. Anderson and Bowden and a local attorney will serve as trustees of the ESOP. Under the ESOP, the trustees must generally vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, in each case subject to the requirements of applicable law and the fiduciary duties of the trustees.

     See "Risk Factors - Our Employee Stock Benefit Plans Will Increase Our Costs" for a discussion of SOP 93-6, which requires that the compensation expense recorded by employers for leveraged ESOPs be based on the fair value of the ESOP shares.

     Generally accepted accounting principles require that any third party borrowing by the ESOP be reflected as a liability on our statement of financial condition. Since the ESOP is borrowing from us, the loan will not be treated as a liability but rather will be excluded from stockholders' equity. If the ESOP purchases newly issued shares from us, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

     The ESOP will be subject to the requirements of the Employee Retirement Income Security Act of 1974, and the regulations of the IRS and the Department of Labor thereunder.

     Stock Option Plan. Following consummation of the conversion, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in us as an incentive to contribute to our success and reward key employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code ("incentive stock options"), non-incentive or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards may be granted to our directors and key employees. The stock option plan will be administered and interpreted by a committee of the Board of Directors ("Committee"). Unless sooner terminated, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the Board of Directors.

     Under the stock option plan, the Committee will determine which directors, officers and key employees will be granted Awards, whether options will be incentive or compensatory options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% stockholders).

     At a meeting of our stockholders after the conversion, which under applicable OTS regulations may be held no earlier than six months after the completion of the conversion, we intend to present the stock option plan to stockholders for approval and to reserve an amount equal to 10% of the shares of common stock sold in the conversion (39,100 shares or 44,965 shares based on the maximum and 15% above the maximum of the offering range, respectively), for issuance under the stock option plan. OTS regulations provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee of the Bank may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. OTS regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment.

     At the time an Award is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by us on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

     Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and we will be entitled to a deduction for federal income tax purposes in the same amount.

     Recognition Plan. After the conversion, we intend to adopt a Recognition Plan for our directors, officers and employees. The objective of the Recognition Plan will be to enable us to provide directors, officers and employees with a proprietary interest in us as an incentive to contribute to our success. We intend to present the Recognition Plan to our stockholders for their approval at a meeting of stockholders which, pursuant to applicable OTS regulations, may be held no earlier than six months after the conversion.

     The Recognition Plan will be administered by a committee of our Board of Directors, which will have the responsibility to invest all funds contributed to the trust created for the Recognition Plan (the "Trust"). We will contribute sufficient funds to the Trust so that the Trust can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the common stock sold in the conversion (15,640 shares or 17,986 shares based on the maximum and 15% above the maximum of the offering range, respectively). Shares of common stock granted pursuant to the Recognition Plan generally will be in the form of restricted stock vesting at a rate to be determined by our Board of Directors or a committee thereof. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the Trust. Under the terms of the Recognition Plan, recipients of awards will be entitled to instruct the trustees of the Recognition Plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We can terminate the Recognition Plan at any time, and if we do so, any shares not allocated will revert to us. Recipients of grants under the Recognition Plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

Indebtedness of Management

     In the ordinary course of business, the Bank makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on the same terms, including interest rates and collateral, as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At December 31, 1998, the Bank had eight loans outstanding to directors and executive officers of the Bank, or members of their immediate families. These loans totalled approximately $746,000 or 20.9% of the Bank's total equity at December 31, 1998.

                                 THE CONVERSION

     The Board of Directors of FPB Financial and the Bank have approved the Plan of Conversion, as has the OTS, subject to approval by the members of the Bank entitled to vote on the matter and the satisfaction

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

of certain other conditions. OTS approval, however, does not constitute a recommendation or endorsement of the Plan by such agency.

General

     On December 8, 1998, the Board of Directors of the Bank unanimously adopted the Plan, pursuant to which the Bank will be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank to be known as "Florida Parishes Bank," and we will offer and sell our common stock. All of the common stock of the Bank following the conversion will be held by FPB Financial, which is incorporated under Louisiana law. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan by the members of the Bank. A special meeting has been called for this purpose to be held on June __, 1999.

     In adopting the Plan, the Board of Directors of the Bank determined that the conversion was advisable and in the best interests of its members and the Bank. The Board further determined that the interests of certain depositors in the net worth of the Bank would be equitably provided for and that the conversion would not have any adverse impact on the reserves and net worth of the Bank.

     We have received approval from the OTS to become a savings and loan holding company and to acquire all of the common stock of the Bank to be issued in connection with the conversion. We plan to retain 50% of the net proceeds from the sale of the common stock, and to use the remaining proceeds to purchase all of the then to be issued and outstanding capital stock of the Bank. Based on the minimum and maximum of the offering range, we intend to use approximately $231,200 and $312,800, respectively, of the net proceeds retained by us to loan funds to the ESOP to enable the ESOP to purchase up to 8% of the common stock. The conversion will not be completed unless we sell shares of common stock equal to our appraised value.

     The Plan provides generally that we will offer shares of common stock for sale in the Subscription Offering to the Bank's Eligible Account Holders, ESOP, Supplemental Eligible Account Holders, Other Members, and officers, directors and employees of the Bank. In addition, subject to the prior rights of holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering commencing prior to or upon completion of the Subscription Offering. See "- Subscription Offering and Subscription Rights" and "- Community Offering." We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the Community Offering.

     The aggregate price of the shares of common stock to be issued in the conversion will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $2,890,000 to $3,910,000. All shares of common stock to be issued and sold in the conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the conversion. The appraisal has been performed by Ferguson & Company, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- How We Determined the Price Per Share and the Offering Range" for more information as to how the estimated pro forma market value of the common stock was determined.

     The following discussion of the conversion summarizes the material aspects of the Plan of Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the office of the Bank and at the offices of the OTS. The Plan is also filed as an exhibit to the Registration Statement of which this document is a part, copies of which may be obtained from the SEC. See "Additional Information."

Purposes of Conversion

     As a mutual savings bank, the Bank does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Bank will be structured in the form used by commercial

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

banks, most business entities and a growing number of savings institutions. The conversion will result in an increase in the capital base of the Bank and FPB Financial, which will support the operations of the Bank and FPB Financial.

     The conversion will permit the Bank's customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The conversion will also provide additional funds for lending and investment activities, provide funds to build a new branch, facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets, and enable the Bank to compete more effectively with other financial institutions.

     The holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the conversion, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

     After the conversion, the unissued common and preferred stock authorized by our Articles of Incorporation will permit us, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the Recognition Plan or upon exercise of stock options. After the conversion, we will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management - New Stock Benefit Plans."

Effects of Conversion

     General. Prior to the conversion, each depositor in the Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Bank based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any person who opens a deposit account obtains a pro rata ownership interest in the net worth of the Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Bank, which is lost to the extent that the balance in the account is reduced.

     Consequently, the depositors of the Bank normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the Bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Bank after other claims, including claims of depositors to the amount of their deposits, are paid.

     When the Bank converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Bank, and the Bank will become a wholly owned subsidiary of FPB Financial. The common stock of the Bank and FPB Financial is separate and apart from deposit accounts of the Bank and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock of the Bank and FPB Financial. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Bank.

     Continuity. While the conversion is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The directors and officers of the Bank at the time of the conversion will continue to serve as directors and officers of the Bank after the conversion. The directors and officers of FPB Financial consist of individuals currently serving as directors and officers of the Bank, and they will retain their positions in the Bank after the conversion.

     Effect on Deposit Accounts. Under the Plan, each depositor in the Bank at the time of the conversion will automatically continue as a depositor after the conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock and except with respect to voting and liquidation rights. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Effect on Loans. No loan outstanding from the Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

     Effect on Voting Rights of Members. At present, all depositors and certain borrowers of the Bank are members of, and have voting rights in, the Bank as to all matters requiring membership action. When we complete the conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Bank. After the conversion, all voting rights in the Bank will be vested in FPB Financial as the sole stockholder of the Bank. Exclusive voting rights with respect to FPB Financial will be vested in the holders of common stock. Depositors of and borrowers from the Bank will not have voting rights in us after the conversion, except to the extent that they become stockholders of us.

     Tax Effects. To complete the conversion, we must receive rulings or opinions with regard to federal and Louisiana income taxation which indicate that the conversion will not be taxable for federal or Louisiana income tax purposes to us or the Bank's Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. We have received favorable opinions regarding the federal and Louisiana income tax consequences of the conversion. See "- Tax Aspects."

     Effect on Liquidation Rights. If the Bank were to liquidate, all claims of the Bank's creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of the Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Bank immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "--Liquidation Rights of Certain Depositors"), with any assets remaining thereafter distributed to us as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

How We Determined the Price Per Share and the Offering Range

     The Plan of Conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. The Bank has retained Ferguson & Company to make such valuation. For its services in making such appraisal and assistance in preparing a business plan, Ferguson's fees and out-of-pocket expenses are estimated to be $22,000. The Bank has agreed to indemnify Ferguson and any employees of Ferguson who act for or on behalf of Ferguson in connection with the appraisal and the business plan against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by the Bank to Ferguson, unless Ferguson is determined to be negligent or otherwise at fault.

     An appraisal has been made by Ferguson in reliance upon the information contained in this document, including the Financial Statements. Ferguson also considered the following factors, among others:

     o the present and projected operating results and financial condition of FPB Financial and the Bank and the economic and demographic conditions in the Bank's existing marketing area;

     o certain historical, financial and other information relating to the Bank;

     o a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly traded savings institutions located in Louisiana and other regions of the United States;

     o    the aggregate size of the offering of the common stock;

     o the impact of the conversion on the Bank's net worth and earnings potential;

     o    the proposed dividend policy of FPB Financial and the Bank; and

     o the trading market for securities of comparable institutions and general conditions in the market for such securities.

     In its review of the appraisal provided by Ferguson, the Board of Directors reviewed the methodologies and the appropriateness of the assumptions used by Ferguson in addition to the factors enumerated above, and the Board of Directors believes that such assumptions were reasonable. The projected operating results reviewed by Ferguson covered periods through December 31, 2001. The financial projections assume the following:

          (1) a flat interest rate environment based on interest rates prevailing in February 1999,

          (2) the Bank's lending and investment activities continue to emphasize the origination of one- to four-family residential loans and consumer loans,

          (3) gradual asset growth funded primarily by interest-bearing deposits and borrowings, and

          (4) the net conversion proceeds retained by us are primarily invested in short-term investment securities.

     In determining the amount of the appraisal, Ferguson reviewed the Bank's price/earnings ("P/E"), price/book ("P/B") and price/assets ("P/A") ratios on a pro forma basis giving effect to the net conversion proceeds to the comparable ratios for a peer group consisting of 12 savings institution holding companies. The peer group included companies with

          o    assets below $110 million,

          o    non-performing assets below 1.0% of total assets,

          o    loans receivable equal to at least 50% of total assets,

          o equity equal to more than 10% of assets but less than 20% of assets,

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

          o    price/earnings ratios equal to or less than 35, and

          o    positive core earnings for the most recent 12 months.

Seven of the resulting peer group members are located in the Midwest region, two are located in the Southeast region, and one is located in each of the Mid-Atlantic, Southwest and Northwest regions of the country. At the midpoint of the appraisal, the Bank's pro forma P/E and P/A ratios as of or for the year ended December 31, 1998 were 9.8x and 7.8%, respectively, compared to ratios for the peer group of 20.1x and 14.8%, respectively. Also at the midpoint of the appraisal, the Bank's pro forma P/B ratio at December 31, 1998 was 54.8%, compared to 79.4% for recently completed conversions listed on major stock exchanges.

     On the basis of the foregoing, Ferguson gave us an opinion, dated March 8, 1999, that the estimated pro forma market value of the common stock ranged from a minimum of $2,890,000 to a maximum of $3,910,000, with a midpoint of $3,400,000. We determined that the common stock should be sold at $10.00 per share, resulting in a range of 289,000 to 391,000 shares of common stock being offered. The offering range may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally, or to fill the order of the ESOP. In the event the offering range is updated to amend the value of the Bank below $2,890,000 or above $4,496,500 (the maximum of the offering range, as adjusted by 15%), the new appraisal will be filed with the SEC by post-effective amendment.

     In the event we receive orders for common stock in excess of $3,910,000 (the maximum of the offering range) and up to $4,496,500 (the maximum of the offering range, as adjusted by 15%), we may be required by the OTS to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from Ferguson which reflects the increase in the valuation and the approval of such increase by the OTS. In addition, an increase in the number of shares above 391,000 shares will first be used, if necessary, to fill the order of the ESOP. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.

     Ferguson's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. Ferguson did not independently verify the Financial Statements and other information provided by the Bank, nor did Ferguson value independently the assets or liabilities of the Bank. The valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the conversion will thereafter be able to sell such shares at prices at or above the initial purchase price of $10.00 per share.

     Before we complete the conversion, the maximum of the offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 449,650 shares to reflect changes in market and financial conditions or to fill the order of the ESOP, without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the Subscription Offering.

     No sale of shares of common stock in the conversion may be consummated unless Ferguson first confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the conversion. If such is not the case, a new offering range may be set and a new Subscription and Community Offering may be held or such other action may be taken as we determine and the OTS may permit or require.

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

     Depending upon market or financial conditions, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the aggregate gross proceeds are not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In any resolicitation, purchasers will be permitted to continue, modify or rescind their orders. If no election is made by a purchaser prior to the expiration of the resolicitation offering, the purchaser's order will be rescinded and any funds paid will be promptly refunded with interest at the Bank's passbook rate of interest, and withdrawal authorizations will be cancelled. Any change in the offering range must be approved by the OTS. If the number of shares of common stock issued in the conversion is increased due to an increase of up to 15% in the offering range to reflect changes in market or financial conditions or to fill the order of the ESOP, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "- Limitations on Common Stock Purchases."

     An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - Possible Increase in the Offering Range Would Be Dilutive" and "Pro Forma Data."

     The appraisal report of Ferguson has been filed as an exhibit to our Registration Statement and the Bank's Application for Conversion, of which this prospectus is a part, and is available for inspection in the manner set forth under "Additional Information."

Subscription Offering and Subscription Rights

     In accordance with the Plan of Conversion, rights to subscribe for the purchase of common stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority:

          (1)  Eligible Account Holders,

          (2)  the ESOP,

          (3)  Supplemental Eligible Account Holders,

          (4)  Other Members, and

          (5)  directors, officers and employees of the Bank.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases."

     Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of

          (a)  $100,000 of common stock,

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

          (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or

          (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on September 30, 1997 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Stock Benefit Plans to purchase shares in excess of the maximum of the offering range.

     To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding September 30, 1997.

     Priority 2: Employee Stock Ownership Plan. The ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. The ESOP intends to purchase 8% of the shares of common stock, or 23,120 shares and 31,280 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by the ESOP will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. In the event that the total number of shares offered in the conversion is increased to an amount greater than the number of shares representing the maximum of the offering range ("Maximum Shares"), the ESOP will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 10% of the common stock. See " - Limitations on Common Stock Purchases" and "Risk Factors - Possible Increase in the Offering Range Would Be Dilutive."

     Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of

          (a)  $100,000 of common stock,

          (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or

          (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the

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

               amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on March 31, 1999 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

     Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for common stock in the Subscription Offering up to the greater of

          (a)  $100,000 of common stock or

          (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock,

in each case subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

     In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, available shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on a pro rata basis in the same proportion as each Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

     Priority 5: Directors, Officers and Employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of the Bank will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for, in this category, an aggregate of up to 25% of the shares of common stock offered in the Subscription Offering. The ability of directors, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the Plan as they may fall within higher priority categories, and the Plan generally allows such persons to purchase in the aggregate up to 35% of common stock sold in the conversion. See "- Limitations on Common Stock Purchases."

     In the event of an oversubscription in this category, subscription rights will be allocated among the individual directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all directors, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with the Bank, one point for each salary increment of $5,000 per annum and five points for each office presently held in the Bank, including directorships. For information as to the number of shares proposed to be purchased by the directors and executive officers, see "Proposed Management Purchases."

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

     Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00 noon, central time, on June __, 1999 (the "Expiration Date"), unless extended for up to 45 days or for such additional periods by us as may be approved by the OTS. The Subscription Offering may not be extended beyond June __, 2001. Subscription rights which have not been exercised prior to the Expiration Date (unless extended) will become void.

     We will not execute orders until at least the minimum number of shares of common stock (289,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the Expiration Date is granted, we will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

Community Offering

     To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of the Bank, we may elect to offer such shares either prior to or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in Tangipahoa Parish, Louisiana (such natural persons referred to as "Preferred Subscribers"). Such persons may purchase up to the greater of

          (a)  $100,000 or 10,000 shares of common stock, or

          (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock,

in each case subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases." This amount may be increased at our sole discretion to up to 5% or decreased to as low as 1% of the total offering of shares in the Subscription Offering. The opportunity to subscribe for shares of common stock in the Community Offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date.

     If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied in the same proportion that the unfilled subscription of each (up to 2% of the total offering) bears to the total unfilled subscriptions of all Preferred Subscribers whose accepted orders remain unsatisfied, provided that no fractional shares shall be issued. Orders for common stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of common stock sold in the conversion and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

Syndicated Community Offering

     The Plan of Conversion provides that, if necessary, all shares of common stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers managed by Trident Securities acting as our agent in the sale of the common stock. We have the right to reject orders, in whole or in part, in our sole discretion in the Syndicated

Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common stock sold in the Syndicated Community Offering will be sold at a purchase price per share which is the same price as all other shares being offered in the conversion. No person will be permitted to subscribe in the Syndicated Community Offering for shares of common stock with an aggregate purchase price of more than $100,000.

     It is estimated that the selected dealers will receive a negotiated commission based on the amount of common stock sold by the selected dealer, payable by us. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with us as of a certain date (the "Order Date") for the purchase of shares of common stock. When and if we and Trident Securities believe that enough indications and orders have been received in the offering to consummate the conversion, Trident Securities will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, select dealers will remit funds to the account that we will establish for each selected dealer. After payment has been received by us from selected dealers, funds will earn interest at the Bank's passbook savings rate until the conversion is completed. In the event the conversion is not completed, funds will be returned promptly with interest to the selected dealers, who, in turn, will promptly credit their customers' brokerage account.

     The Syndicated Community Offering may close at any time after the Expiration Date at our discretion, but in no case later than ________, 1999, unless further extended with the consent of the OTS. The offering may not be extended beyond June __, 2001.

Persons Who Cannot Exercise Subscription Rights

     We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, we are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

          o the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small;

          o the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of FPB Financial and the Bank or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and

          o such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register FPB Financial, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Common Stock Purchases

     The Plan includes the following limitations on the number of shares of common stock which may be purchased in the conversion:

          (1) No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

          (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $100,000 or 10,000 shares of common stock, (b) one-tenth of one percent (0.10 %) of the total offering of shares of common stock or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, with clauses (a) and (b) above subject to the overall limitation in clause (6) below;

          (3) The ESOP may purchase in the aggregate up to 10% of the shares of common stock, including any additional shares issued in the event of an increase in the offering range, although at this time it intends to purchase only 8% of such shares;

          (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $100,000 or 10,000 shares of common stock, (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, with clauses (a) and (b) above subject to the overall limitation in clause (6) below;

          (5) Each Other Member or any person purchasing shares of common stock in the Community Offering may subscribe for and purchase in the Subscription Offering or Community Offering, as the case may be, up to the greater of (a) $100,000 or 10,000 shares of Common Stock or (b) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall limitation in clause (6) below;

          (6) Except for the ESOP and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories of the conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $150,000 or 15,000 shares of common stock issued in the conversion, or 3.8% at the maximum of the offering range; and

          (7) No more than 25% of the total number of shares offered for sale in the Subscription Offering may be purchased by directors and officers of the Bank in the fourth priority category in the Subscription Offering. No more than 35% of the total number of shares offered for sale in the conversion may be purchased by directors and officers of the Bank and their associates in the aggregate, excluding purchases by the ESOP.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Bank, the individual amount permitted to be subscribed for may be increased up to a maximum of 5% of the number of shares sold in the conversion and both the individual and the overall purchase limitations may be decreased to a minimum of 1% of the number of shares sold in the conversion at our sole discretion. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in our sole discretion may be, given the opportunity to increase their subscriptions up to the then applicable limit.

     In the event of an increase in the total number of shares of common stock offered in the conversion due to an increase in the offering range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the Plan:

          (1) to fill the ESOP's subscription of 8% of the Adjusted Maximum number of shares;

          (2) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the Adjusted Maximum;

          (3) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the Adjusted Maximum;

          (4) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the Adjusted Maximum;

          (5) in the event there is an oversubscription by our directors, officers and employees, to fill unfulfilled subscriptions of directors, officers and employees, inclusive of the Adjusted Maximum; and

          (6) to fill unfulfilled subscriptions in the Community Offering to the extent possible, inclusive of the Adjusted Maximum.

     The term "associate" of a person is defined to include the following:

          (a) any corporation or other organization (other than FPB Financial and the Bank or a majority-owned subsidiary of the Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

          (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of FPB Financial and the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

          (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries.

     The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on the Bank's records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

Marketing Arrangements

     We have engaged Trident as a financial advisor and marketing agent in connection with the offering of the Common Stock, and Trident has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the conversion. Trident is a member of the National Association of Securities Dealers, Inc. ("NASD") and an SEC-registered broker-dealer. Trident is headquartered in Raleigh, North Carolina, and its telephone number is
(919) 781-8900. Trident will provide various services including, but not limited to, (1) training and educating the Bank's directors, officers and employees regarding the mechanics and regulatory requirements of the stock sales process;
(2) providing its employees to staff the Stock Information Center to assist the Bank's customers and internal stock purchasers and to keep records of orders for shares of common stock; and (3) targeting our sales efforts, including assisting in the preparation of marketing materials.

     Based upon negotiations with us concerning fee structure, Trident will receive a fee of $70,000 payable upon consummation of the conversion. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Bank will pay to such selected dealers a fee at the commission rate to be agreed upon by Trident and us, for shares sold by an NASD member firm pursuant to a selected dealers agreement. Fees to Trident and to any other broker-dealer may be deemed to be underwriting fees, and Trident and such broker-dealers may be deemed to be underwriters. Trident will also be reimbursed for its reasonable legal fees and out-of-pocket expenses in an amount not to exceed $30,000, of which $10,000 has been paid to date. We have agreed to indemnify Trident and each person, if any, who controls Trident against all losses, claims, damages or liabilities, joint or several, and all legal and other expenses reasonably incurred by them in connection with certain claims that may arise as a result of the conversion, including liabilities under the Securities Act, except those that are due to Trident's willful misconduct or gross negligence.

     Our directors and executive officers may participate in the solicitation of offers to purchase common stock by mailing written materials to members of the Bank and other prospective investors, responding to inquiries of prospective investors, and performing ministerial or clerical work. In each jurisdiction in which the securities laws require that the offer and/or sale of the common stock be made through a broker-dealer registered in such jurisdiction, all written materials will be mailed under cover of a letter from Trident. Other employees of the Bank may participate in the offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. We will not compensate our officers, directors or employees in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

     To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

     To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Bank (which may be given by completing the appropriate blanks in the order form), must be received by the Bank by noon, central time, on the Expiration Date (unless extended). In addition, we will require a prospective purchaser to execute a certification in the form required by applicable OTS regulations in connection with any sale of common stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. Copies of order forms, order forms unaccompanied by an executed certification form, payments from other private third parties and wire transfers are also not required to be accepted. We have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (September 30, 1997) or the Supplemental Eligibility Record Date (March 31, 1999) and depositors and borrowers as of the close of business on the Voting Record Date (April 30, 1999) must list all accounts on the stock order form giving all names in each account and the account numbers. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts had been disclosed.

     Payment for subscriptions may be made (1) in cash if delivered in person at the main office of the Bank, (2) by check or money order, or (3) by authorization of withdrawal from deposit accounts maintained with the Bank. Interest will be paid on payments made by cash, check or money order at the Bank's passbook rate of interest from the date payment is received until the conversion is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the conversion.

     If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of the conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes. Instead, the ESOP may pay for the shares of common stock subscribed for by it at the Purchase Price upon consummation of the Subscription and Community Offerings, provided that there is a valid loan commitment in force from the time of its subscription until such time. The loan commitment may be from an unrelated financial institution or FPB Financial to lend to the ESOP, at the completion of the conversion, the aggregate Purchase Price of the shares for which the ESOP subscribed.

     Owners of self-directed individual retirement accounts ("IRAs") may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Bank. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offerings. In addition, applicable regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information and allow sufficient time for the account to be transferred as required.

     Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Bank, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Restrictions on Transfer of Subscription Rights and Shares

     You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the Plan or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

     We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Liquidation Rights of Certain Depositors

     In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor of the Bank would receive his pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of the Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Bank above that amount.

     The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the Bank's net worth as of the date of its latest statement of financial condition contained in the final prospectus utilized in the conversion. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $3.6 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to FPB Financial as the sole stockholder of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, NOW accounts, money market deposit accounts, and certificates of deposit, held in the Bank at the close of business on September 30, 1997 or March 31, 1999, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the September 30, 1997 eligibility record date (or the March 31, 1999 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in the Bank on such dates.

     If, however, on any December 31 annual closing date of the Bank, commencing December 31, 1999, the amount in any deposit account is less than the amount in such deposit account on September 30, 1997 or March 31, 1999, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to FPB Financial as the sole stockholder of the Bank.

Tax Aspects

     Completion of the Conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Louisiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.

     Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us to the effect that, for federal income tax purposes:

          (1) the Bank's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code and we will not recognize any gain or loss as a result of the conversion;

          (2) no gain or loss will be recognized by us upon the purchase of the Bank's capital stock by FPB Financial;

          (3) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the mutual Bank;

          (4) assuming the non-transferable subscription rights to purchase Common Stock have no value, the tax basis of the depositors' deposit accounts in the Bank immediately after the conversion will be the same as the basis of their deposit accounts immediately prior to the conversion;

          (5) assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and

          (6) the tax basis to the stockholders of the common stock purchased in the conversion will be the amount paid therefor, and the holding period for the shares of common stock purchased by such persons will begin on the date of consummation of the conversion if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering.

Murphy, Whalen & Boussard, New Orleans, Louisiana, has also rendered an opinion to the effect that the foregoing tax effects of the conversion under Louisiana law are substantially the same as they are under federal law.

     In the opinion of Ferguson, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and we could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

     Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

Delivery of Certificates

     Certificates representing common stock issued in the conversion will be mailed by our transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

Required Approvals

     Various approvals of the OTS are required in order to consummate the Conversion. The OTS has approved the Plan of Conversion, subject to approval by the Bank's members and other standard conditions. The OTS has also approved our holding company application, subject to certain standard conditions.

     We are required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the conversion.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion

     All shares of common stock purchased in connection with the conversion by any of our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Exchange Act as long as the common stock is registered pursuant to Section 12(g) of the Exchange Act.

     Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as the ESOP, or by any non-tax-qualified employee stock benefit plan, such as the Recognition Plan.

     Pursuant to OTS regulations, we will generally be prohibited from repurchasing any shares of the common stock within one year following consummation of the conversion. During the second and third years following consummation of the conversion, we may not repurchase any shares of our common stock other than pursuant to

          (1) an offer to all stockholders on a pro rata basis which is approved by the OTS;

          (2)  the repurchase of qualifying shares of a director, if any;

          (3) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or

          (4) purchases that are part of an open-market stock repurchase program not involving more than 5% of its outstanding capital stock during a 12-month period,

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if the repurchases do not cause the Bank to become undercapitalized and the Bank provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. The OTS may permit stock repurchases in excess of such amounts prior to the third anniversary of the conversion if exceptional circumstances are shown to exist.

                  RESTRICTIONS ON ACQUISITION OF FPB FINANCIAL
                            AND FLORIDA PARISHES BANK

General

     As described below, certain provisions in our Articles of Incorporation and Bylaws and in our proposed benefit plans, together with provisions of Louisiana corporate law and OTS regulations, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of us.

Restrictions in FPB Financial's Articles of Incorporation and Bylaws

     General. A number of provisions of our Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion of our Articles of Incorporation and Bylaws summarizes the material provisions which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of our current Board of Directors or management more difficult. The following description of certain of the provisions of our Articles of Incorporation and Bylaws is necessarily general and reference should be made in each case to such Articles of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     Limitation on Voting Rights. Article 10.A of our Articles of Incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of

          (1) more than 10% of the issued and outstanding shares of any class of an equity security of FPB Financial, or

          (2) any securities convertible into, or exercisable for, any of our equity securities if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of FPB Financial.

The term "person" is broadly defined to prevent circumvention of this restriction.

     The foregoing restrictions do not apply to the following:

          o any offer with a view toward public resale made exclusively to us by underwriters or a selling group acting on our behalf,

          o any tax-qualified employee benefit plan or arrangement established by us and any trustee of such a plan or arrangement, or

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          o    any other offer or acquisition approved in advance by the
               affirmative vote of two-thirds of our entire Board of Directors.

In the event that shares are acquired in violation of Article 10.A, all shares beneficially owned by any person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and our Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.

     Board of Directors. Article 6.B of our Articles of Incorporation contains provisions relating to the Board of Directors and provides, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. See "Management--Management of FPB Financial." The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of our incumbent Board of Directors. Cumulative voting in the election of directors is not permitted.

     Directors may be removed without cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of at least 80% of the total votes eligible to be cast by stockholders, and with cause by the affirmative vote of a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to FPB Financial. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum of the Board of Directors is present, and a director appointed to fill a vacancy shall serve until the expiration of the term to which he was appointed.

     Article 6.F of our Articles of Incorporation governs nominations for election to the Board, and requires all nominations for election to the Board of Directors other than those made by the Board to be made by a stockholder eligible to vote at an annual meeting of stockholders who has complied with the notice provisions in that section. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, our principal executive offices not later than 120 days prior to the anniversary date of the initial mailing of proxy materials by us in connection with the immediately preceding annual meeting of our stockholders, provided that, with respect to the first scheduled annual meeting following completion of the conversion, notice must be received no later than the close of business on Monday, November 1, 1999. Each such notice shall set forth the following:

     (a) the name, age, business address and residence address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

     (b) the principal occupation or employment of the stockholder submitting the notice and of each person being nominated;

     (c) the class and number of shares of our stock beneficially owned by the stockholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such stockholder (as such terms are defined in our Articles of Incorporation), by any person who is a member of any group with such stockholder with respect to our stock or who is known by such stockholder to be supporting such nominee(s) on the date the notice is given to us, by each person being nominated, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information must be provided regarding the name and address of, and the class and number of shares of our stock which are beneficially owned by, each partner in such

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

partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholder, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust);

     (d) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

     (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

     (f) such other information regarding the stockholder submitting the notice, each nominee proposed by such stockholder and any other person covered by clause
(c) of this paragraph as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

     (g) the consent of each nominee to serve as a director of FPB Financial if so elected.

     Article 8.A of our Articles of Incorporation provides that a director or officer of FPB Financial will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director's or officer's liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of our directors and officers for the following:

          o any breach of the director's or officer's duty of loyalty to us or our stockholders,

          o any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

          o any unlawful dividend, stock repurchase or other distribution, payment or return of assets to stockholders, or

          o any transaction from which the director or officer derived an improper personal benefit.

This provision may preclude stockholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

     Our Articles of Incorporation also provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of FPB Financial, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of FPB Financial, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit us to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by our Board of Directors, provided that the indemnified person undertakes to repay us if it is ultimately determined that such person was not entitled to indemnification.

     The rights of indemnification provided in our Articles of Incorporation are not exclusive of any other rights which may be available under our Bylaws, any insurance or other agreement, by vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In

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

addition, the Articles of Incorporation authorize us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of FPB Financial, whether or not we would have the power to provide indemnification to such person. By action of the Board of Directors, we may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with our officers, directors, employees and agents for the purpose of securing or insuring in any manner our obligation to indemnify or advance expenses provided for in the provisions in our Articles of Incorporation and Bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

     The provisions regarding director elections and other provisions in the Articles of Incorporation and Bylaws are generally designed to protect our ability of our Board of Directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure us by making it more difficult and time-consuming to change majority control of the Board, whether by proxy contest or otherwise. The effect of these provisions will be to generally require at least two (and possibly three) annual stockholders' meetings, instead of one, to effect a change in control of our Board of Directors even if holders of a majority of our capital stock believed that a change in the composition of the Board of Directors was desirable. Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of our management and policies and facilitate long-range planning for our business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.

     The procedures regarding stockholder nominations will provide our Board of Directors with sufficient time and information to evaluate a stockholder nominee to the Board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors, and will make it easier for the Board to solicit proxies in opposition to such nominees. This may make it easier for the incumbent directors to retain their status as directors, even when certain stockholders view the stockholder nominations as in the best interests of FPB Financial or our stockholders.

     Authorized Shares. Article 4 of our Articles of Incorporation authorizes the issuance of 7,000,000 shares of stock, of which 2,000,000 shares shall be shares of serial preferred stock, and 5,000,000 shall be common stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide us with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

     Special Meetings of Stockholders and Stockholder Proposals. Article 9.B of our Articles of Incorporation provides that special meetings of our stockholders may only be called by the following:

          o    the President,

          o    a majority of the Board of Directors, and

          o by persons who beneficially own an aggregate of at least 50% of the outstanding voting shares, except as may otherwise be provided by law.

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

The Articles of Incorporation also provide that any action permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote and filed with our Secretary.

     Article 9.D of our Articles of Incorporation provides that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the conversion, business must be (a) brought before the meeting by or at the direction of the Board of Directors or (b) otherwise properly brought before the meeting by a stockholder who has given timely and complete notice thereof in writing to us. For stockholder proposals to be included in our proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in our proxy materials, the stockholder's notice must be delivered to or mailed and received at our principal executive offices not later than 120 days prior to the anniversary date of the initial mailing of our proxy materials in connection with the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the conversion, such written notice must be received by us not later than the close of business on Monday, November 1, 1999. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting the following:

     (a) a description of the proposal desired to be brought before the annual meeting;

     (b) the name and address, as they appear on our books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal;

     (c) the class and number of shares of FPB Financial which are beneficially owned by the stockholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such stockholder (as such terms are defined in our Articles of Incorporation), by any person who is a member of any group with such stockholder with respect to our stock or who is known by such stockholder to be supporting such proposal on the date the notice is given to us and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information must be provided regarding the name and address of, and the class and number of shares of our stock which are beneficially owned by, each partner in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholder, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust);

     (d) the identification of any person retained or to be compensated by the stockholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to stockholders for the purpose of assisting in the passage of such proposal and a brief description of the terms of such employment, retainer or arrangement for compensation; and

     (e) any material interest of the stockholder in such business.

     The procedures regarding stockholder proposals are designed to provide the Board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a stockholder proposal. This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in the best interests of FPB Financial or its stockholders.

     Amendment of Articles of Incorporation and Bylaws. Article 11 of our Articles of Incorporation generally provides that any amendment of the Articles of Incorporation must be first approved by a majority of our Board of Directors and then by the holders of at least 75% of our shares entitled to vote in an election of directors

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

("Voting Shares"), except that if the amendment is approved by at least two-thirds of our Board of Directors, the amendment shall only need stockholder approval if required by the Louisiana Business Corporation Law ("BCL") and then only by the affirmative vote of the holders of a majority of the Voting Shares.

     Our Bylaws may be amended by a majority of the Board of Directors or by the affirmative vote of a majority of the Voting Shares, except that the affirmative vote of at least 75% of the Voting Shares shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the Bylaws.

Louisiana Corporate Law

     In addition to the provisions contained in our Articles of Incorporation, the BCL includes certain provisions applicable to Louisiana corporations, such as us, which may be deemed to have an anti-takeover effect. Such provisions give stockholders the right to receive the fair value of their shares of stock following a control transaction from a controlling person or group and set forth requirements relating to certain business combinations.

     The BCL provides that any person who acquires "control shares" will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of both all the votes entitled to be cast by stockholders and all the votes entitled to be cast by stockholders excluding "interested shares." "Control shares" is defined to include shares that would entitle the holder thereof, assuming the shares had full voting rights, to exercise voting power within any of the following ranges:

          o    20% or more but less than one-third of all voting power;

          o    one-third or more but less than a majority of all voting power;
               or

          o    a majority or more of all voting power.

Any acquisition that would result in the ownership of control shares in a higher range would require an additional vote of stockholders. "Interested shares" includes control shares and any shares held by an officer or employee director of the corporation. If the control shares are provided full voting rights, all stockholders have dissenters' rights entitling them to receive the "fair cash value" of their shares, which shall not be less than the highest price paid per share to acquire the control shares.

     The BCL defines a "Business Combination" generally to include the following:

          (a) any merger, consolidation or share exchange of the corporation with an "Interested Shareholder" or affiliate thereof,

          (b) any sale, lease, transfer or other disposition, other than in the ordinary course of business, of assets equal to 10% or more of the market value of the corporation's outstanding stock or of the corporation's net worth to any Interested Shareholder or affiliate thereof in any 12-month period,

          (c) the issuance or transfer by the corporation of equity securities of the corporation with an aggregate market value of 5% or more of the total market value of the corporation's outstanding stock to any Interested Shareholder or affiliate thereof, except in certain circumstances,

          (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder or affiliate thereof, or

          (e) any reclassification of the corporation's stock or merger which increases by 5% or more the ownership interest of the Interested Shareholder or any affiliate thereof.

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

"Interested Shareholder" includes any person who beneficially owns, directly or indirectly, 10% or more of the corporation's outstanding voting stock, or any affiliate thereof who had such beneficial ownership during the preceding two years, excluding in each case the corporation, its subsidiaries and their benefit plans.

     Under the BCL, a Business Combination must be approved by any vote otherwise required by law or the articles of incorporation, and by the affirmative votes of at least 80% of the total outstanding voting stock of the corporation and at least two-thirds of the outstanding voting stock held by persons other than the Interested Shareholder. However, the supermajority vote requirement shall not be applicable if the Business Combination meets certain minimum price requirements and other procedural safeguards, or if the transaction is approved by the Board of Directors prior to the time that the Interested Shareholder first became an Interested Shareholder.

     The BCL authorizes the board of directors of Louisiana business corporations to create and issue (whether or not in connection with the issuance of any of its shares or other securities) rights and options granting to the holders thereof the right to convert shares or obligations into shares of any class, or the right or option to purchase shares of any class, in each case upon such terms and conditions as we may deem expedient.

Anti-Takeover Effects of the Articles of Incorporation and Bylaws and Management Remuneration Adopted in the Conversion

     The foregoing provisions of our Articles of Incorporation and Bylaws and Louisiana law could have the effect of discouraging an acquisition of us or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of our common stock.

     In addition, the proposed employment agreements with our executive officers and certain provisions in our proposed stock benefit plans provide for accelerated benefits to participants in the event of a change in control of us. See "Management - Employment Agreements" and "- New Stock Benefit Plans." The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of us.

     Our Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our Board of Directors. The Board of Directors believes that these provisions are in the best interests of FPB Financial and our future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, the Board of Directors believes that it is in the best interests of FPB Financial and our future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of our true value and where the transaction is in the best interests of all stockholders.

     Despite the Board of Directors' belief as to the benefits to our stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

     We are not aware of any effort that might be made to acquire control of us.

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Regulatory Restrictions

     Applicable law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the OTS has been given at least 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings institution without the prior approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition if

          o it would result in a monopoly or substantially lessen competition,

          o the financial condition of the acquiring person might jeopardize the financial stability of the institution, or

          o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

     For three years following the conversion, OTS regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution or its holding company, without the prior written approval of the OTS, except for

          (1) any offer with a view toward public resale made exclusively to the institution or its holding company or to underwriters or a selling group acting on its behalf,

          (2) offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock,

          (3) offers in the aggregate for up to 24.9% by our ESOP or other tax-qualified plans, and

          (4) an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution or its holding company by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion. Such prohibition also is applicable to the acquisition of the common stock.

In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the stock of an institution or its holding company under circumstances that give rise to a conclusive or rebuttable determination of control under OTS regulations.

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

     In addition to the foregoing, the Plan prohibits any person, prior to the completion of the conversion, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights for common stock. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."

                  DESCRIPTION OF CAPITAL STOCK OF FPB FINANCIAL
General

     We are authorized to issue 7,000,000 shares of capital stock, of which 5,000,000 are shares of common stock, par value $.01 per share and 2,000,000 are shares of preferred stock, par value $.01 per share. We currently expect to issue up to a maximum of 391,000 shares of common stock and no shares of preferred stock in the conversion. Each share of our common stock issued in the conversion will have the same relative rights as, and will be identical in all respects with, each other share of common stock issued in the conversion. Upon payment of the Purchase Price for the common stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the conversion.

     The common stock of FPB Financial will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

     Dividends. We can pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations which are imposed by law. See "We Intend to Pay Quarterly Cash Dividends." The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our Board of Directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. Upon completion of the conversion, the holders of common stock will possess exclusive voting rights in FPB Financial. They will elect our Board of Directors and act on such other matters as are required to be presented to them under Louisiana law or our Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of FPB Financial and the Bank," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, FPB Financial, as the sole holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion - Liquidation Rights of Certain Depositors"), all assets of the Bank available for distribution. In the event of any liquidation, dissolution or winding up of FPB Financial, the holders of our common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of our common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to any required redemption.

Preferred Stock

     None of our authorized shares of preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as our Board of Directors may from time to time determine. The

Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                     EXPERTS

     The financial statements of the Bank as of December 31, 1998 and 1997 and for each of the years ended December 31, 1998 and 1997 included in this prospectus have been included herein in reliance upon the report of Murphy, Whalen & Broussard, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Ferguson & Company has consented to the publication herein of the summary of its report to us setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

     The legality of the common stock and the federal income tax consequences of the Conversion will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., our special counsel. The Louisiana income tax consequences of the conversion will be passed upon for us by Murphy, Whalen & Broussard, New Orleans, Louisiana. Certain legal matters will be passed upon for Trident by Luse Lehman Gorman Pomerenk & Schick, P.C.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a Registration Statement under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information, including the appraisal report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site that contains registration statements and other reports regarding registrants that file electronically with the SEC (such as FPB Financial). The address of the SEC's web site is http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the provisions of such contracts or other documents which are deemed to be material. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document.

     The Bank has filed an Application for Conversion with the OTS with respect to the conversion. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Midwest Regional Office of the OTS located at 122 W. John Carpenter Freeway, Suite 600, Irving, Texas 75039-2010.

     In connection with the conversion, we will register our common stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, FPB Financial and the holders of our stock will become subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and certain other requirements of the Exchange Act. Under the Plan, we have undertaken that we will not terminate such registration for a period of at least three years following the conversion.

                          INDEX TO FINANCIAL STATEMENTS
                                                                                                 Page
                                                                                                 ----
Independent Auditor's Report.............................................................        F-1

Statements of Financial Condition as of December 31, 1998 and 1997 (audited).............        F-2

Statements of Income and Comprehensive Income for the years ended
         December  31, 1998 and 1997 (audited)...........................................        F-3

Statements of Changes in Equity for the  years ended December 31, 1998
         and  1997 (audited).............................................................        F-5

Statements of Cash Flows for the years ended December 31, 1998 and
         1997 (audited)..................................................................        F-6

Notes to Financial Statements............................................................        F-8

     All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

     FPB Financial Corp. was incorporated in February 1999. Its current capitalization is $1,000, and it has engaged in only minimal activities to date; accordingly, the financial statements of FPB Financial have been omitted because of their immateriality.

                           [Murphy Whalen letterhead]

                          INDEPENDENT AUDITORS' REPORT


To The Board of Directors
Florida Parishes Bank (formerly Florida Parishes Homestead Association)

     We have audited the accompanying statements of financial condition of Florida Parishes Homestead Association as of December 31, 1998 and 1997 and the related statements of income and comprehensive income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Parishes Homestead Association at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                          /s/ Murphy, Whalen & Broussard, L.L.C.
                                          --------------------------------------
                                              MURPHY, WHALEN & BROUSSARD, L.L.C.


March 4, 1999

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                        STATEMENTS OF FINANCIAL CONDITION
                        AS OF DECEMBER 31, 1998 AND 1997


                                                       1998            1997
                                                       ----            ----
ASSETS
------
Cash and cash equivalents:
 Cash and non-interest earning deposits ....     $    446,684      $    185,418
 Interest-earning deposits in other
  depository institutions ..................        1,904,021         4,050,545
                                                 ------------      ------------

        TOTAL CASH AND CASH EQUIVALENTS ....        2,350,705         4,235,963

Investment securities (Available for
 Sale-Note 2) ..............................          992,994         1,000,000
Mortgage-backed securities (Held to
 Maturity-Note 3) ..........................        2,924,100         4,184,068
Federal Home Loan Bank stock (at cost) .....          316,300           298,300

Loans receivable (Note 4) ..................       35,032,552        23,560,745
 Less:
  Loans in process .........................         (737,569)         (162,000)
  Allowance for loan losses ................         (170,000)          (89,236)
  Net deferred loan costs (fees) ...........           26,689           (17,280)
                                                 ------------      ------------
    Loans receivable, net ..................       34,151,672        23,292,229

Accrued interest receivable (Note 5) .......           64,139            56,540
Premises and equipment, net (Note 6) .......          204,005           168,641
Prepaid expenses and other assets ..........           54,446            24,685
                                                 ------------      ------------

        TOTAL ASSETS .......................     $ 41,058,361      $ 33,260,426
                                                 ============      ============

LIABILITIES AND EQUITY
----------------------
Deposits (Note 7)
 Non-interest bearing demand ...............     $    709,739      $         --
 Interest bearing ..........................       33,354,904        29,295,327
                                                 ------------      ------------
   Total deposits ..........................       34,064,643        29,295,327

Interest payable on deposits ...............           74,860            41,039
Advances from Federal Home
 Loan Bank (Note 8) ........................        3,200,000           400,000
Accrued expenses and other liabilities .....           94,106            54,629
Federal income tax payable .................           48,771            81,041
Deferred income taxes ......................            5,827            49,759
                                                 ------------      ------------
        TOTAL LIABILITIES ..................       37,488,207        29,921,795
                                                 ------------      ------------

Commitments and contingencies ..............               --                --
                                                 ------------      ------------

EQUITY:
  Retained Earnings ........................        3,574,778         3,338,631
  Accumulated other comprehensive
 income (loss) .............................           (4,624)               --
                                                 ------------      ------------
        TOTAL EQUITY .......................        3,570,154         3,338,631
                                                 ------------      ------------
        TOTAL LIABILITIES AND EQUITY .......     $ 41,058,361      $ 33,260,426
                                                 ============      ============

                See accompanying notes to financial statements.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                   STATEMENTS OF INCOME & COMPREHENSIVE INCOME
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                         1998            1997
                                                         ----            ----
Interest Income:
  Mortgage loans & fees .........................    $ 2,212,187     $ 1,684,826
  Loans on deposits .............................         32,324          14,026
  Consumer loans ................................         25,258          10,702
  FHLB stock and other investment
   securities ...................................         74,163          25,593
  Mortgage-backed securities ....................        237,562         315,597
  Demand deposits ...............................        172,377         231,536
                                                     -----------     -----------
        Total interest income ...................      2,753,871       2,282,280
                                                     -----------     -----------

Interest Expense:
  Deposits ......................................      1,564,560       1,416,116
  Federal Home Loan Bank advances ...............        106,923           3,908
                                                     -----------     -----------
        Total interest expense ..................      1,671,483       1,420,024
                                                     -----------     -----------
        Net interest income .....................      1,082,388         862,256
Provision for loan losses (Note 4) ..............         80,764           6,000
                                                     -----------     -----------
        Net interest income after provision
         for loan losses ........................      1,001,624         856,256
                                                     -----------     -----------

Noninterest Income:
  Gain on foreclosed real estate sold ...........         10,982              --
  Insurance commissions .........................          5,089           2,507
  Service charges on deposits ...................          2,211             483
  Other .........................................          1,909           1,401
                                                     -----------     -----------
        Total noninterest income ................         20,191           4,391
                                                     -----------     -----------
Noninterest Expense:
  Compensation and employee benefits ............        360,301         305,521
  Occupancy and equipment .......................         56,580          36,728
  Data processing ...............................         54,932          37,495
  Advertising ...................................         28,581          17,301
  Federal insurance expense .....................         17,915          13,570
  Other .........................................        144,496         113,168
                                                     -----------     -----------
        Total noninterest expense ...............        662,805         523,783
                                                     -----------     -----------
        Income before income taxes ..............        359,010         336,864
Income tax expense (Note 8) .....................        122,863         122,601
                                                     -----------     -----------
        Net income ..............................        236,147         214,263

Other comprehensive income (loss):
  Unrealized gain (loss) on investment
  securities available for sale, net of
  ($2,382) deferred tax expense (benefit) .......         (4,624)             --
                                                     -----------     -----------
        Comprehensive income ....................    $   231,523     $   214,263
                                                     ===========     ===========

                 See accompanying notes to financial statements.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                         STATEMENTS OF CHANGES IN EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997



                                       Accumulated
                                          Other
                                      Comprehensive
                                          Income        Retained        Total
                                          (Loss)        Earnings       Equity
                                          ------        --------       ------
Balances at January 1, 1997 ........   $        --    $ 3,124,368   $ 3,124,368

Net Income 1997 ....................                      214,263       214,263
                                       -----------    -----------   -----------

Balances at December 31, 1997 ......   $        --    $ 3,338,631   $ 3,338,631

Net Income 1998 ....................            --        236,147       236,147

Unrealized gain (loss) on investment
 securities available-for-sale .....        (4,624)            --        (4,624)
                                       -----------    -----------   -----------

Balances at December 31, 1998 ......   $    (4,624)   $ 3,574,778   $ 3,570,154
                                       ===========    ===========   ===========



                 See accompanying notes to financial statements.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                        1998           1997
                                                        ----           ----
Cash Flows from operating activities:
 Net income ....................................   $    236,147    $    214,263
                                                   ------------    ------------
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation ................................         31,609          18,011
   Provision for loan losses ...................         80,764           6,000
   Deferred tax (credit) provision .............        (41,550)          6,959
   Stock dividends on Federal Home Loan
    Bank stock .................................        (18,000)        (16,900)
   Assets abandoned ............................            191              --
   Premium amortization on mortgage-backed
    and other securities - net .................          9,080           6,943
   Gain on foreclosed real estate sold .........        (10,982)             --
   (Increase) decrease in accrued interest
    receivable .................................         (7,599)          6,038
   Increase in prepaid expenses and other assets         (3,852)         (2,507)
   Decrease in income tax paid in advance ......             --          31,710
   Increase in interest payable on deposits ....         33,821          13,585
   Increase in accrued expenses and other
    liabilities ................................         39,477          16,116
   (Decrease) increase in federal income
    tax payable ................................        (32,270)         81,041
   Increase in deferred loan origination and
    commitment fees (costs) ....................        (43,969)         10,271
                                                   ------------    ------------
     Total adjustments .........................         36,720         177,267
                                                   ------------    ------------
     Net cash provided by operating activities .        272,867         391,530
                                                   ------------    ------------

Cash flows from investing activities:
 Net (increase) in first mortgage loans ........    (10,306,023)     (2,797,444)
 Net (increase) in consumer loans receivable ...       (582,733)       (507,183)
 Improvements to premises ......................         (8,428)             --
 Purchase of equipment and/or software .........        (58,736)        (10,217)
 Purchase of investment securities .............             --      (1,000,000)
 Principal payments from mortgage-backed
  securities ...................................      1,250,888         904,952
 Proceeds from sale of foreclosed real estate ..          3,500              --
                                                   ------------    ------------
     Net cash (used in) investing activities ...     (9,701,532)     (3,409,892)
                                                   ------------    ------------

Cash flows from financing activities:
 Net increase in deposits ......................      4,769,316       4,171,808
 Advances from Federal Home Loan Bank ..........      2,800,000         400,000
 Deferred charges - stock conversion ...........        (25,909)             --
                                                   ------------    ------------
     Net cash provided by financing activities .      7,543,407       4,571,808
                                                   ------------    ------------

Net (decrease) increase in cash and
  cash equivalents .............................     (1,885,258)      1,553,446
Cash and cash equivalents - beginning of year ..      4,235,963       2,682,517
                                                   ------------    ------------
Cash and cash equivalents - end of year ........   $  2,350,705    $  4,235,963
                                                   ============    ============


                 See accompanying notes to financial statements.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

Note 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       ------------------------------------------

       Nature of Operations
       --------------------

       Florida Parishes Homestead Association provides a variety of deposit products and a mixture of fixed and adjustable rate mortgages, primarily first mortgages on single family residences, and various types of consumer loans. It operates from a single location in Hammond, Louisiana, and all of its mortgages are secured by properties located in Tangipahoa Parish and the surrounding areas. Its depositors are also primarily residents of Tangipahoa Parish and the surrounding areas.

       Cash and Cash Equivalents
       -------------------------

       For purposes of the statements of cash flows, the Association considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

       Investment Securities
       ---------------------

       Investment securities in the form of a mutual fund which invests in adjustable rate mortgages is classified as available for sale and is consequently carried at fair market value. Realized gains and losses on the sale of investment securities are determined using the weighted average method. Unrealized gains and losses are recognized as other comprehensive income or loss.

       Mortgage-Backed Securities
       --------------------------

       Mortgage-backed securities are carried at cost, adjusted for premiums and discounts using the level yield method. Management intends, and has the ability, to hold such investments to maturity, and has consequently classified them as "held-to-maturity".

       Loans Receivable
       ----------------

       Loans receivable are stated at unpaid principal balances, adjusted by the allowance for loan losses and net deferred loan origination fees and costs.

       The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of any underlying collateral, and current economic conditions. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

Note 1 SIGNIFICANT ACCOUNTING POLICIES (Continued)
       -------------------------------

       Loans Receivable (Continued)
       ----------------

       Impaired loans are being accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No.114, Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure. The statements generally require impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

       The Association discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. At that time, uncollected interest previously recorded is reversed. If the delinquent interest is subsequently collected, it is credited to income in the period collected. Interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due.

       Foreclosed Real Estate
       ----------------------

       Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the related loan balance or fair value less estimated cost to sell at the date of foreclosure. Valuations are periodically performed by management, and an allowance for losses will be established to reduce the net carrying value to net realizable value if necessary. Costs related to improvement of the property are capitalized, whereas costs related to holding the property are charged to operations.

       Premises & Equipment
       --------------------

       Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is provided on all property and equipment, except land, using straight-line and accelerated methods over the estimated useful lives of the assets as follows:

               Building                                 15 - 40 years
               Furniture, Fixtures, and Equipment        3 - 10 years

       Loan Origination and Commitment Fees and Related Costs
       ------------------------------------------------------

       Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual lives of the related loans using the level yield method. Amortization of net deferred loan fees or costs is discontinued when a loan is placed on nonaccrual status.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


Note 1 SIGNIFICANT ACCOUNTING POLICIES (Continued)
       ------------------------------

       Income Taxes
       ------------

       The Association uses the asset-and-liability method of accounting for income taxes. Under the asset-and-liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

       The Association is exempt from Louisiana income tax.

       Use of Estimates
       ----------------

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

       Advertising Costs
       -----------------

       Advertising costs are charged to operations as incurred.

       Comprehensive Income
       --------------------

       The Association adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130 Reporting of Comprehensive Income effective January 1, 1998. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Consequently, unrealized gains or losses on investment securities available for sale are now reported below net income on the face of the statement of income and comprehensive income. Previously, such unrealized gains and losses were reported directly in a separate component of equity.

       Reclassifications
       -----------------

       Certain amounts in 1997 have been reclassified to conform with the 1998 presentation.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

Note 2 INVESTMENT SECURITIES (AVAILABLE FOR SALE)
       ------------------------------------------

       The amortized cost and estimated market values of investment securities are as follows:

                                             Gross    Gross  Estimated
                              Amortized    Unrealized    Unrealized     Market
                                Cost         Gains         Losses       Value
                                ----         -----         ------       -----
Securities Available -
 For Sale
  December 31, 1998
  -----------------
  Mutual Fund:
  Adjustable Rate
  Mortgage Portfolio ....   $1,000,000   $         --   $     7,006   $  992,994
                            ==========   ============   ===========   ==========

  December 31, 1997
  -----------------
  Mutual Fund:
   Adjustable Rate
  Mortgage Portfolio ....   $1,000,000   $         --   $        --   $1,000,000
                            ==========   ============   ===========   ==========

Note 3 MORTGAGE-BACKED SECURITIES (HELD TO MATURITY)
       ---------------------------------------------

       All mortgage-backed securities are GNMA participation certificates. The carrying values and estimated market values are summarized below:

                                                          December 31,
                                               ---------------------------------
                                                    1998                1997
                                                    ----                ----
Principal Balance ....................         $ 2,901,640          $ 4,152,528
Unamortized Premiums .................              24,631               34,635
Unamortized Discounts ................              (2,171)              (3,095)
                                               -----------          -----------

Carrying Value .......................           2,924,100            4,184,068

Gross Unrealized Gains ...............              17,224               86,761
                                               -----------          -----------

Estimated Market Value ...............         $ 2,941,324          $ 4,270,829
                                               ===========          ===========

       The following is a summary of maturities of mortgage-backed securities as of December 31, 1998:

                                                    Amortized            Fair
                                                      Cost               Value
                                                      ----               -----
Due in one year or less ..................         $   61,192         $   70,387
Due from one to five years ...............            270,264            272,248
Due from five to ten years ...............            387,747            388,449
Due after ten years ......................          2,204,897          2,210,240
                                                   ----------         ----------
                                                   $2,924,100         $2,941,324
                                                   ==========         ==========

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997



Note 3 MORTGAGE-BACKED SECURITIES (HELD TO MATURITY) (Continued)
       ---------------------------------------------

       The amortized cost and fair value of mortgage-backed securities are presented by contractual maturity in the preceding tables. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

       One of the adjustable rate GNMA participation certificates with a carrying value of $292,730 and a market value of $293,845 as of December 31, 1998 is pledged to secure a local public entity's deposits in excess of $100,000 as required by state law. The entity's total deposits at December 31, 1998 were $280,000 making $180,000 of the GNMA certificates subject to the pledge.

Note 4 LOANS RECEIVABLE
       ----------------

       Loans receivable at December 31 are summarized as follows:

                                                         1998            1997
                                                         ----            ----
Permanent First Mortgage Loans:
  Secured by one-to-four family residences .....     $30,199,479     $21,720,361
  Construction (1) .............................       1,132,322         250,000
  Commercial real estate .......................         649,736         539,991
  Land .........................................         421,460         156,969
                                                     -----------     -----------
     Total Permanent First Mortgage Loans ......      32,402,997      22,667,321
                                                     -----------     -----------

Consumer Loans:
  Secured by first mortgage on
   one-to-four family residences ...............     $ 1,109,268     $   236,709
  Loans secured by savings .....................         466,538         422,009
  Second mortgages and home equity loans .......         473,151         162,440
  Automobile ...................................         377,702          34,797
  Unsecured ....................................         149,818          29,684
  Other ........................................          53,078           7,785
                                                     -----------     -----------
Total Consumer Loans ...........................       2,629,555         893,424
                                                     -----------     -----------
     Total Loans ...............................     $35,032,552     $23,560,745
                                                     ===========     ===========

       The permanent first mortgage loans at December 31 consist of both fixed and adjustable rate mortgages as follows:

                                                    1998                1997
                                                    ----                ----
Fixed rate .........................           $28,785,970           $17,208,557
Adjustable rate ....................             3,617,027             5,458,764
                                               -----------           -----------
                                               $32,402,997           $22,667,321
                                               ===========           ===========
----------
(1)    Consists solely of one-to-four family residential construction loans.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

Note 4 LOANS RECEIVABLE (Continued)
       ----------------

       The weighted average interest rate on permanent first mortgage loans at December 31, 1998 and 1997 was 7.23% and 7.71% respectively.

       Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                                          1998            1997
                                                          ----            ----
       Balance at Beginning of Year ...............    $ 89,236         $ 83,236
       Provision Charged to Income ................      80,764            6,000
                                                       --------         --------

       Balance at End of Year .....................    $170,000         $ 89,236
                                                       ========         ========

       Loans on nonaccrual status totaled $201,817 and $176,324 at December 31, 1998 and 1997, respectively.

       The Association is not committed to lend additional funds to debtors whose loans are on nonaccrual status, or loans which have been modified in troubled debt restructurings, at December 31, 1998.

       Loans receivable includes activity and account balances for the years ended December 31, 1998 and 1997 to directors, executive officers, and their immediate families as follows:

                                                      Year Ended December 31,
                                                     --------------------------
                                                         1998           1997
                                                         ----           ----
       Balance - Beginning of Year ................   $ 929,635       $ 783,476
       Additional Borrowings ......................     210,727         169,787
       New Executive Officer ......................          --          31,081
       Loan Repayments ............................    (394,455)        (54,709)
                                                      ---------       ---------
       Balance - End of Year .......................  $ 745,907       $ 929,635
                                                      =========       =========
       Weighted Average Interest Rate @ 12/31 .......      7.07%           7.28%
                                                      =========       =========

       Related party loans are primarily first mortgage real estate loans.


Note 5 ACCRUED INTEREST RECEIVABLE
       ---------------------------

       Accrued interest receivable at December 31 is summarized as follows:

                                                          1998            1997
                                                          ----            ----
       Loans receivable ...........................     $35,446         $31,303
       Mortgage-backed securities .................      28,693          25,237
                                                        -------         -------
                                                        $64,139         $56,540
                                                        =======         =======

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

Note 6 PREMISES AND EQUIPMENT
       ----------------------

       Premises and equipment at December 31 are summarized as follows:

                                                        1998            1997
                                                        ----            ----
       Cost:
         Land .....................................  $  67,651        $  67,651
         Building .................................    319,278          310,849
         Furniture, fixtures and equipment ........    185,527          133,151
                                                     ---------        ---------
                                                       572,456          511,651
       Less: Accumulated depreciation .............   (368,451)        (343,010)
                                                     ---------        ---------
                                                     $ 204,005        $ 168,641
                                                     =========        =========

Note 7 DEPOSITS
       --------

       Deposits at December 31 are summarized as follows:

                                             1998                    1997
                                     --------------------   --------------------
                                       Amount        %         Amount        %
                                       ------      ----        ------      ----
Passbook savings -
 Year end interest rate
 of 2.00% in 1998
 and 2.25% in 1997 ...............   $ 1,090,325     3.20   $   965,181     3.29
                                     -----------   ------   -----------   ------
Money market accounts -
 Regular -
  Year end interest rates
  of 3.00% in 1998 and
  3.60% in 1997 ..................     1,738,109     5.10     1,704,175     5.82
 Super -
  Year end interest rates
  of 4.00% in 1998 and
  4.88% in 1997 ..................     1,714,397     5.04       855,908     2.92
                                     -----------   ------   -----------   ------
                                       3,452,506    10.14     2,560,083     8.74
                                     -----------   ------   -----------   ------
Checking accounts -
 Interest-bearing now
  Accounts -
   Year end interest rates
   of 2.50% in 1998 and
   3.00% in 1997 .................     1,074,396     3.15       555,197     1.90

 Interest-max accounts -
  Year end interest rates
  of 4.00% in 1998 and
  3.00% in 1998 ..................       142,135      .42            --       --

Non-interest bearing
  accounts .......................       709,739     2.08            --       --
                                     -----------   ------   -----------   ------
                                       1,926,270     5.65       555,197     1.90
                                     -----------   ------   -----------   ------
Certificates of deposit -
 Year end weighted
 average interest rates
 5.37% in 1998 and 5.51% in 1997 .    27,595,542    81.01    25,214,866    86.07
                                     -----------   ------   -----------   ------
        TOTAL ....................   $34,064,643   100.00   $29,295,327   100.00
                                     ===========   ======   ===========   ======

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


Note 7 DEPOSITS (Continued)
       --------

       The weighted average interest rate on all deposit accounts at December 31, 1998 and December 31, 1997 was 4.87% and 5.23% respectively.

       The aggregate amount of jumbo certificates of deposit with a minimum balance of $100,000 was $4,739,184 and $4,026,420 at December 31, 1998
       and 1997 respectively. Deposits in excess of $100,000 are not federally insured.

       At December 31, 1998, scheduled maturities of certificates of deposit are as follows:

                          1999 ............  $ 19,733,661
                          2000 ............     5,854,801
                          2001 ............       778,154
                          2002 ............       425,208
                          2003 ............       610,416
                          After 2003 ......       193,302
                                             ------------
                          TOTAL ...........  $ 27,595,542
                                             ============

       The Association held deposits of $1,263,501 and $993,285 for related parties at December 31, 1998 and 1997, respectively.

Note 8 BORROWINGS
       ----------

       At December 31, 1998 the Association had advances payable to the Federal Home Loan Bank of Dallas totaling $3,200,000 at fixed interest rates ranging from 4.96% to 6.34%. Maturities are as follows:

            Year Ending 12/31/2004 ...................  $   200,000
            Year Ending 12/31/2005 ...................    1,400,000
            Year Ending 12/31/2006 ...................    1,600,000
                                                        -----------
                 TOTAL ...............................  $ 3,200,000
                                                        ===========

Note 9 FEDERAL INCOME TAXES
       --------------------

       Deferred federal income taxes result from temporary differences in the financial statement carrying amounts and tax bases of accrued interest on deposits, Federal Home Loan Bank stock and the allowance for loan losses. Income tax for the years ended December 31 is summarized as follows:

                                                      1998               1997
                                                      ----               ----
       Current ...............................    $ 164,413           $ 115,642
       Deferred (Benefit) ....................      (41,550)              6,959
                                                  ---------           ---------
                                                  $ 122,863           $ 122,601
                                                  =========           =========

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


Note 9 FEDERAL INCOME TAXES (Continued)
       --------------------

       The components of the net deferred tax liability at December 31, are as follows:

                                                         1998             1997
                                                         ----             ----
       Total of all deferred tax
        liabilities ...............................   $(47,908)        $(63,712)
       Total of all deferred tax assets ...........     42,081           13,953
                                                      --------         --------

           Net deferred tax liability .............   $ (5,827)        $(49,759)
                                                      ========         ========

       The provision for federal income taxes differs from that computed at the statutory 34% corporate tax rate, as follows:

                                              Years Ended December 31,
                                    --------------------------------------------
                                            1998                    1997
                                    -------------------      -------------------
                                              Effective                Effective
                                                 Rate                     Rate
                                     Amount       %           Amount       %
                                    --------  ---------      --------  ---------
       Tax at statutory rate .....  $122,063    34.00        $144,534    34.00
       Other .....................       800      .22           8,067     2.39
                                    --------    -----        --------    -----
                                    $122,863    34.22        $122,601    36.39
                                    ========    =====        ========    =====

       Retained earnings at December 31, 1998 and 1997 include $502,945 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only for years prior to 1988. Reduction of amounts so allocated for purposes other than tax bad-debt losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997



Note 10 SUPPLEMENTAL CASH FLOW INFORMATION
        ----------------------------------

                                                           1998          1997
                                                           ----          ----
        Cash paid during the year for:
         Interest .................................    $ 1,637,662   $ 1,406,439
         Income taxes .............................        196,683        25,950

        Supplemental schedule of noncash
         investing and financing activities:
          Real estate acquired in settlement
            of loans and leases ...................         22,687            --
          Loans to facilitate the sale of
            real estate owned .....................         31,500            --
          Increase in unrealized gain (loss)
            on securities available for sale ......         (7,006)           --
          Increase (decrease) in deferred
            tax effect on unrealized gain
            (loss) on securities available
            for sale ..............................          2,382            --



Note 11 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
        -------------------------------------------------

        In the normal course of business, various commitments and contingent liabilities are outstanding, such as commitments to extend credit and undisbursed lines of credit which are not reflected on the Association's financial statements. Management does not anticipate any material loss as a result of these transactions. Commitments to extend credit totaled approximately $550,000 and $1,473,600 at December 31, 1998 and 1997,
        respectively and undisbursed lines of credit totaled $225,000 at December 31, 1998 in addition to undisbursed construction loans in process reflected on the face of the balance sheet in the amount of $737,569 and $162,000 at December 31, 1998 and 1997, respectively.

        The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and undisbursed lines of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Association's balance sheet.

        The Association's exposure to credit loss in the event of nonperformance by the other party to these financial instruments for commitments to extend credit and undisbursed lines of credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies making commitments as it does for on-balance sheet instruments.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

Note 12 REGULATORY MATTERS
        ------------------

        The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Association and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), tangible capital to adjusted total assets (as defined), and tangible equity to adjusted total assets (as defined). As of December 31, 1998 the Association meets all of the capital requirements to which it is subject and is deemed to be well capitalized.

        The actual and required capital amounts and ratios applicable to the Association are presented in the table below, including a reconciliation of capital under generally accepted accounting principles ("GAAP") to such amounts reported for regulatory purposes.

                                                                     To be Well
                                                                    Capitalized
                                                      Minimum        for Prompt
                                                     for Capital     Corrective
                                                      Adequacy         Action
                                        Actual        Purposes       Provisions
                                    -------------- -------------  --------------
                                    Ratio  Amount  Ratio  Amount  Ratio  Amount
                                    -----  ------  -----  ------  -----  ------
                                                  (Dollars in Thousands)
        December 31, 1998
        Total equity, and ratio
         to total assets .........  8.7%  $ 3,570
                                   ====   =======
        Unrealized losses on
         securities available
         for sale ................              5
                                          -------
        Tangible capital, and
         ratio to adjusted
         total assets ............  8.7%  $ 3,575   1.5%   $  616
                                   ====   =======  ====   ======
        Tier 1 (core) capital,
         and ratio to adjusted
         total assets ............  8.7%  $ 3,575   3.0%  $ 1,232   5.0%  $2,053
                                   ====   =======  ====   =======  ====   ======
        Tier 1 (core) capital,
         and ratio to risk-
         weighted assets ........  18.7%  $ 3,575                   6.0%  $2,464
                                   ====                            ====   ======
        Allowance for loan
         losses .................            170
        Equity investment .......            (15)
                                         -------
        Total risk-based
         capital, and ratio
         to risk-weighted
         assets .................  19.5%  $ 3,730   8.0%  $ 1,530  10.0%  $1,912
                                   ====   =======  ====   =======  ====   ======
        Total assets ............         $41,058
                                          =======
        Adjusted total assets ...         $41,063
                                          =======
        Risk-weighted assets ....         $19,124
                                          =======

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

Note 12 REGULATORY MATTERS (Continued)
        ------------------

                                                                    To be Well
                                                                   Capitalized
                                                  Minimum          for Prompt
                                                for Capital        Corrective
                                                 Adequacy            Action
                                 Actual          Purposes          Provisions
                            --------------    --------------    ----------------
                            Ratio   Amount    Ratio   Amount    Ratio    Amount
                            -----   ------    -----   ------    -----    ------
                                        (Dollars in Thousands)
December 31, 1997
Total equity, and ratio
 to total assets ......     10.0%  $ 3,338
                           =====   =======
Tangible capital, and
 ratio to adjusted
 total assets .........     10.0%  $ 3,338     1.5%  $   499
                           =====   =======     ===   =======
Tier 1 (core) capital,
 and ratio to adjusted
 total assets .........     10.0%  $ 3,338     3.0%  $   998      5.0%  $ 1,663
                            ====   =======     ===   =======      ===   =======
Tier 1 (core) capital,
 and ratio to risk-
 weighted assets ......     23.5%  $ 3,338                        6.0%  $ 1,996
                            ====                                  ===   =======
Allowance for loan
 losses ...............                 89
Equity investment .....                (15)
                                   -------
Total risk-based
 capital, and ratio
 to risk-weighted
 assets ...............     24.0%  $ 3,412     8.0%  $ 1,138     10.0%  $ 1,422
                            ====   =======     ===   =======     ====   =======

Total assets ..........            $33,260
                                   =======
Adjusted total assets .            $33,260
                                   =======
Risk-weighted assets ..            $14,220
                                   =======


Note 13 ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
        ---------------------------------------------

        The following disclosure is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash. In cases where quoted market prices are not available, fair values have been estimated using the present value of future cash flows or other valuation techniques. The results of these techniques are highly sensitive to the assumptions used, such as those concerning appropriate discount rates and estimates of future cash flows, which require considerable judgement. Accordingly, estimates presented herein are not necessarily indicative of the amounts the Association could realize in a current settlement of the underlying financial instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. These disclosures should not be interpreted as representing an aggregate measure of the underlying value of the Association.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

Note 13 ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)
        ---------------------------------------------

        The estimated fair value of financial instruments were as follows:

                                                     As of December 31,
                                          --------------------------------------
                                                1998                 1997
                                          ------------------   -----------------
                                                   Estimated           Estimated
                                          Carrying    Fair     Carrying    Fair
                                           Amount     Value     Amount     Value
                                          --------   -------   --------  -------
                                                         (In Thousands)
        Financial Assets:
         Cash and non-interest
           earning deposits .............. $   447   $   447   $   185   $   185
         Interest-earning deposits in
           other depository institutions .   1,904     1,904     4,050     4,050
         Investment securities ...........   3,917     3,934     5,184     5,271
         Loans receivable, net ...........  34,152    34,246    23,292    23,988
         FHLB stock ......................     316       316       298       298
         Other assets ....................      15        15        15        15
                                           -------   -------   -------   -------
                                           $40,751   $40,862   $33,024   $33,807
                                           =======   =======   =======   =======

        Financial Liabilities:
         Deposits ........................ $34,065   $34,301   $29,295   $29,408
         Advances from FHLB ..............   3,200     3,125       400       404
         Interest payable on deposits ....      75        75        41        41
         Other liabilities ...............      83        83        98        98
                                           -------   -------   -------   -------
                                           $37,423   $37,584   $29,834   $29,951
                                           =======   =======   =======   =======

        The following significant methods and assumptions were used by the Association in estimating the fair value of financial instruments.

        Cash and short-term investments
        -------------------------------

        The carrying value of highly liquid instruments, such as cash on hand and amounts due from depository institutions, and interest-earning deposits in other institutions, provides a reasonable estimate of their fair value.

        Investment securities
        ---------------------

        Fair value estimates for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of accrued interest on securities approximates its fair value.

        Loans receivable, net
        ---------------------

        The fair values for loans are estimated through discounted cash flow analysis, using current rates at which loans with similar terms would be made to borrowers of similar credit quality. Appropriate adjustments are made to reflect probable credit losses. The carrying amount of accrued interest on loans approximated its fair value.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


Note 13 ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)
        ---------------------------------------------

        Federal Home Loan Bank Stock (FHLB)
        -----------------------------------

        The value of Federal Home Loan Bank stock is set by the FHLB at $100 per share.

        Deposits
        --------

        SFAS No. 107 specifies that the fair value of deposit liabilities with no defined maturity is the amount payable on demand at the reporting date, i.e., their carrying or book value. These deposits, which include interest and non-interest bearing checking, passbook, and money market accounts, represented approximately 19% and 14% of total deposits at December 31, 1998 and 1997, respectively. The fair value of fixed-rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates of similar remaining maturities to a schedule of aggregate expected cash flows on time deposits.

        The carrying amount of accrued interest payable on deposits approximates its fair value.

        Advances from Federal Home Loan Bank
        ------------------------------------

        The fair value of fixed rate borrowings are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements.

        Off-balance-sheet instruments
        -----------------------------

        Off-balance-sheet financial instruments include commitments to extend credit and undisbursed lines of credit. The fair value of such instruments is estimated using fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk as appropriate. The estimated fair value for these instruments was not significant at December 31, 1998 and 1997. The contract or notional amounts of the Association's financial instruments with off-balance-sheet risk are disclosed in Note 11.

Note 14 ADOPTION OF PLAN OF CONVERSION
        ------------------------------

        On December 8, 1998, the Board of Directors of Florida Parishes Homestead Association adopted a Plan of Conversion ("the plan"), which proposes the conversion of the Association from a Louisiana-chartered mutual savings and loan association to a federally-chartered stock savings bank to be known as "Florida Parishes Bank" (the "Bank", in its mutual or stock form, as the sense of the reference requires) and the concurrent issuance of its capital stock to FPB Financial Corp. ("the newly formed Holding Company"). As an interim step in the conversion, the Association first converted to a federally-chartered mutual savings bank known as "Florida Parishes Bank", effective February 23, 1999, in advance of the common stock offering.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


Note 14 ADOPTION OF PLAN OF CONVERSION (Continued)
        ------------------------------

        The Plan provides that non-transferable subscription rights to purchase Common Stock of FPB Financial Corp. will be offered first to Eligible Account Holders of record as of the close of business on September 30, 1997; then to a Tax-Qualified Employee Stock Ownership Plan; then to Supplemental Eligible Account Holders of record as of the close of business on March 31,1999; then to Other Members which include other depositors as of a date to be specified and persons who were borrowers as of both February 23, 1999 and the voting record date whose loans are secured by real estate; and then to directors, officers and employees of the Bank. Shares of Common Stock remaining unsold after the Subscription Offering, if any, will be offered for sale to the public though a Community Offering, as determined by the Boards of Directors of the Holding Company and the Bank in their sole discretion. The common stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the determination of the price at which shares will be sold. The costs of issuing the common stock will be deferred and deducted from the sale proceeds. The Bank had incurred $25,909 issuance costs as of December 31, 1998. If the conversion is not completed, deferred costs will be charged to operations.

        In accordance with OTS Regulations, at the time that the Bank converts from a mutual savings bank to a stock savings bank, the Bank will establish a liquidation account with an initial balance equal to the Bank's total equity as of the date of the latest balance sheet appearing in the prospectus. The liquidation account will be maintained for the benefit of eligible holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that the eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends or repurchase its common stock if such dividends or repurchases would reduce its equity below applicable regulatory capital requirements or the required liquidation account amount.

        Under current OTS regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends, stock repurchases and other transactions charged to the capital account. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to savings institutions which are both well- capitalized and given favorable qualitative examination ratings by the OTS. Generally, such an institution which has "capital" in excess of its fully- phased-in regulatory capital requirements may, after notifying the OTS, make capital distributions in any year equal to the higher of (i) net income for the year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or (ii) 75% of net income over the most recent four quarter period. Other savings institutions would be subject to more stringent procedural and substantive requirements, the most restrictive being a requirement for prior OTS approval of any capital distribution. OTS regulations also restrict stock repurchases during the first three years following the conversion unless certain criteria are satisfied.

                     FLORIDA PARISHES HOMESTEAD ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997



Note 15 NEW ACCOUNTING STANDARDS
        ------------------------

        Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, is effective for interim and annual periods ending after December 31, 1997. This statement specifies new computation, presentation, and disclosure standards relative to earnings per share data for entities with publicly held common stock. The Bank is presently a mutual savings bank and earnings per share disclosures are not applicable. However, the provisions of the statement will be adopted and applied upon conversion of the Bank as outlined in Note 14 above.

        Statement of Financial Accounting Standards ("SFAS") No. 129, Disclosure of Information about Capital Structure, is effective for financial statements for periods ending after December 15, 1997. This statement establishes standards for disclosure of information about an entity's capital structure. The Association's capital structure as it is presently constituted is presented in conformity with the provisions of this pronouncement.

        Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information, is effective for fiscal years beginning after December 15, 1997. This statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires the enterprise to report certain information about its products and services, the geographic areas in which it operates, and its major customers. Since the Association currently has only one operating segment, management believes that the Association's financial statements as presented are in conformity with this pronouncement.

        Statement of Financial Accounting Standards ("SFAS") No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, is effective for fiscal years beginning after December 15, 1997. This statement requires that employers' make certain disclosures about pension and other postretirement benefit plans. The Association presently has no pension or other postretirement benefit plans, and, therefore, such disclosures would not apply.

        Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Early application of the provisions of this statement is encouraged, but it shall not be applied retroactively to financial statements of prior periods. This statement establishes additional accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The Association does not currently have any financial instruments that meet the Standard's definition of a derivative. Consequently, the provisions of this pronouncement will not materially affect the financial condition or the results of operations of the Association. Early adoption of the provisions of this statement is not anticipated, and presently, management is not contemplating any transfers of securities classified as held-to-maturity to the available-for-sale or trading categories nor any transfers of available-for-sale securities to the trading category.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. If the laws of your state or other jurisdiction prohibit us from offering our common stock to you, then this prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of our common stock. Neither the delivery of this prospectus nor any sale hereunder shall imply that there has been no change in our affairs since any of the dates as of which information is furnished herein or since the date hereof.

Our Table of Contents is located on the inside of the front cover page of this document.

Until August __, 1999 or 90 days after commencement of the Syndicated Community Offering, if any, whichever is later, all dealers effecting transactions in our common stock may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.


                                 391,000 Shares
                              (Anticipated Maximum)
                  (Subject to Increase to Up to 449,650 Shares)


                               FPB Financial Corp.

                          (Proposed Holding Company for
                             Florida Parishes Bank)


                                  COMMON STOCK

                              ---------------------
                                   PROSPECTUS
                              ---------------------



                               Trident Securities

                                May __, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     In accordance with the Business Corporation Law of the State of Louisiana,
Article 8 of the Corporation's Articles of Incorporation provides as follows:

Article 8. Indemnification, etc. of Officers, Directors, Employees and Agents.

     A. Personal Liability of Directors and Officers. A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director's or officer's liability for monetary damages may not be limited.

     B. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

     C. Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

     D. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     E. Insurance. The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the

Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

     F. Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.

     G. Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

     H. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

Item 25. Other Expenses of Issuance and Distribution.

         SEC filing fees.............................................  $   1,250
         OTS filing fees.............................................      8,400
         Printing, postage and mailing ..............................     55,000
         Legal fees and expenses.....................................     82,500
         Blue Sky filing fees and expenses...........................      7,500
         Accounting fees and expenses................................     37,000
         Trident Securities:
            Underwriting fees........................................     70,000
            Out-of-pocket expenses, including legal fees.............     30,000
         Appraiser's fees and expenses, including business plan......     23,500
         Conversion agent fees and expenses..........................      7,500
         Transfer agent and stock certificates.......................      5,000
         Miscellaneous...............................................     32,350
                                                                        --------

              Total..................................................   $360,000
                                                                        ========

Item 26. Recent Sales of Unregistered Securities

     The only securities sold by the Registrant to date consist of 100 shares of common stock issued on March 9, 1999, to its sole incorporator, Florida Parishes Bank, for $10.00 per share, which shares will be cancelled upon consummation of the Conversion. Because the shares were sold to only one entity and were sold only to facilitate the incorporation of the Registrant, the sale was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

Item 27. Exhibits

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

     (a) List of Exhibits (filed herewith unless otherwise noted)

 1.1* Engagement Letter dated November 24, 1998 with Trident Securities
 1.2* Form of Agency Agreement with Trident Securities
 2.1* Plan of Conversion
 3.1* Articles of Incorporation of FPB Financial Corp.
 3.2* Bylaws of FPB Financial Corp.
 4.1* Form of Stock Certificate of FPB Financial Corp.
 5.1* Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities
 8.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding federal income tax consequences
 8.2 Opinion of Murphy, Whalen & Broussard regarding Louisiana income tax consequences
 8.3* Opinion of Ferguson & Company regarding subscription rights
10.1* Form of Employment Agreement between FPB Financial Corp., Florida Parishes
      Bank and Fritz W. Anderson, II
10.2* Form of Employment Agreement between FPB Financial Corp., Florida Parishes
      Bank and G. Wayne Allen

23.1   Consent of Murphy, Whalen & Broussard (included in Exhibit 8.2)
23.2*  Consent of Ferguson & Company
23.3   Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibits
       5.1 and 8.1)
24.1 Power of Attorney (included in the Signature Page to this Registration Statement)
27.1*  Financial Data Schedule
99.1* Proxy Statement and form of proxy for solicitation of members of Florida Parishes Bank
99.2** Appraisal Report of Ferguson & Company
99.3*  Stock Order Form
99.4*  Marketing Materials
----------
*  Previously filed.
** Filed by Form SE.


     (b) Financial Statement Schedules

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 28. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the common stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended Registration Statement to be signed on its behalf by the undersigned, in the city of Hammond, State of Louisiana, on May 10, 1999.


                                  FPB FINANCIAL. CORP.

                                  By:  /s/ Fritz W. Anderson, II
                                       -----------------------------------------
                                           Fritz W. Anderson, II
                                           President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Fritz W. Anderson, II his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

    Name                       Title                             Date
    ----                       -----                             ----


/s/ G. Wayne Allen             Director, Senior Vice          May 10, 1999
-------------------------      President and Secretary
G. Wayne Allen


/s/ Fritz W. Anderson, II      Director, President and        May 10, 1999
-------------------------      Chief Executive Officer
Fritz W. Anderson, II          (principal financial and
                               accounting officer)


                               Chairman of the Board          May   , 1999
-------------------------
Bill W. Bowden

/s/ Dan R. Durham              Director                       May 10, 1999
-------------------------
Dan R. Durham

                               Director                       May   , 1999
-------------------------
Wilbert H. Hutchinson

/s/ Richard S. Inge            Director                       May 10, 1999
-------------------------
Richard S. Inge

/s/ John L. McGee              Director                       May 10, 1999
-------------------------
John L. McGee

                                  EXHIBIT INDEX


 1.1*    Engagement Letter dated November 24, 1998 with Trident Securities
 1.2*    Form of Agency Agreement with Trident Securities
 2.1*    Plan of Conversion
 3.1*    Articles of Incorporation of FPB Financial Corp.
 3.2*    Bylaws of FPB Financial Corp.
 4.1*    Form of Stock Certificate of FPB Financial Corp.
 5.1*    Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities
 8.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding federal income tax consequences
 8.2 Opinion of Murphy, Whalen & Broussard regarding Louisiana income tax consequences
 8.3*    Opinion of Ferguson & Company regarding subscription rights
10.1*    Form of Employment Agreement between FPB Financial Corp., Florida
           Parishes Bank and Fritz W. Anderson, II
10.2*    Form of Employment Agreement between FPB Financial Corp., Florida
           Parishes Bank and G. Wayne Allen
23.1     Consent of Murphy, Whalen & Broussard (included in Exhibit 8.2)
23.2*    Consent of Ferguson & Company
23.3     Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibits
           5.1 and 8.1)
24.1     Power of Attorney (included in the Signature Page to this Registration
           Statement)
27.1*    Financial Data Schedule
99.1*    Proxy Statement and form of proxy for solicitation of members of
           Florida Parishes Bank
99.2**   Appraisal Report of Ferguson & Company
99.3*    Stock Order Form
99.4*    Marketing Materials
----------
*  Previously filed.
** Filed by Form SE.